SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ___)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
THE OILGEAR COMPANY
(Name of Registrant as Specified In Its Charter)
Filed by Registrant
(Name of Person(s) Filing Proxy Statement,
if Other than Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☑ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies: Common Stock, par value $1.00 per share

2)	Aggregate number of securities to which transaction applies: 2,102,783

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $15.25

4)	Proposed maximum aggregate value of transaction: $32,067,441

5)	Total fee paid: $3,431,22
☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

YOUR VOTE IS IMPORTANT – PLEASE VOTE
To the Shareholders of The Oilgear Company:
     You are cordially invited to attend a special meeting of shareholders of The Oilgear Company (“Oilgear” or the “Company”) to be held on [                    ], 2006, at 2:00 p.m., local time, at the offices of the Company located at 2300 South 51st Street, Milwaukee, Wisconsin. The meeting has been called for the purposes of approving the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 28, 2006, between Lincoln Acquisition Corp. (“Purchaser”), which is majority-owned by Mason Wells Buyout Fund II, L.P. (“Parent”), and Oilgear. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Pursuant to the Merger Agreement, Purchaser will be merged with and into Oilgear (the “Merger”), with Oilgear continuing as the surviving corporation in the Merger, and each issued and outstanding share of Oilgear common stock will be converted into the right to receive $15.25 in cash, without interest, as described in the accompanying proxy statement.
     The Board of Directors of Oilgear (the “Board of Directors” or the “Board”) has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Oilgear shareholders. Therefore, the Board of Directors has approved and authorized Oilgear to enter into the Merger Agreement, which Oilgear did on August 28, 2006, and the Board recommends that the Oilgear shareholders approve the Merger Agreement and the Merger.
     At the special meeting, you will be asked to approve the Merger pursuant to the terms of the Merger Agreement. If the Merger Agreement is approved by the shareholders and the Merger is completed, each issued and outstanding share of Oilgear common stock will be converted into the right to receive $15.25 in cash, without interest.
     The Board of Directors unanimously recommends that Oilgear shareholders vote “FOR” the approval of the Merger Agreement and the Merger.
     The accompanying proxy statement provides you with detailed information about the Merger Agreement and the proposed Merger. We urge you to read the entire proxy statement carefully. Regardless of the number of shares you own, your vote is very important. The affirmative vote of at least two-thirds of the total number of outstanding shares of Oilgear’s common stock is required to approve the Merger. Not voting has the same effect as voting “AGAINST” the Merger. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or follow the instructions on the proxy card. Your cooperation in voting your shares will be greatly appreciated.
David A. Zuege
President and Chief Executive Officer
     The proxy statement and form of proxy, dated ___, 2006, are first being mailed to shareholders on or about ___, 2006.

THE OILGEAR COMPANY
2300 South 51st Street
Milwaukee, Wisconsin 53219
Telephone (414) 327-1700
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
to be held on ___, 2006
To the Shareholders of The Oilgear Company:
     A special meeting of the shareholders of The Oilgear Company (“Oilgear” or the “Company”) will be held at the offices of the Company located at 2300 South 51st Street, Milwaukee, Wisconsin, on ___, 2006 at 2:00 p.m., local time, for the following purposes:
(1)	To consider and vote upon a proposal to approve the Agreement and Plan of Merger (the “Merger Agreement”) dated as of August 28, 2006, between Lincoln Acquisition Corp. (“Purchaser”), which is majority-owned by Mason Wells Buyout Fund II, L.P. (“Parent”), and Oilgear, and the related Merger. The Merger Agreement provides for the merger of Purchaser with and into Oilgear (the “Merger”), with Oilgear continuing as the surviving corporation in the Merger, and the conversion of each outstanding share of common stock of Oilgear into the right to receive $15.25 in cash.

(2)	To consider and vote upon a proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger referred to in Item 1.

(3)	To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
     To approve the Merger, the holders of at least two-thirds of the total number of shares of Oilgear common stock outstanding on the record date must vote in favor of the Merger Agreement. The accompanying proxy statement contains more detailed information regarding the Merger and the Merger Agreement. A copy of the Merger Agreement is included as Appendix A to the proxy statement.
      If you are a participant in either The Oilgear Stock Retirement Plan or The Oilgear Savings Plus Plan (collectively, the “Plans”), the enclosed proxy card will also serve as a voting instruction with respect to the shares of common stock allocated to your Plan account. If voting instructions are not received for shares in the Plans five days prior to the meeting, those shares will be voted in the same proportion as the proportion of instructed votes for the applicable Plan. If you participate in both Plans or maintain accounts under different names (e.g., with and without a middle initial), you may receive more than one set of proxy materials. To ensure that all shares are voted, you must sign and return every proxy card you receive.
     Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your proxy, your shares will be voted “FOR” approval of the Merger Agreement and the Merger and “FOR” an adjournment of the special meeting, if necessary, as described in Item 2. If you do not return your proxy or vote in person, the effect is the same as a vote “AGAINST” approval of the Merger Agreement and the Merger. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of Oilgear, filing another proxy or attending the special meeting and voting in person.
DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.
     The Oilgear Board of Directors unanimously recommends that you vote “FOR” approval of the Merger Agreement and the Merger and “FOR” the proposal to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger.

BY ORDER OF THE BOARD OF DIRECTORS

, 2006	Thomas J. Price
Milwaukee, Wisconsin	Corporate Secretary

THE OILGEAR COMPANY

PROXY STATEMENT

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SUMMARY TERM SHEET
     This summary term sheet is a summary of important information in this proxy statement, and includes summaries of information that we believe is material. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred you. See “Where Shareholders Can Find More Information” on page 50. We have included page references to direct you to a more complete description of some of the topics presented in this summary.
     In this proxy statement, the terms “we,” “us,” “our,” “Oilgear,” the “Company,” or the “surviving corporation” refer to The Oilgear Company, and where appropriate, its subsidiaries. In this proxy statement, we refer to Mason Wells Buyout Fund II, L.P. as “Parent” and Lincoln Acquisition Corp. as “Purchaser.” We also refer to the Agreement and Plan of Merger, dated as of August 28, 2006, by and between Purchaser and Oilgear as the “Merger Agreement” and the proposed merger contemplated by the Merger Agreement as the “Merger.”
Proposed Merger Transaction (Page 11)
•	Pursuant to the terms of the Merger Agreement, Parent (a Wisconsin limited partnership), together with the other investors in Purchaser, will acquire 100% of Oilgear through the merger of Purchaser with and into Oilgear, with Oilgear continuing as the surviving corporation in the Merger. The parties currently expect to complete the Merger before December 31, 2006.

•	If the shareholders of Oilgear approve the Merger and the Merger Agreement at the special meeting and the Merger is completed, each issued and outstanding share of Oilgear common stock will be converted into the right to receive $15.25 in cash, without interest.
The Parties to the Proposed Merger (Page 7)
•	Purchaser and Parent. Parent, based in Milwaukee, Wisconsin, was established with approximately $300 million of equity capital commitments in 2005 to make control-oriented buyout investments of middle market companies primarily located in the Midwestern United States. Purchaser is a Wisconsin corporation that is majority-owned by Parent and certain other investors (including Richard M. Armbrust, among others). Oilgear is not an affiliate of Purchaser or Parent.

•	Oilgear. Oilgear is a Wisconsin corporation that provides advanced technology in the design and production of fluid power components, systems and electronic controls. Its product line includes hydraulic pumps, high pressure intensifier pumps, valves, controls, cylinders, motors and fluid meters.
Summary of the Merger Agreement (page 32)
     The following summary of the Merger Agreement is only an outline of the basic terms of the Merger Agreement and does not discuss in depth all the material terms of the Merger Agreement. We strongly encourage you to read the Merger Agreement, which is attached as Appendix A, because it is the legal document that governs the Merger.
•	The Merger (page 32). In the proposed Merger, Purchaser will merge with and into Oilgear, and Oilgear will become majority-owned by Parent. If the Merger is completed, each issued and outstanding share of Oilgear common stock will be converted into the right to receive $15.25 in cash, without interest.

•	Conditions to the Merger (page 34). The Merger will be completed only if various conditions are met. These conditions include, among others, that:
•	the holders of at least two-thirds of the outstanding shares of Oilgear common stock approve the Merger Agreement and the Merger;

•	the parties perform their obligations under the Merger Agreement;

•	the representations and warranties of the parties set forth in the Merger Agreement continue to be materially accurate; and

•	the lenders that have provided financing commitments to the Purchaser provide the promised funds.
The parties may waive conditions unless they are legally prohibited from doing so. Oilgear shareholder approval may not be legally waived.

•	No Solicitation by Oilgear of Competing Transactions (page 44). Oilgear has agreed (a) not to solicit or encourage and (b) not to discuss, conduct or agree to any other transaction or proposal that would compete with the Merger Agreement and the Merger, unless, among other conditions, Oilgear’s Board of Directors determines that it must do so to meet its fiduciary obligations to the Oilgear shareholders. This non-solicitation requirement is included in the Merger Agreement because Purchaser would not agree to the Merger Agreement without some form of protection against competing proposals or transactions that may interfere with the proposed Merger.

•	Termination or Amendment of the Merger Agreement; Waiver of Conditions (pages 36 and 47). Even if Oilgear’s shareholders approve the Merger Agreement and the Merger, Purchaser and Oilgear can agree at any time to terminate the Merger Agreement without completing the Merger. The Merger Agreement can also be terminated by either party under specified circumstances. Once shareholders approve the Merger Agreement and the Merger, however, no amendment may be made to the Merger Agreement without further shareholder approval if the amendment is required, by applicable law, to be approved by shareholders.

•	Expense Reimbursements and Termination Fee (page 38). If the Merger Agreement is terminated or the Merger is not completed, Oilgear may be obligated to reimburse Purchaser and its affiliates for certain expenses incurred in connection with the Merger and to pay a termination fee to Purchaser. Under some circumstances, including if Oilgear’s shareholders do not approve the Merger Agreement and the Merger, the expense reimbursement would be paid partly in cash and partly through the issuance of shares of Oilgear common stock (but not to exceed 19.99% of the shares issued and outstanding at that time). You are urged to read “PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT – Expenses and Termination Fee” below and the Merger Agreement for a more thorough explanation of the expenses and fees and the circumstances under which they may be payable.

•	Covenants (page 41). As part of the Merger Agreement, we agreed that we would take, or refrain from taking, certain actions before the Merger is consummated. These covenants generally require us to operate our business in a manner substantially similar to the way we operated our business before we signed the Merger Agreement and prohibit us from materially altering the operation of our business and taking other significant actions without the consent of Purchaser. You are urged to read “PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT — Covenants Under the Merger Agreement” below and the Merger Agreement for a more thorough explanation.

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Effective Time of the Merger (page 32)
•	Purchaser and Oilgear hope to complete the Merger shortly after the special meeting, if matters required by the Merger Agreement are completed by that time. The parties currently expect to complete the Merger by December 31, 2006.
Consequences of the Merger (page 32)
•	Oilgear Shares Will Be Converted into the Right to Receive Cash (page 32). If the Merger is completed, each issued and outstanding share of Oilgear common stock will be converted into the right to receive $15.25 in cash, without interest (the “Merger Consideration”).

•	Federal Income Tax Consequences (page 30). Oilgear shareholders will generally recognize gain or loss as a result of receiving cash in exchange for their shares of Oilgear common stock. Oilgear will not recognize gain or loss as a result of the Merger. Gain or loss generally will be capital gain or loss if you hold your Oilgear shares as a capital asset. The federal income tax consequences described above may not apply to all holders of Oilgear common stock, and you may also owe state and local income taxes as well. Your tax consequences will depend upon your personal situation. You should consult your tax advisor regarding your tax consequences as a result of the Merger.

•	Treatment of Oilgear Stock Options (page 33). Options granted under Oilgear’s stock option plans will not be assumed by the surviving corporation. Holders of options to acquire Oilgear common stock may exercise vested options prior to the Merger’s effective date. The Oilgear shares resulting from exercises of stock options will be converted into the right to receive cash in the same way that other Oilgear shares of common stock are converted in the Merger. To the extent that options are not exercised before the Merger, Oilgear will “cash out” those options, whether or not they are vested, for a cash amount equal to the difference between the exercise price per share and the Merger Consideration.

•	Voting of The Oilgear Stock Retirement Plan, The Oilgear Savings Plus Plan and Retirement Plan Shares (page 9). The shares of Oilgear common stock held by participants under The Oilgear Company Retirement Plan or under the Employer Stock Fund of The Oilgear Savings Plus Plan will be voted as instructed by those participants. Shares in either of those plans for which voting instructions are not received from participants will be voted in the same proportion on each issue as the proportion of instructed shares on that issue. Shares of Oilgear common stock held in The Oilgear Company Retirement Plan will be voted by the plan fiduciaries who are selected by Oilgear (the current plan fiduciaries are David A. Zuege and Thomas J. Price). The plan fiduciaries for The Oilgear Company Retirement Plan have indicated that they currently expect that those shares will be voted “FOR” the Merger Agreement and the Merger, and “FOR” an adjournment of the special meeting if necessary.

•	Management and Operations of Oilgear after the Merger (page 32). After the Merger, the current directors of Oilgear will no longer continue as directors of Oilgear. Richard M. Armbrust will become Oilgear’s president at the time of the Merger and after a transition period will succeed David A. Zuege as its chief executive officer. Purchaser has indicated to Oilgear that it generally intends to employ Oilgear’s officers and its other employees after the Merger and to operate Oilgear’s business in a manner that is intended to grow Oilgear. However, Purchaser has no contractual obligation to do so.
No Dissenters’ Rights of Appraisal (page 30)
•	Since the common stock of Oilgear trades on the Nasdaq Capital Market, under Wisconsin law, Oilgear shareholders do not have dissenters’ rights of appraisal.

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Oilgear Special Meeting of Shareholders (page 8)
•	Date, Time, Place of the Special Meeting. The special meeting will be held at the offices of the Company located at 2300 South 51st Street, Milwaukee, Wisconsin, on ___, 2006 at 2:00 p.m., local time. At the special meeting, Oilgear shareholders will consider and vote on a proposal to approve the Merger Agreement and the Merger. If there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger, Oilgear shareholders will also consider and vote on a proposal to adjourn the special meeting to permit further solicitation of proxies, if appropriate.

•	Record Date. You can vote at the special meeting only if you owned shares of Oilgear common stock at the close of business on ___, 2006, which was the record date for the special meeting.

•	Vote Required to Approve the Merger. The Merger requires the approval of the holders of at least two-thirds of the outstanding shares of Oilgear common stock. If you do not return your proxy or vote in person, it will have the effect of a vote “AGAINST” the Merger Agreement and the Merger. A broker who holds your shares of Oilgear common stock as nominee cannot vote those shares unless you give the broker instructions to vote in the manner required by the broker.

•	Voting Power of Management. At August 22, 2006, 2,039,034 shares of Oilgear common stock were outstanding. Not including stock options, of these shares outstanding, 304,382 shares (approximately 14.9%) were owned by directors and executive officers of Oilgear directly or through retirement plans with pass-through voting rights, not counting 303,214 shares (also approximately 14.9% of the outstanding shares) held by The Oilgear Company Retirement Plan and The Oilgear Ferris Foundation, Inc. (a nonprofit charitable foundation funded by Oilgear) over which Messrs. Zuege and Price have voting control as fiduciaries. All of our executive officers have entered voting agreements with Purchaser pursuant to which they have agreed to vote all shares owned or controlled by such persons (other than shares owned as a fiduciary) “FOR” the Merger Agreement and the Merger. Oilgear has been informed that all directors and executive officers intend to vote “FOR” the approval of the Merger Agreement and the Merger and “FOR” the adjournment of the special meeting, if necessary.

•	Revoking Proxies. You can revoke a proxy previously given by you by giving written notice to the Secretary of Oilgear, by filing another proxy or by attending the special meeting and voting in person.
Board Recommendation to Oilgear Shareholders (page 8)
•	The Oilgear Board of Directors believes that the Merger Agreement and the Merger are fair to, and in the best interests of Oilgear, and its shareholders. The Oilgear Board unanimously recommends that you vote “FOR” the Merger Agreement to approve the Merger. Some Oilgear directors and executive officers have interests in this transaction other than as Oilgear shareholders, which are described in “THE MERGER — Interests of Oilgear Directors and Executive Officers in the Merger.”
Oilgear’s Financial Advisor Regarding the Merger — Cleary Gull Inc. (page 19)
•	In connection with the selling process and the negotiations that ultimately led to the Merger Agreement, Oilgear retained Cleary Gull Inc. (“Cleary Gull”) as its financial advisor. Cleary Gull assisted Oilgear in developing a strategy and structure to explore opportunities for a merger transaction, identifying and contacting potentially interested buyers, and negotiating the terms of a transaction, including the Merger. Pursuant to the terms of its engagement letter with Cleary Gull, Oilgear agreed to pay customary fees and expenses to Cleary Gull, including approximately $1.9 million that is contingent upon consummation of the Merger and the transactions contemplated by the Merger Agreement.

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Oilgear’s Fairness Advisor — Stout Risius Ross, Inc. and Its Fairness Opinion (page 20)
•	In deciding to approve the Merger, the Oilgear Board of Directors considered, among other things, an opinion from an independent financial fairness advisor, Stout Risius Ross, Inc. (“SRR”), that, as of the date of the opinion, the consideration to be paid in the Merger is fair, from a financial point of view, to Oilgear’s shareholders (other than Parent, Purchaser, or any of their affiliates). The full text of the written opinion of SRR, which describes the assumptions made, matters considered, qualifications and limitations on the review made by SRR, is attached as Appendix B to this proxy statement. See “THE MERGER — Financial Fairness Advisor — Stout Risius Ross, Inc. and its Fairness Opinion.” Pursuant to the terms of its engagement letter with SRR, Oilgear paid a fee of $110,000 and agreed to pay expenses to SRR as compensation for rendering its opinion, none of which is contingent upon completing the Merger.
Interests of Oilgear’s Directors and Executive Officers in the Merger (page 28)
     When considering the recommendation by the Oilgear Board of Directors to vote “FOR” the Merger Agreement and the Merger, you should be aware that certain directors and executive officers of Oilgear have interests in the Merger other than solely as Oilgear shareholders. These interests may conflict with the general interests of Oilgear shareholders. The Board was mindful of these potentially conflicting interests when exercising its fiduciary duties and it considered them in approving the Merger Agreement and the Merger. You should consider the following:
•	Outstanding Oilgear stock options, including those held by directors and officers, will be vested as a result of the Merger. Holders may exercise their vested options, or the options will be repurchased for cash in the amount of the “spread” between the exercise price and $15.25. Options for 63,749 shares of Oilgear common stock, including options for 34,875 shares that are owned by Oilgear directors and executive officers, will vest and be cashed out in connection with the Merger at a weighted average exercise price of approximately $8.32 per share.

•	Oilgear directors and officers will continue to be indemnified after the Merger, and Purchaser has committed to maintain continuing director and officer liability insurance coverage for up to six years after the merger, subject to a maximum premium.

•	Messrs. Zuege and Price have change of control employment agreements with Oilgear. Pursuant to these agreements, if they are terminated other than for cause or should they quit for good reason after the Merger is consummated, they are entitled to receive certain benefits for Mr. Price, the benefits are an amount equal to two times the sum of his current annual base salary, average bonus and perquisites. Mr. Price is also entitled to continuation of medical, dental and vision employee benefits for three years. For Mr. Zuege, the benefit is an amount equal to $492,697 (which is two times the sum of his current annual base salary, average bonus and perquisites). The agreements also subject Mr. Zuege and Mr. Price to confidentiality agreements and contain restrictions on their ability to compete with the Company or to solicit the Company’s employee’s for one year following their termination of employment.

•	The Oilgear Company Retirement Benefits Equalization Plan provides for a lump sum payment of the present value of benefits earned under that plan in the event of a change of control, such as the Merger. Three of Oilgear’s officers and former officers will receive payments under this plan which totaled approximately $818,000 (including payments totaling approximately $681,000 to Messrs. Zuege and Bursch, who are current executive officers and directors) as of June 30, 2006.

•	Oilgear’s Deferred Director Fee Plan provides for a lump sum payment of the present value of benefits earned under that plan in the event of a change of control, such as the Merger. Mr. Zuege and two of Oilgear’s former directors will receive payments under this plan, which totaled approximately $1,108,000 (including payments of approximately $653,000 to Mr. Zuege) as of December 31, 2005.

•	In the event of a change of control such as the Merger, Oilgear’s Key Employee Stock Purchase Plan provides for accelerated forgiveness of a portion of the promissory notes that plan participants used to acquire Oilgear stock before the plan was suspended in 2002. Oilgear officers and key employees will receive accelerated forgiveness of obligations totaling approximately $15,000 as a result of the Merger, including forgiveness of principal and interest obligations of

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Mr. Zuege totaling approximately $6,000. The obligations would otherwise have been forgiven only if those officers were still employed by Oilgear on February 28, 2007.

•	The Purchaser has agreed to retain Mr. Zuege as chief executive officer during a transition period following the Merger into 2007. While there are no other agreements between Purchaser or its affiliates and any of Oilgear’s executive officers (including Messrs. Boyke, Bursch and Drake, who are also Oilgear directors, and Mr. Price, who is not a director) regarding future employment if the Merger is completed, Purchaser has indicated a desire to retain their services following the Merger.
Exchanging Stock Certificates for the Cash Merger Consideration (page 33)
•	Soon after the Merger is completed, shareholders of record of Oilgear common stock will receive a letter of transmittal with instructions on how they may obtain payment for their shares of Oilgear common stock. Record holders will need to send their share certificates as instructed in the letter of transmittal in order to obtain payment. Please do not send in your stock certificates with the enclosed proxy.
Do You Have Questions?
     If you have any questions about the Merger, please call The Oilgear Company, attention: David A. Zuege or Thomas J. Price, at (414) 327-1700.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     The discussions in this proxy statement, and in the documents incorporated in it by reference, that are not historical statements contain forward-looking statements that involve risks and uncertainties. Statements that “are not historical statements” include those in the future tense or which use terms such as “believes,” “expects,” “intends,” “estimates,” “may,” “should,” “could,” “intends,” “plans,” “anticipates,” or similar expressions. These forward-looking statements are based upon Oilgear’s current estimates and assumptions and involve uncertainty and risk.
     The forward-looking statements are not guarantees of outcome, and Oilgear’s actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors are discussed in this proxy statement and the documents that are incorporated by reference in this proxy statement, including Oilgear’s annual report on Form 10-K for the year ended December 31, 2005. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement, or, in the case of documents incorporated by reference or attached to this proxy statement, as of the respective dates of such documents. You should carefully read other parts of this proxy statement, and the documents which are incorporated into it, for other factors which could affect Oilgear’s operations in the future. In addition to other factors and matters contained or incorporated into this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	failure to satisfy the conditions to complete the Merger, including the failure to receive the required shareholder approval of the Merger Agreement and the Merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of the legal proceedings that could be instituted against us and others following announcement of the Merger Agreement;

•	the failure of the Merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges relating to the Merger;

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•	general economic and market conditions, including cyclical changes in the demand for our products;

•	our reliance for some product lines on a relatively few customers, as a result of which the loss of significant customers could substantially affect our sales and profitability and our satisfaction of conditions to the Merger;

•	risks related to product liability claims, product recalls or increased warranty costs, which could negatively impact our profitability and corporate image;

•	the effect of war, political unrest, terrorism or catastrophic events;

•	the effect of pending or future changes in federal, state or local laws or regulations to which our operations are subject, including benefit plan funding requirements, safety regulations, import-export regulations, environmental regulations, etc.;

•	foreign currency fluctuations and other risks from our international operations;

•	risks related to diverting management’s attention away from ongoing business operations;

•	changes in our operating strategy or development plans;

•	our ability to continue to retain current customers and obtain new customers under agreements with acceptable terms; and

•	our ability to retain and attract quality employees and key personnel.
     Except to the extent required under the federal securities laws, Oilgear does not intend to update or revise the forward-looking statements. In the event of any material change in any of the information previously disclosed, we will, where relevant and if required under applicable law, update such information through a supplement to this proxy statement.
     All information contained in this proxy statement concerning Parent, Purchaser, the other investors in Purchaser (including Mr. Armbrust) and their affiliates and designees has been supplied by Purchaser and has not been independently verified by Oilgear.
PARTIES TO THE PROPOSED MERGER
The Oilgear Company
     The Oilgear Company, a corporation organized under the laws of the state of Wisconsin, provides advanced technology in the design and production of fluid power components, systems and electronic controls. Its product line includes hydraulic pumps, high pressure intensifier pumps, valves, controls, cylinders, motors and fluid meters.
     Oilgear employs approximately 750 employees and had approximately $103.3 million in sales for the year ended December 31, 2005. Our common stock is quoted on the Nasdaq Capital Market under the symbol “OLGR.” Our principal offices are located at 2300 South 51st Street, Milwaukee, Wisconsin 53219, and our telephone number is (414) 327-1700.
Parent
     Parent, based in Milwaukee, Wisconsin, was established with approximately $300 million of equity capital commitments in 2005 to make control-oriented buyout investments of middle market companies primarily located in the Midwestern United States. Parent’s principal offices are located at 411 East Wisconsin Avenue, Suite 1280, Milwaukee, Wisconsin 53202, and its telephone number is (414) 727-6400.

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Purchaser
     Lincoln Acquisition Corp., majority-owned by Parent, is a Wisconsin corporation organized for the purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby, including the Merger. Purchaser has not engaged in any prior activities other than in connection with or contemplated by the Merger Agreement. Purchaser’s principal offices are located at 411 East Wisconsin Avenue, Suite 1280, Milwaukee, Wisconsin 53202, and its telephone number is (414) 727-6400.
THE SPECIAL MEETING
     This proxy statement is being furnished to Oilgear’s shareholders in connection with the solicitation of proxies by the Board of Directors from the holders of Oilgear common stock for use at the special meeting.
Date, Time, and Place of Special Meeting
     The special meeting will be held at the offices of the Company located at 2300 South 51st Street, Milwaukee, Wisconsin, on ___, 2006 at 2:00 p.m., local time.
Purpose of the Special Meeting
     At the special meeting, Oilgear shareholders will consider and vote on proposals to (1) approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, (2) approve the adjournment of the special meeting to a later date, if necessary or appropriate, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and (3) transact any other business that is properly brought before the special meeting.
Recommendation of Oilgear’s Board of Directors
     The Oilgear Board has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, Oilgear and its shareholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. The Oilgear Board of Directors unanimously recommends that the Oilgear shareholders vote “FOR” the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, and vote “FOR” the adjournment of the special meeting to a later date, if necessary or appropriate, to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement. See “THE MERGER — Reasons for the Merger.”
     Oilgear has been informed that all directors and executive officers intend to vote “FOR” approval of the Merger Agreement and the adjournment of the special meeting, if necessary. In addition, Messrs. Zuege, Boyke, Bursch, Drake and Price have entered into voting agreements with the Purchaser pursuant to which they have agreed to vote “FOR” approval and adoption of the Merger Agreement and the Merger, except (if applicable) when voting in their capacities as fiduciaries.

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Record Date; Voting Rights
     Only holders of record of Oilgear common stock at the close of business on the record date, ___, 2006, are entitled to receive notice of, and to vote at, the special meeting. On that date, there were ___shares of Oilgear common stock outstanding and entitled to vote. Each share entitles the registered holder to one vote.
     The shares of Oilgear common stock held by participants under The Oilgear Stock Retirement Plan or under the Employer Stock Fund of The Oilgear Savings Plus Plan will be voted as instructed by those participants. Shares in either of those plans for which voting instructions are not received from participants will be voted in the same proportion on each issue as the proportion of instructed shares on that issue. Shares of Oilgear common stock held in The Oilgear Company Retirement Plan will be voted by the plan fiduciaries who are selected by Oilgear (the current plan fiduciaries are David A. Zuege and Thomas J. Price). The plan fiduciaries for The Oilgear Company Retirement Plan have indicated that they currently intend that those shares will be voted “FOR” the Merger Agreement and the Merger, and “FOR” an adjournment of the special meeting, if necessary.
Quorum
     A majority of the outstanding shares of Oilgear common stock entitled to vote must be represented in person or by proxy at the special meeting in order to constitute a quorum for the transaction of business. Shares of Oilgear common stock represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
Required Vote
     The approval of the Merger Agreement will require the affirmative vote of holders of at least two-thirds of the outstanding shares of Oilgear common stock entitled to vote thereon at the special meeting, or approximately 1,359,356 shares. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote “AGAINST” the approval of the Merger Agreement.
     The affirmative vote of a majority of the votes cast is required for approval of the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement. If fewer than two-thirds of the outstanding shares are represented in person or by proxy at the meeting, or if more than two-thirds of the outstanding shares are represented but fewer than two-thirds have indicated an intention or direction to vote in favor of the Merger, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.
Voting of Proxies
     A proxy card is enclosed for use by Oilgear shareholders. The Board of Directors of Oilgear requests that shareholders sign and return the proxy card in the accompanying envelope. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact David A. Zuege or Thomas J. Price at:
The Oilgear Company
2300 South 51st Street
Milwaukee, WI 53219
telephone: (414) 327-1700
     If you are a participant in The Oilgear Stock Retirement Plan or in the Employee Stock Fund of The Oilgear Savings Plus Plan, the shares of common stock held in your account will be voted as you instruct on your proxy card relating to shares held through each plan. Shares in those plans for which voting instructions are not received from the participants will be voted in the same proportions on each issue as the proportion of instructed shares on that issue. For example, if 90% of the shares in The Oilgear Stock Retirement Plan for which voting instructions are received are directed to be voted “FOR” the Merger Agreement and the Merger and 10% are directed to be voted “AGAINST” the Merger Agreement

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and the Merger, then 90% of the shares in The Oilgear Stock Retirement Plan for which no instructions are received will also be voted “FOR” the Merger Agreement and the Merger and 10% will be voted “AGAINST” it. Shares of Oilgear common stock held in The Oilgear Company Retirement Plan will be voted by the plan fiduciaries who are selected by Oilgear (the current plan fiduciaries are David A. Zuege and Thomas J. Price). The plan fiduciaries for The Oilgear Company Retirement Plan have indicated that those shares will be voted “FOR” the Merger Agreement and the Merger, and “FOR” an adjournment of the special meeting, if necessary.
     Shareholders who hold their shares of Oilgear common stock in “street name,” meaning in the name of a bank, broker or other nominee who is the record holder, should follow the directions provided by their bank, broker or other nominee regarding how to instruct the record holder to vote their shares.
     All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. Proxies containing no instructions will be voted “FOR” the Merger Agreement and the Merger, and “FOR” an adjournment of the special meeting, if necessary. Abstentions (other than abstentions in The Oilgear Stock Retirement Plan or in the Employer Stock Fund of The Oilgear Savings Plus Plan, which will be treated as shares for which no instructions have been received) will be treated as shares present for purposes of determining whether Oilgear has a quorum for the special meeting, but those abstentions will have the same effect as a vote “AGAINST” approval of the Merger Agreement and the Merger. If a broker or other record holder or nominee indicates on a proxy that it does not have direction or authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining whether a quorum is present but will have the same effect as a vote “AGAINST” approval of the Merger Agreement and the Merger.
     We do not expect that any matters other than the ones discussed in this proxy statement will be brought before the special meeting. If, however, any other matters are properly presented, the persons named as proxies in the proxy card that accompanies this proxy statement will vote in accordance with their best judgment on such matters.
     Proxies will be received by Oilgear’s independent transfer agent and registrar, Wells Fargo, N.A. (“Wells Fargo”), and the vote will be certified by representatives of Wells Fargo.
Stock Certificates
     DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR COMMON STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.
Revocation of Proxies
     A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to the Secretary of Oilgear, or by attending the special meeting and voting in person. Mere attendance at the special meeting will not by itself have the effect of revoking the proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or other nominee to change those instructions.
Solicitation of Proxies
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. Oilgear will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you write or call Oilgear at the following address or phone number: 2300 South 51st Street, Milwaukee, Wisconsin, 53219, telephone (414) 327-1700, attention: Secretary.

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     The Board of Directors of Oilgear is soliciting your proxy for use at the special meeting. In addition to soliciting proxies by mail, Oilgear’s directors, officers and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone, fax or e-mail. Those persons may be reimbursed for out-of-pocket expenses that they incur. Oilgear intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation materials to the beneficial owners of Oilgear common stock held of record by those persons.
     Oilgear may also retain a proxy solicitation firm to aid in the solicitation of proxies for the special meeting. If such a firm is retained, it will receive a fee plus reimbursement of its out-of-pocket fees and expenses from Oilgear for its services.
Other Matters
     The Oilgear Board of Directors is not aware, as of the date of mailing of this proxy statement, of any other matters which may properly come before the special meeting. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, it is the intention of the persons named as proxies in the proxy card to vote such proxies in accordance with their best judgment on such matters. Under Wisconsin law, at the special meeting, shareholders can only consider the matters included within the purposes described in the notice of the special meeting.
THE MERGER
     This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A. You should read the entire Merger Agreement carefully, as it is the legal document that contains the terms and conditions of the Merger.
Background
     From time to time, Oilgear has considered its strategic alternatives, including seeking a potential purchaser of its business. In early 2003, the Company’s bank requested that the Company refinance its debt. The Board of Directors decided to hire an investment banking firm to help it identify and evaluate the Company’s alternatives, including the possibility of selling all or part of its business, and in early 2003 consulted with Cleary Gull about its strategic alternatives. In July 2003, Oilgear retained Cleary Gull to provide assistance in refinancing its senior debt and in selling the Company or one or more of its product lines or business units. After considering the matter further, including Cleary Gull’s advice that a sale of the entire company would be the most likely way to maximize shareholder value and that it would be much more difficult to sell the Company at an attractive price without first refinancing its debt, Oilgear elected to defer the sale process pending the refinancing and, during the following year, did not actively seek a purchaser. Instead, Oilgear focused first on refinancing its bank indebtedness, and, ultimately, entered into loan arrangements with new senior lenders in February 2005.
     In the second half of 2004, Oilgear began the process of seeking a potential buyer of its business. With the assistance of Cleary Gull, it began assembling marketing and due diligence materials that it anticipated would be important for the sale process.
     Early in March 2005, before Oilgear had identified or begun soliciting potential purchasers, Oilgear’s president and chief executive officer, David Zuege, received a telephone call from a representative of one of Oilgear’s competitors in the power fluid industry (“Strategic Purchaser A”), expressing an interest in a potential transaction involving Oilgear’s business. Cleary Gull returned that phone call, indicating that discussions regarding a potential transaction were premature because the Company was in the process of preparing for a sale process.
     On March 9, 2005, Oilgear’s Board of Directors held a meeting to discuss various matters related to a possible sale of its business, including identifying potential strategic purchasers. At the recommendation of management, the Board decided to focus initially on select companies already in the fluid power industry in the belief those companies would receive the greatest strategic and financial benefit from an acquisition and, therefore, would likely have the greatest interest in negotiating a transaction at an attractive price. The Board of Directors decided that it would specifically target three of the industry leaders, including Strategic Purchaser A. The Board decided not to approach one particular competitor due to concerns about the potentially damaging effect on the Company’s business.

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     On March 11, 2005, Cleary Gull held a telephonic conference call with representatives of Strategic Purchaser A to discuss the process of a potential sale. Shortly thereafter, Cleary Gull contacted the two other industry leaders (“Strategic Purchaser B” and “Strategic Purchaser C”, respectively) that Oilgear believed were likely to be interested in exploring the possibility of a transaction.
     By the end of March 2005, Oilgear had entered into confidentiality agreements with all three prospective strategic purchasers and provided them with certain public and non-public information about the Company, including an executive summary of its business. During the following months, Oilgear continued preliminary discussions with all three potential purchasers. In May 2005, Strategic Purchaser B informed Oilgear that it believed acquiring Oilgear was not a proper fit and, therefore, withdrew from the process.
     On June 2, 2005, representatives of Strategic Purchaser A met with Cleary Gull and toured Oilgear’s Milwaukee facility. On June 23, 2005, Strategic Purchaser A’s representatives toured the Company’s Fremont facility. One week later, on June 30, 2005, Oilgear’s management gave a presentation to Strategic Purchaser A at Oilgear’s Milwaukee offices. On July 22, 2005, Strategic Purchaser A submitted an initial indication of interest at $10.00 per share and, shortly thereafter, requested and received additional due diligence materials. During the following months, through October 2005, Strategic Purchaser A conducted extensive due diligence and continued to negotiate with Oilgear.
     On June 8, 2005, Cleary Gull recommended to the Board of Directors that Oilgear identify, contact, and provide preliminary due diligence information to other potential strategic purchasers, which Cleary Gull then began to do. Cleary Gull ultimately contacted a total of 25 such companies that Oilgear or Cleary Gull identified as having a potential interest in acquiring the business.
     On June 13, 2005, Oilgear management gave a presentation to representatives of Strategic Purchaser C. On July 6, 2005, Strategic Purchaser C indicated to Oilgear that it believed certain of its product lines overlapped with Oilgear’s and, therefore, declined to bid on the entire Company, indicating that it would consider buying only a portion of the business. Because Oilgear’s Board of Directors had previously determined that selling a portion of the Company’s business was not practical from a business standpoint, it elected not to pursue a sale of only a portion of the business. It also disagreed with Strategic Purchaser C’s belief that the two companies’ product lines overlapped. As a result, Mr. Zuege contacted Strategic Purchaser C about those matters, and Strategic Purchaser C indicated that it would reconsider whether to make a bid for Oilgear’s entire business after learning more about its products.
     On August 15, 2005, Mr. Zuege and Cleary Gull met with the CEO of a fourth interested strategic purchaser (“Strategic Purchaser D”); however, the parties never discussed substantive issues, and Strategic Purchaser D indicated that it would not involve itself in the process.
     During August and September 2005, Strategic Purchaser A continued to show strong interest in Oilgear, gaining access to the due diligence data room, touring Oilgear’s European facilities and taking a second tour of the Milwaukee facilities. However, on October 13, 2005, Strategic Purchaser A informed Oilgear it was no longer interested in a potential acquisition of Oilgear because it did not believe it would realize sufficient synergies from a transaction. Oilgear’s stock market price at that time was significantly above the proposed transaction price, although that fact was not specifically articulated by Strategic Purchaser A as a reason for terminating the negotiations.
     On October 19, 2005, Cleary Gull discussed the sale process with the Board of Directors and recommended that the Company begin soliciting indications of interest from potential financial purchasers. In early 2006, Cleary Gull began contacting potential financial purchasers as well as a small number of additional potential strategic purchasers that it had not contacted earlier. On March 15, 2006, Cleary Gull reported to the Board of Directors that it had contacted a total of 56 additional potential purchasers, of which 48 had signed confidentiality agreements and reviewed certain materials, including an executive summary of the acquisition opportunity and instructions for submitting a bid.
     From late March through early May 2006, Oilgear received initial indications of interest (reflecting potential price ranges from $11.00 per share to $16.50 per share) from five prospective financial and strategic purchasers, including affiliates of Purchaser. The initial indication of interest from Purchaser’s affiliates included a

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tentative price range from $15.00 per share to $16.50 per share. The price range of the other prospective purchasers was $11.00 to $15.50 per share. As Oilgear was receiving these preliminary indications of interest, it was also giving management presentations and providing other confidential information to these five potential purchasers. In addition to the five potential purchasers that attended management presentations, Oilgear had contacts with two other financial purchasers during April and May 2006, one of which submitted an initial indication of interest at the lower end of the price range of the other prospective purchasers. Thus, Oilgear had received a total of six informal bids from potential financial purchasers.
     Around the same time Oilgear was receiving indications of interest from potential financial purchasers, it continued to receive indications of interest from other parties. In March 2006, Oilgear was contacted again by Strategic Purchaser C, which had indicated that it might still be interested in discussing a potential transaction. On March 31, 2006, Strategic Purchaser C met with Oilgear management to discuss the Company’s product lines and toured its Fremont facility. However, shortly after that meeting, Strategic Purchaser C indicated that it was interested in acquiring only a portion of Oilgear’s business. Cleary Gull advised Strategic Purchaser C that the Company had no interest in selling only part of its business and, therefore, a formal bid was not submitted. In addition, Oilgear was contacted in late March by a potential European strategic purchaser; however, an indication of interest was not submitted.
     On May 10, 2006, Oilgear’s Board of Directors met to discuss issues related to the sale process and the ongoing negotiations. At that meeting, the Board decided to seek more definitive indications of interest from each of the six interested parties in an effort to select one of the potential purchasers with which to engage in a limited period of exclusive negotiations. Therefore, Oilgear and Cleary Gull requested each of the six prospective purchasers to submit a revised nonbinding indication of interest by June 12, 2006.
     In early June, Oilgear was contacted by one of its largest shareholders, which expressed an interest in exploring a strategic transaction between Oilgear and another company in which the shareholder held a majority interest (“Potential Purchaser E”). Cleary Gull discussed the timing and anticipated sale process with Potential Purchaser E, explaining that the sale process was already ongoing and that final bids were due within the next few days. Initially, Potential Purchaser E indicated it would be interested in pursuing a transaction, signed a confidentiality agreement, and received certain materials related to the Company from Cleary Gull. However, after considering the matter, Potential Purchaser E declined to participate in the sale process.
     On June 12, 2006, affiliates of Purchaser submitted an indication of interest to Oilgear’s Board of Directors, indicating a price range of $16.50 to $17.50 per Oilgear share, payable in cash. The indication of interest also provided information about the expected financing of the transaction and a desire to maintain Oilgear as an independent, growth-oriented local company. On June 13, 14 and 15, Oilgear received oral indications of interest from three other potential purchasers. However, no written bids were submitted from those parties after Cleary Gull advised them that they were below the other offers the Company had received. All of the indications of interest from the other potential purchasers were substantially below $15.25 per share.
     On June 14, 2006, the Board of Directors met to discuss the status of the sale process and other strategic considerations and determined that Purchaser’s indication of interest was the superior offer. On June 15, 2006, Oilgear entered a 30-day exclusivity agreement with Purchaser to allow Purchaser to conduct in-depth due diligence and to negotiate a prospective transaction.
     Beginning on June 16, 2006, Purchaser made supplemental due diligence requests and continued to gather additional information about Oilgear. As that was occurring, Purchaser’s counsel submitted a first draft of a merger agreement to Oilgear on June 21. On June 26, Oilgear and its counsel provided Purchaser and Purchaser’s counsel with comments to the draft merger agreement. On June 27 and 28, counsel for Purchaser and Oilgear participated in telephone negotiations regarding the draft merger agreement.
     On July 5, Purchaser requested certain tax, business and legal due diligence items. On July 7, representatives of Oilgear and Purchaser met to discuss the identified items. Among the primary issues discussed at that meeting were the conditions to the Purchaser's obligation to complete the merger and the amount and circumstances under which Oilgear would be required to reimburse Purchaser’s expenses and pay a termination fee to Purchaser in the event a transaction was not successfully completed.

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     During the week of July 10, 2006, representatives of Purchaser visited Oilgear’s facilities in England and India. On July 12, Purchaser submitted a revised draft merger agreement addressing some of the issues raised but not resolved before and during the July 7 meeting. Around that time, the parties agreed to extend their exclusivity agreement to July 21 to provide additional time to conduct diligence and negotiate details of the proposed transaction. In addition, the parties began discussing issues related to Oilgear’s obligation to obtain consent from its lender prior to entering into a definitive merger agreement.
     Over the following six weeks, attorneys, accountants and other advisors for Purchaser and Oilgear continued discussing various diligence items, key issues in the draft merger agreement, and other issues relevant to a potential transaction, including termination fee and expense reimbursement arrangements, contingent liabilities, the Company’s financial performance and related business matters.
     On July 17, 2006, Purchaser contacted Cleary Gull to request a further extension of the exclusivity agreement due to the fact that certain requested diligence items, especially those related to Oilgear’s international operations, had not yet been received, as well as the need for more time to review relevant due diligence materials. On July 21, 2006, the exclusivity agreement was extended an additional two weeks, to August 4, 2006. Discussions of specific issues in the draft merger agreement were temporarily suspended pending further deliveries and analysis of the due diligence items.
     Around that same time, Oilgear’s Board of Directors determined that it would be appropriate to obtain a fairness opinion with respect to a proposed transaction with Purchaser from an independent financial advisor whose compensation is not dependent upon closing any transaction. As a result, on July 20 and 21, 2006, Oilgear’s counsel contacted several investment banking firms on a preliminary basis about their willingness and availability to provide an independent fairness opinion. On July 21, Stout Risius Ross, Inc. (“SRR”), submitted a proposed engagement letter and information request, outlining the terms of its potential engagement. On August 7, 2006, the Board approved retention of SRR to provide an independent fairness opinion. An engagement letter with SRR was signed on August 8, 2006.
     In the meantime, Purchaser focused its due diligence efforts on business and legal due diligence items which could potentially affect its offering price. The parties held a telephonic conference call on July 19, 2006, to discuss Purchaser’s outstanding diligence requests, and, over the next week, Oilgear attempted to respond to those requests. During that time, Oilgear also continued negotiations with its lender to obtain the lender’s consent to enter into an agreement with Purchaser.
     On July 26, Purchaser’s counsel submitted to Oilgear additional due diligence requests.
     On July 26, 2006 and again on July 31, 2006, representatives of Oilgear and Purchaser met to discuss issues related to valuing Oilgear’s business. During the following week, the parties continued to discuss matters related to Purchaser’s per share offering price. Also, Purchaser made, and Oilgear agreed to, a request to extend the parties’ exclusivity agreement until August 18, 2006.
     On August 7, 2006, Purchaser indicated to Oilgear that, based on its supplemental due diligence investigations, it believed it could be necessary to reduce its proposed per share price to approximately $14.25 per share. Later on August 7, the Oilgear Board met to discuss Purchaser’s desire to lower the purchase price, as well as various provisions that it anticipated would be important with respect to the draft merger agreement that Purchaser would be circulating.

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In particular, the Board focused on the issues of the form and amount of expense reimbursement, payment of a termination fee to Purchaser and the Company’s adjusted EBITDA forecast, backlog commitment and debt limit pending the Merger. In addition, the Board discussed and approved an engagement of SRR to provide an independent fairness opinion regarding the proposed transaction.
     On August 8, 2006, Purchaser’s counsel circulated a revised draft merger agreement. On August 10, 2006, the parties, including their counsel, met to discuss various open items in the draft merger agreement. In addition, the parties discussed various Oilgear obligations with respect to its international joint venture agreements. At the August 10 meeting, the parties resolved many of the outstanding issues related to the proposed merger agreement, other than price.
     Over the next few days, the parties gathered remaining diligence materials and continued to discuss open items with respect to the draft merger agreement. On August 16, 2006, Oilgear representatives met with Purchaser representatives to discuss and resolve the outstanding issues from the draft merger agreement and to receive Purchaser’s offer. During the meeting and after discussing the outstanding issues, Purchaser proposed a price of $15.00 per Oilgear share. After discussion and compromise of the remaining issues, Purchaser ultimately made an offer of $15.25 per share of Oilgear stock, subject to resolution of due diligence issues, receipt of commitment letters from Purchaser’s lenders, obtaining consent from Oilgear’s lender and resolution of the other remaining issues. Oilgear’s representatives tentatively accepted the proposal, subject to approval by Oilgear’s Board and to consent of its lender.
     In the ensuing days, Oilgear continued to provide Purchaser with relevant diligence materials and Purchaser’s counsel submitted another draft of the merger agreement reflecting the parties’ August 16 negotiations. On August 17, counsel for Oilgear and Purchaser held a telephonic conference call to discuss various merger agreement provisions. Later on the night of August 17, Purchaser’s counsel circulated another draft merger agreement to reflect its discussions with Oilgear’s counsel.
     On Friday, August 18, 2006, and over the following weekend, the parties continued to review, exchange and evaluate information related to outstanding diligence issues, including preparing final disclosure schedules. On Saturday and Sunday, August 19 and 20, the parties and their counsel had extensive telephonic conferences regarding the merger agreement and the disclosure schedules.
     On Monday, August 21, 2006, Oilgear’s Board of Directors met to discuss the tentative valuation at $15.25 per share and other issues related to the potential approval of a transaction. At the meeting, Oilgear’s counsel discussed the fiduciary duties of the directors and, in particular, the duty to use reasonable care, their duties to shareholders as a whole and their obligation to be prudent and diligent in the exercise of their duties as directors. The obligations of confidentiality and the potentially conflicting interests of the inside directors and others relating to the proposed transaction were also discussed, and the important provisions of the draft merger agreement and the parties’ most recent changes to the agreement were reviewed and discussed. Also at the meeting, SRR delivered a presentation to the Board regarding its analysis of Purchaser’s offer and answered questions from directors related to the offer and Purchaser’s anticipated financing for the offer. SRR then provided its opinion to the Board that the merger consideration of $15.25 per share in cash to be received by the Oilgear shareholders is fair from a financial point of view.
     On August 22 and 23, 2006, representatives of Oilgear and its lender continued their negotiations regarding the lender’s consent for Oilgear to enter into the proposed merger agreement. On August 23, 2006, the Oilgear Board met and discussed this and various other matters related to the proposed merger.

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     On August 24 and 25, 2006, Purchaser obtained commitment letters from JPMorgan Chase Bank to provide senior secured debt financing for the merger, from JPMorgan Mezzanine Corporation to provide senior subordinated debt and equity financing for the merger and from Parent to provide up to $21,000,000 of equity investment for the merger. On August 25, 2006, Oilgear obtained the consent of its lender to enter into the proposed merger agreement.
     The Oilgear Board met again on the afternoon of August 25. Prior to the meeting, the Directors received a final draft of the merger agreement, as well as other related materials. After reviewing and discussing the matters that transpired during the preceding days, Purchaser’s financing arrangements and the final terms of the Merger Agreement, late that day the Board unanimously approved the Merger Agreement, the Merger and the transactions related thereto, and recommended that Oilgear’s shareholders vote in favor of the Merger and the Merger Agreement.
     On Monday, August 28, 2006, Oilgear issued a press release prior to the opening of the markets announcing that it entered into the Merger Agreement.
Reasons for the Merger
     The Oilgear Board of Directors believes that the Merger is in the best interests of Oilgear and its shareholders. The Oilgear Board unanimously recommends that Oilgear shareholders vote “FOR” the Merger Agreement and the Merger.
     The Oilgear Board of Directors has unanimously approved the Merger Agreement following consultation with Oilgear’s financial and legal advisors and with Oilgear management. In doing so, the Board considered many factors. Those factors included the following:
•	The $15.25 per share consideration offered by Purchaser in the Merger Agreement represents a fair price for the shares of Oilgear’s common stock and was higher than any of the revised expressions of interest suggested by any potential acquiror following a thorough sale process. The per share consideration offered represents a substantial premium over recent average trading prices of the Oilgear common stock over both short-term and long-term periods.
•	For example, the per share consideration represents a 41.5% premium over the closing price of Oilgear common stock on August 25, 2006, the last closing price before announcement of the transaction, and premiums of 36.8% and 26.2%, respectively, over the closing price of Oilgear stock one week and four weeks prior to the announcement of the Merger.

•	While some transactions in Oilgear’s common stock over the past year (particularly late in 2005) were above $15.25, the Board determined that it appeared those transactions occurred during times of unusual market activity and speculation which seem unlikely to recur or be sustained in the near future.
•	In recent periods, Oilgear has benefited both from its targeted marketing efforts, improvements in efficiency and cost containment and from broad improvements in the market for hydraulic equipment, especially in the United States. The Board believes this is an opportune time to consider a transaction such as the Merger because it appears to the Board that those successes are reflected, at least in part, both in the trading price for Oilgear stock and in the $15.25 per share price offered by Purchaser in the proposed Merger.

•	Other than during limited periods of unusual market activity, there has historically been a very thin trading market for Oilgear common stock. The Merger provides a liquidity opportunity for shareholders by means of a cash transaction. It also permits shareholders to lock in a specific price rather than remaining subject to fluctuations in the stock market resulting from corporate results or market conditions.

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•	It has become substantially more expensive for Oilgear to operate as a publicly-held company in the wake of the Sarbanes-Oxley Act of 2002 and significant corporate governance, securities, accounting and Nasdaq Capital Market reforms and changes. Oilgear’s public company expenses would likely significantly increase in the future as additional requirements, such as attestation of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, become applicable to Oilgear.

•	Although we have made progress toward improved sales and earnings over the past several years, Oilgear is subject to intense pressure from larger domestic and foreign competitors, particularly during weaker portions of the economic cycle for fluid power products. Oilgear has limited financial resources, which would impede any efforts to significantly expand its business and operations by acquisitions without affiliation with another company. Even if acquisitions or major initiatives were pursued, these alternative growth strategies would subject Oilgear and its shareholders to significant risks, including uncertainties inherent in acquisitions and expansions, the need to borrow substantially (assuming such additional indebtedness could be obtained) and the strain on management and other company resources.

•	In light of the factors described above, and with the assistance of Cleary Gull, Oilgear has engaged in an extensive effort to determine whether a sale of all or part of its business could be accomplished on terms that would be in the best interests of Oilgear’s shareholders. This has included an analysis of extensive information relating to valuation, market conditions, comparable transactions and other considerations relevant to such a transaction, as well as confidential contacts with 31 potential strategic buyers and 58 potential financial buyers to determine their level of interest in such a transaction. None of these discussions has resulted in an offer on terms more favorable to the Company and its shareholders than the Merger.

•	The Board has received an opinion of SRR, an independent financial fairness advisor retained by the Board to render an opinion as to the fairness of the $15.25 per share Merger Consideration from a financial point of view to the shareholders of Oilgear, a copy of which is attached as Appendix B to this proxy statement. The SRR opinion was supported by information relating to valuation, market conditions, comparable transactions and other considerations relevant to the fairness of the price. For a summary of the SRR fairness opinion and its underlying report, including a description of the assumptions made, matters considered, qualifications and limitations on the review made by SRR, and the consideration it has received for rendering its fairness opinion, see “THE MERGER — Financial Fairness Advisor — Stout Risius Ross, Inc. and its Fairness Opinion.”

•	The Board has reviewed the financial capability of Purchaser and its affiliates, as well as their financing commitments. The Merger Agreement is not conditioned upon Purchaser obtaining a commitment for appropriate financing, although it is conditioned upon the committed financing being furnished as expected. The Board believes that Purchaser and its affiliates have adequate resources and the ability to complete the Merger.

•	Current federal capital gains tax rates are relatively low from an historical perspective, as are other tax rates, providing an opportune time for a cash transaction for those shareholders who will have a taxable gain.

•	Based upon the Board of Directors’ review of the Merger Agreement and the negotiations leading to the final terms of the Merger Agreement with counsel and with Cleary Gull, the Board considered that the provisions of the Merger Agreement were reasonable, taken as a whole.

•	While they have no obligation to do so, Purchaser and its affiliates have indicated that they intend to continue, and will attempt to enhance, Oilgear’s operations as an independent, growth-oriented Milwaukee company. The Board believes these actions would be to the potential benefit of Oilgear’s employees, customers and suppliers and the communities in which it operates.

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•	The Merger Agreement generally permits the Board, in accordance with its fiduciary duties, to negotiate with other parties should they offer to acquire Oilgear for a price that is more favorable to Oilgear’s shareholders than the $15.25 per share to be received by the shareholders in the Merger, although this is subject to restrictions and could impose substantial costs as described elsewhere herein.
     The Board of Directors also considered various negative factors. Among those factors considered that weigh against the Merger were:
•	The sale of Oilgear in a cash transaction would preclude shareholders from participating in any future growth or profits of Oilgear.

•	The Merger Agreement prevents Oilgear from soliciting other offers and includes various provisions which limit the discretion of the Board of Directors when considering other unsolicited offers. The Merger Agreement could impose significant termination fees and expense reimbursement obligations upon Oilgear in the event another transaction were proposed by a third party and recommended by the Board, or if the Merger were to fail to be completed either because the Oilgear shareholders do not approve the transaction or for other reasons specified in the Merger Agreement. The Board believes the price offered by Purchaser is fair. Oilgear has conducted a substantial marketing process and has engaged in discussions with a significant number of different parties without receiving a more attractive offer, but it is possible that another party might have offered a higher price. However, Purchaser insisted that it would not have been willing to sign the Merger Agreement without substantial protections against competing offers and transactions or without a significant termination fee and expense reimbursements if the Merger is not completed either because the Oilgear shareholders do not approve the transaction or for other reasons specified in the Merger Agreement.

•	Although the consideration offered is substantially above recent average trading prices, as noted above, there have been transactions in Oilgear common stock within the past 12 months at prices which are above the $15.25 per share to be received in the Merger.

•	Purchaser does not have a history of established successful operations in our industry. However, Mr. Armbrust has considerable experience in related businesses, and Purchaser and its affiliates have substantial financial and other resources which the Oilgear Board believes should improve the Company’s prospects for success.

•	Purchaser has already obtained the financing commitments it deems necessary to complete the Merger, but the Merger is conditioned upon Purchaser receiving the financing promised under those financing commitments.
     As noted above, Oilgear’s directors and management receive some benefits under the Merger Agreement, such as continuing indemnification, accelerated vesting of any unvested options and Purchaser’s commitment to honor existing change of control provisions and agreements, that differ from those available to other shareholders. In addition, Purchaser’s stated intentions that Oilgear’s facilities would remain open and that operations would continue and expand result in an expectation that employment opportunities would continue for certain of the executive officers and those directors who are employed by Oilgear. The Board was aware of these special interests and considered the effects of these conflicts in determining whether to approve and recommend the Merger Agreement and the Merger to the shareholders.
     This discussion of the various factors considered by the Oilgear Board of Directors is not, and is not intended to be, exhaustive. The factors discussed are not necessarily in the order of importance to the Board of Directors or any particular director. The Oilgear Board of Directors and the individual directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their determinations due to the variety of factors considered. In addition, the Board of Directors is composed of nine individual members; each director may have given different weights to different factors. For a discussion of the interests of certain members of Oilgear’s management and Board in the Merger, see “THE MERGER — Interests of Oilgear Directors and Executive Officers in the Merger.”

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Financial Advisor Regarding the Merger — Cleary Gull Inc.
     General
     Cleary Gull is an investment banking firm that provides advice for mergers and acquisitions, private capital placements and other financial advisory services for middle market companies. Including transactions completed with predecessor firms of Cleary Gull, Cleary Gull’s investment bankers have completed more than 100 transactions representing more than $5 billion in transaction value.
     Oilgear’s Engagement of Cleary Gull
     On July 31, 2003, the Board of Directors of Oilgear engaged Cleary Gull Inc. to act as its exclusive financial advisor in connection with the possible sale of all or part of the Company in one or more transactions. The engagement included, among other things:
•	assistance in developing an overall strategy for such a transaction;

•	reviewing Oilgear’s historical and projected financial performance to assist in determining a current valuation of the business;

•	assistance in the preparation of an information memorandum and other appropriate marketing materials designed to introduce Oilgear to potential buyers approved by the Board;

•	identifying and contacting potentially interested parties, coordinating the due diligence review process of Oilgear by those parties and assisting in the evaluation of any offers made with regard to such a transaction; and

•	assistance in negotiations with potential buyers of acceptable terms and conditions of a transaction.
     Cleary Gull’s Assistance in Marketing the Company
     As discussed above under “Background,” Cleary Gull has acted as a financial advisor to the Board of Directors of Oilgear in connection with the Merger. Pursuant to the terms of an engagement letter with Cleary Gull, Oilgear agreed to pay to Cleary Gull for its financial advisory services a fee of approximately $1.9 million (based on a formula included in its engagement letter calling for a payment of a transaction fee equal to the sum of $1.5 million plus 6% of the aggregate amount in excess of $12.00 per share payable to the shareholders of Oilgear in the Merger). All of this fee except the retainer portion (approximately $(75,000)) is contingent upon the consummation of the Merger. In addition, Oilgear has agreed to reimburse Cleary Gull for its reasonable and properly documented expenses and to indemnify Cleary Gull for certain liabilities arising out of its engagement. Cleary Gull has not had any material relationship with Oilgear, Parent or Purchaser prior to these engagements.
     In connection with the Merger, Oilgear (with Cleary Gull’s assistance) engaged in an extended and extensive marketing process to explore the possibilities for a sale transaction that would be in the interests of Oilgear and its shareholders. That process focused initially on other companies in the fluid power and related industries because the Board and Cleary Gull believed, based on Oilgear’s financial performance and market conditions at that time, that an industry participant would likely be willing to pay a higher price for Oilgear than would a financial buyer. Oilgear provided relevant information to a total of 25 such companies and engaged in substantial discussions with a smaller number of those companies about potential transactions at price ranges that were lower than the $15.25 per share offered in the Merger. One of the companies provided a written indication of interest but none of those companies made any written offers. Oilgear then expanded its marketing process to include approximately 64 additional potential financial and strategic buyers that were believed to have both the ability and a potential interest in completing such a transaction, including Purchaser. This expanded phase of the marketing process led to six additional companies providing Oilgear with written indications of interests, including Purchaser, and ultimately to the proposed Merger Agreement.

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Financial Fairness Advisor — Stout Risius Ross, Inc. and its Fairness Opinion
THE FOLLOWING IS A SUMMARY OF STOUT RISIUS ROSS, INC.’S (“SRR”) FAIRNESS OPINION AND THE METHODOLOGY THAT SRR USED TO RENDER ITS OPINION DATED AUGUST 21, 2006. THE FOLLOWING SUMMARY OF SRR’S OPINION DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY SRR IN CONNECTION WITH SUCH OPINION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WRITTEN OPINION OF SRR ATTACHED TO THIS PROXY AS APPENDIX B. SRR’S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION TO BE PAID TO OILGEAR’S SHAREHOLDERS. WE URGE YOU TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, QUALIFICATIONS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SRR IN RENDERING ITS OPINION.
SRR’S OPINION RELATES ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO OILGEAR’S SHAREHOLDERS OF THE CONSIDERATION TO BE RECEIVED IN THE PROPOSED MERGER OR ANY RELATED TRANSACTION, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER AGREEMENT OR THE MERGER. IN RENDERING ITS OPINION, SRR DID NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY THE OILGEAR BOARD OF DIRECTORS TO ENGAGE IN THE MERGER.
     The Board of Directors retained SRR by a letter agreement dated August 8, 2006 to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our shareholders in the Merger. At a meeting of the Board of Directors on August 21, 2006, SRR rendered its oral opinion, subsequently confirmed in writing as of August 21, 2006, that subject to and based upon the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken, the $15.25 per share cash consideration to be received by the holders of Oilgear’s outstanding common stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.
     The full text of SRR’s opinion, dated August 21, 2006, which sets forth, among other things, the various assumptions made, procedures followed, matters considered and limitations upon the review undertaken by SRR, is attached as Appendix B to this proxy statement. You should read the opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.
     SRR’s opinion did not address our underlying business decision to proceed with or effect the Merger, nor did it constitute a recommendation to any of our shareholders as to how such shareholder should vote with respect to the Merger. SRR was neither asked to, nor did it, offer any opinion as to any term of the Merger Agreement or the form of the Merger, other than as to the fairness, from a financial point of view, as of the date of the opinion, of the $15.25 per share cash consideration to be received by the holders of our outstanding common stock. Moreover, SRR was not engaged to recommend, nor did it recommend, the Merger Consideration, nor did it participate in the Merger negotiations. In rendering its opinion, SRR assumed, with the Board of Directors’ consent, that each party to the Merger Agreement would comply with all the material terms of the Merger Agreement.
     In arriving at its opinion, SRR, among other things:
•	reviewed current and historical prices and trading volumes of the Company’s common stock;

•	reviewed certain publicly available business and historical financial information relating to the Company, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q, and Form 8-K), publicly available earnings estimates, news articles and press releases;

•	reviewed certain internal financial information and other data relating to our business, operations and financial prospects, including a budget for the 2006 fiscal year prepared by our management, that were provided by Oilgear to SRR and are not publicly available;

•	conducted discussions with members of our senior management, including David A. Zuege and Thomas J. Price, concerning our business, operations and financial prospects;

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•	reviewed publicly available financial and stock market data with respect to the Company and certain other companies in lines of business SRR believed to be generally comparable to ours, including documents and schedules filed with the SEC (such as filings on Form 10-K, Form 10-Q, and Form 8-K), publicly available earnings estimates, news articles and press releases;

•	compared the financial terms of the Merger with the publicly available financial terms of certain other transactions which SRR believed to be generally relevant;

•	reviewed drafts of the Merger Agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as SRR deemed necessary or appropriate.
     In connection with its review, SRR used and relied on information provided by and on behalf of the Company without independently verifying such information and also assumed no responsibility for the accuracy or completeness of such information. The Board of Directors reviewed, but did not independently verify the accuracy and completeness of, the financial information, forecasts, projections, assumptions and other information provided by and on behalf of the Company to SRR. In addition, SRR was not requested to, and did not, make any independent analysis, evaluation or appraisal of any of our assets or liabilities (contingent or otherwise).
     With respect to the budget for the 2006 fiscal year referred to above, SRR assumed that it had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Oilgear’s management as to the Company’s future financial performance. With respect to the operating assumptions provided by Oilgear’s management for purposes of creating the financial models described below, SRR assumed that they reflect the future operating performance of Oilgear if it were to realize the full benefits of the successful implementation of management’s current operating strategy. With respect to other financial and operating data, SRR assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Oilgear as of the time such assumptions and data were developed.
     SRR assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any material adverse effect on the Company or the Merger. SRR’s opinion was necessarily based upon economic, monetary, market and other conditions as they exist and could be evaluated by them as of the time of its analysis. SRR has no obligation to update, revise or reaffirm its opinion; however, it maintains the right to withdraw, revise or modify its opinion based upon additional information which may be provided to or obtained by SRR which suggests, in SRR’s judgment, a material change in the assumptions upon which the opinion was based.
     The following summaries of SRR’s financial analyses present some information in tabular format. In order to fully understand the financial analyses used by SRR, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying SRR’s opinion. SRR arrived at its opinion based upon the results of all analyses undertaken by it and assessed as a whole and believes the totality of the factors considered and performed by SRR in connection with its opinion operate collectively to support its determination as to the fairness of the Merger Consideration from a financial point of view. SRR did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.
     SRR made its determination as to the fairness, from a financial point of view, as of the date of the opinion, of the $15.25 per share cash consideration to be received by the holders of our outstanding common stock pursuant to the Merger Agreement, to such holders, on the basis of the multiple financial and comparative analyses described below. The following summary is not a complete description of all of the analyses performed and factors considered by SRR in connection with its opinion, but rather is a summary of the material financial analyses performed and factors considered by SRR. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis. With respect to the analysis of publicly traded companies and the analysis of publicly disclosed mergers and acquisitions summarized below, such analyses reflect selected companies, and not necessarily all companies that may be considered relevant in evaluating the Company or the Merger. In addition, no company or transaction used as a comparison is either identical or directly comparable to Oilgear or the Merger. These analyses involve complex considerations and judgments concerning financial and

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operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.
     The estimates of Oilgear’s future performance provided by our management or estimated by SRR, as contained in or underlying SRR’s analyses, are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, SRR considered industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s control.
     The Merger Consideration was determined through negotiation between Oilgear’s Board of Directors, on the one hand, and Purchaser and its affiliates, on the other hand, and their respective counsel and advisors, and the decision to recommend the Merger was solely that of the Board of Directors. SRR’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board with respect to the Merger or the Merger Consideration.
     Discounted Cash Flow Method. SRR performed a discounted cash flow analysis of Oilgear as one input in comparing the implied per share equity reference range for Oilgear if it were to remain an independent company with the proposed Merger Consideration. Typically, in such analyses, discounted cash flow analyses are performed using a five-year financial forecast prepared by a company’s management. The absence of such a forecast constitutes a considerable limitation on the utility and significance of a discounted cash flow analysis. Oilgear’s management was unable to provide SRR and the Board of Directors with a five-year financial forecast, or any forecast beyond the current fiscal year. Accordingly, the discounted cash flow analysis considered in SRR’s analysis was based on financial models developed by SRR which are not a financial forecast. As a result, and although SRR included the discounted cash flow analysis in its analysis, SRR and the Board placed less emphasis on the discounted cash flow analysis in its determination of the fairness of the consideration offered in the Merger.
     In preparing its discounted cash flow analysis, SRR estimated the cash flows that Oilgear could generate over the years 2006 through 2011 based upon management’s 2006 forecast and SRR’s estimates for the 2007 through 2011 fiscal years. These cash flows were discounted to a present value-equivalent using a range of discount rates of 11.50% to 12.50%, which was based upon Oilgear’s estimated weighted average cost of capital (“WACC”) and perpetuity growth rates ranging from 2.0% to 4.0%. The estimated WACC used in the analysis was based upon estimates of Oilgear’s cost of equity capital, cost of debt capital and an assumed capital structure, all of which were based upon information from various independent sources (including the Board of Governors of the Federal Reserve, Ibbotson Associates, Inc. and Capital IQ, Inc.) concerning market risk-free interest rates, market equity risk premiums, small stock risk premiums, equity betas and corporate bond rates. According to Ibbotson Associates, the average WACC of companies that operate as manufacturers of industrial and commercial machinery and equipment (SIC 3590) ranges from 8.14% to 14.30%. SRR determined that a range of Oilgear’s estimated WACC of 11.50% to 12.50% is consistent with this data due primarily to its size and risk profile relative to the companies included in the study. SRR calculated a range of perpetuity growth rates of 2.0% to 4.0%, the selection of which was based primarily on inflationary, economic and industry growth on a long-term basis.
     Based on the assumptions above, the discounted cash flow method indicated an implied enterprise value range for Oilgear of approximately $52.6 million to $67.5 million. Enterprise value, which incorporates both debt and equity, was calculated as the present value of our projected debt-free cash flows.
     Guideline Company Method. Oilgear’s primary competitors include small, privately held companies and divisions of large, multi-national conglomerates. As a result, SRR was not able to find any companies directly comparable to Oilgear in terms of size, products, and markets served. However, SRR was able to identify seven publicly traded companies operating in the fluid power industry for consideration in its analysis. SRR compared selected publicly available information of Oilgear with the corresponding data of seven publicly traded companies in the fluid power industry: CIRCOR International, Inc., Curtiss-Wright Corporation, Eaton Corporation, Moog Inc., Parker-Hannifin Corporation, Sauer-Danfoss Inc. and Sun Hydraulics Corporation.
     SRR reviewed multiples of enterprise value of the selected companies, which were calculated as equity value, plus debt and preferred stock, plus minority interests, less cash and equivalents, divided by the selected companies’ net sales and earnings before interest, taxes and depreciation (commonly known as “EBITDA”), for the latest twelve months, the five-year average period from 2001 to 2005, and estimates of future performance for the 2006 and 2007 calendar years. Multiples for the selected companies were based upon closing stock prices on August 10, 2006. Latest twelve month and five-year historical financial data for the selected companies was obtained from the companies’ most recent SEC filings. Estimates of future performance were compiled from equity

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analyst estimates, as provided by Reuters Estimates. This analysis indicated the following enterprise value multiples for the selected companies.
Market Multiples of the Guideline Companies

		EV / Net Sales				EV / EBITDA
	Enterprise	5-Year				5-Year
Company	Value (“EV”)	Average	LTM	2006E	2007E	Average	LTM	2006E	2007E
CIRCOR International, Inc.	$493.4	1.32x	0.98x	0.84x	0.77x	12.2x	10.9x	8.3x	7.0x
Curtiss-Wright Corporation	1,678.5	2.28x	1.42x	1.33x	1.22x	13.9x	9.2x	8.5x	7.3x
Eaton Corporation	11,588.0	1.33x	0.98x	0.93x	0.92x	10.1x	7.2x	7.0x	6.8x
Moog Inc.	1,706.2	2.05x	1.37x	1.30x	1.18x	14.4x	9.5x	8.8x	8.1x
Parker-Hannifin Corporation	9,609.6	1.30x	1.02x	0.96x	0.91x	10.7x	7.6x	7.5x	6.6x
Sauer-Danfoss Inc.	1,454.8	1.24x	0.89x	n/a	n/a	10.1x	7.2x	n/a	n/a
Sun Hydraulics Corporation	187.1	2.27x	1.46x	1.39x	1.28x	14.0x	7.0x	6.3x	5.8x

	Minimum	1.24x	0.89x	0.84x	0.77x	10.1x	7.0x	6.3x	5.8x
	Lower Quartile	1.31x	0.98x	0.94x	0.91x	10.4x	7.2x	7.1x	6.7x
	Median	1.33x	1.02x	1.13x	1.05x	12.2x	7.6x	7.9x	6.9x
	Upper Quartile	2.16x	1.40x	1.32x	1.21x	14.0x	9.4x	8.5x	7.2x
	Maximum	2.28x	1.46x	1.39x	1.28x	14.4x	10.9x	8.8x	8.1x
     In performing the guideline company method, SRR noted that Oilgear is substantially smaller than the guideline companies, expects lower net sales and EBITDA growth and generates lower EBITDA margins. All of these factors suggest lower valuation multiples vis-à-vis the guideline companies.
     SRR then applied the multiples derived from the selected companies to the historical operating results of our company for the historical period from December 2001 through 2005, the latest twelve months, and projected estimates for the 2006 and 2007 fiscal years in order to derive implied enterprise values for our company. This analysis indicated an implied enterprise value range for Oilgear of approximately $58.9 million to $67.7 million.
     Transaction Method. SRR was not able to find any target companies involved in a recent merger or acquisition directly comparable to Oilgear in terms of size, products, and markets served. However, SRR was able to identify nine recent mergers and acquisitions (with sufficient disclosure of financial terms) involving target companies operating primarily in the fluid power industry for consideration in its analysis. SRR compared selected publicly available information of Oilgear with the corresponding data of those nine mergers and acquisitions.
     Multiples for the selected mergers and acquisitions were based upon the information available in the latest financial statements issued prior to the transaction announcement date or the actual closing date. Financial data for the selected mergers and acquisitions was obtained from various independent sources (including FactSet Mergerstat LLC, Capital IQ, Inc. and SEC filings). SRR’s analysis of the enterprise value multiples implied by the selected mergers and acquisitions is as follows.

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Market Multiples of the Selected Mergers and Acquisitions

Indicated Multiples
			EV /	EV /
Close Date	Target	Target Description	Net Sales	EBITDA
10/14/2005	Sterling Hydraulics Ltd.	Manufacture of hydraulic cartridge valves, including check, directional, diverter, flow control, load control, pressure regulating, relief, sequence, shuttle, and solenoid valves, as well as cavities and line bodies.	1.38x	n/a

7/1/2005	Thomas Industries Inc.	Design, manufacture, marketing, and service of pumps and compressors, including rotary vane, linear, piston, and diaphragm pumps and compressors, as well as liquid pump technologies.	1.15x	10.5x

2/28/2005	Pneutech, Inc.	Manufacture of pneumatic and hydraulic systems and components, including hydraulic power units, cylinders, motors, rotary actuators, directional and control valves, filters and pumps, servo linear actuators, air dryers, and hydraulic accumulators.	0.61x	9.6x

2/12/2004	Denison International plc	Design, manufacture, marketing, and service of components for use in hydraulic fluid power systems, including piston pumps and motors; vane pumps and motors; manifold systems; pressure, directional, and proportional valve products; radial piston motors; and electronic control products.	1.10x	9.1x

9/30/2003	Poly-Scientific (Unit of Northrop Grumman Corporation)	Manufacture of motion control and data transmission devices, including electrical and fiber optic slip rings, brushless direct current motors, and electromechanical actuators.	1.19x	8.1x

7/23/2003	Interpump Group S.p.A.	Hydraulic Sector manufactures oil pressure power take-offs and hydraulic pumps, while Industrial Sector manufactures high pressure plunger pumps and washers.	0.98x	6.2x

4/14/2003	Comatrol S.p.A.	Manufacture of hydraulic components, cartridge valves, proportional valves, and integrated manifolds and systems.	1.23x	n/a

2/26/2002	American Machine & Tool Company, Inc.	Development and manufacture of centrifugal pumps.	0.77x	11.1x

2/19/2002	Comatrol S.p.A.	Manufacture of hydraulic components, cartridge valves, proportional valves, and integrated manifolds and systems.	1.17x	n/a

Analysis of Multiples
		Maximum	1.38x	11.1x
		Upper Quartile	1.19x	10.3x
		Median	11.5x	9.4x
		Lower Quartile	0.98x	8.4x
		Minimum	0.61x	6.2x

Footnotes
n/a = Not Available
     SRR noted that Oilgear’s size and profitability relative to the target companies suggest lower valuation multiples vis-à-vis the target companies. Moreover, SRR noted that the purchase price in these transactions may include a premium for the target company or interest because of such items as revenue enhancement opportunities, economies of scale, the reduction in competition, increased purchasing power, etc., which are not applicable in the case of the Merger.
     SRR applied the multiples derived from the selected companies to the historical operating results of Oilgear for the latest twelve months in order to derive implied enterprise values for our Company. This analysis indicated an implied enterprise value range for Oilgear of approximately $54.9 million to $73.6 million.
     Reconciliation of Valuation Methodologies. As discussed previously, SRR performed a discounted cash flow analysis, guideline company method and transaction method as inputs in comparing the implied per share equity reference range for Oilgear if it were to remain an independent company with the proposed Merger Consideration. These analyses indicated an implied equity reference range for Oilgear of approximately $11.85 to $18.51 per share as compared to the Merger Consideration of $15.25 per share. The chart below highlights the low and high estimates of Oilgear’s implied per share price under these three analyses.

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Valuation Summary

	Low	Midpoint	High
Guideline Company Method	$52,600,000	$58,800,000	$67,500,000
Transaction Method	58,900,000	63,300,000	67,700,000
Discounted Cash Flow Method	54,900,000	64,250,000	73,600,000

Average	55,500,000	62,100,000	69,600,000

Enterprise Value Range	$55,000,000	$61,000,000	$69,000,000

Less: Interest-Bearing Debt	(17,711,664)	(17,711,664)	(17,711,664)
Less: Pension and Other Post-Retirement Liabilities[1]	(10,486,146)	(10,486,146)	(10,486,146)
Less: Minority Interest in Consolidated Subsidiaries	(1,121,801)	(1,121,801)	(1,121,801)
Add: Cash Inflow from Exercise of Options	530,405	530,405	530,405
Add: Nonoperating Assets	1,849,000	1,849,000	1,849,000

Indicated Value of Equity	28,059,794	34,059,794	42,059,794

Less: Costs Due at Closing[1]	(3,145,200)	(3,145,200)	(3,145,200)

Market Value of Equity	24,914,594	30,914,594	38,914,594

Divided By: Fully Diluted Shares Outstanding	2,102,783	2,102,783	2,102,783

Indicated Value Per Share	$11.85	$14.70	$18.51

[1]	Net of tax benefit.
     All of the options to purchase 63,749 shares of Oilgear common stock have an exercise price at or below $11.84 per share. Based upon the $15.25 per share Merger Consideration, SRR considered those options to be dilutive to shareholders. As a result, SRR included those options in its analysis in the calculation of the total number of shares of Oilgear common stock outstanding.
     Historical Stock Price Analysis. SRR analyzed the historical price and volume trends of Oilgear common stock for the period from August 2003 through August 2006, which was deemed to be an adequate time frame to assess the general price and volume characteristics of such stock. Share price information ranged from a high closing price of $20.91 per share in August 2005 to a low closing price of $2.49 per share in August 2003. As of August 18, 2006, Oilgear common stock had not closed at or above the offered price per share of $15.25 since April 4, 2006. During the period from August 19, 2005 to August 18, 2006, the highest closing market price per share was $18.48 and the lowest closing market price per share was $9.03. The average closing market price per share for the August 19, 2005 to August 18, 2006 period was $13.18. The $15.25 per share Merger Consideration represents a 36.8% premium over the closing price of Oilgear common stock on August 18, 2006, and 37.0% and 18.4% premiums over the closing prices of Oilgear common stock five days and 30 days prior to August 18, 2006, respectively.
     Oilgear common stock is very thinly traded. Approximately 44.5% of the outstanding shares of Oilgear common stock is held by Oilgear directors and executive officers; approximately 17.7% is held by institutional shareholders; and approximately 37.8% is held by Oilgear employees and public shareholders. Total trading volume during the latest 52-week period was approximately 3.7 million shares, which represented approximately one-and-a-half times the total number of common shares outstanding, and median daily trading volume, which was approximately 6,500 shares, averaged approximately 0.3% of the total number of common shares outstanding. The total number of common shares outstanding (before any adjustments for options) used in this analysis was approximately 2,040,000. As a result, above-average trading volume tends to result in disproportionately large swings in share price.

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     Premiums Paid Analysis. SRR also reviewed an analysis of premiums paid in publicly announced formal transfers of ownership of at least 10% of a company’s equity, as published by FactSet Mergerstat LLC in its Mergerstat Review 2006. Reviewing those studies, SRR noted that the median premiums offered in such transactions have trended downwards since 2000, from 41.1% in 2001 to 24.1% in 2005. SRR also noted that average premiums offered for controlling interests have historically been comparatively higher than average premiums offered for minority interests. For example, the average premium offered for controlling interests in 2005 was 33.6% versus 17.6% for minority interests. Median premiums offered have also historically exhibited an inverse relationship with transaction size, with acquisitions of less than $25 million reporting median premiums of 43.4% in 2005 versus median premiums of 25.0% for transactions between $50 million and $100 million in size. Finally, SRR reviewed a study of premiums offered in going-private transactions occurring between 1995 and 2005 involving the acquisition of a publicly traded company by private investors, conducted by FactSet Mergerstat LLC. Based on that study, SRR noted that the median premiums for going-private transactions in 2004 and 2005 were 17.2% and 22.5%, respectively.
     Miscellaneous. Under the terms of an engagement letter with SRR, Oilgear agreed to pay SRR, as compensation for its services in connection with the Merger, a fixed fee of $110,000 (of which $50,000 was payable upon execution of the engagement letter), plus reasonable out-of-pocket expenses (including legal fees not to exceed $10,000 without Oilgear’s prior written approval). SRR’s compensation was not based or contingent upon the contents of the opinion or the consummation of the Merger. In addition, Oilgear agreed to pay SRR, at hourly rates, for any work subsequent to the issuance of the fairness opinion. Oilgear also agreed to indemnify SRR and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
     The Board of Directors selected SRR as its financial advisor in connection with the Merger because SRR is a financial advisory firm with experience in similar transactions. SRR is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, and private placements.
Certain Effects of the Merger
     If the Merger Agreement and the Merger are approved by Oilgear shareholders and the other conditions to the closing of the Merger are either satisfied or waived, Purchaser, majority-owned by Parent and created solely for the purpose of engaging in the Merger, will be merged with and into Oilgear, and Oilgear will be the surviving corporation in the Merger. When the Merger is completed:
•	Oilgear will become majority-owned by Parent and will cease to be a public company;

•	each share of Oilgear common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $15.25 in cash, without interest;

•	Oilgear shareholders will cease to have ownership interests in Oilgear or rights as Oilgear shareholders, will not participate in any future earnings or growth of Oilgear and will not benefit from any appreciation in value of Oilgear;

•	the articles of incorporation and bylaws of Purchaser immediately before the effective time of the Merger will become the articles of incorporation and bylaws of the surviving corporation;

•	the directors of Purchaser immediately before the effective time of the Merger will become the initial directors of the surviving corporation; and

•	the officers of Purchaser immediately before the effective time of the Merger will become the initial officers of the surviving corporation.
     In addition to the foregoing, Oilgear common stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the Nasdaq Capital Market under the symbol “OLGR.” As a result of the Merger, our common stock will cease to be quoted on the Nasdaq Capital Market and there will be no public market for Oilgear common stock. In addition, registration of the common stock under the Exchange Act will be terminated, and Oilgear will no longer be required to file periodic reports with the SEC.

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Purchaser Financing
     In connection with the Merger, Purchaser will cause approximately $31.5 million to be paid to Oilgear’s shareholders and option holders, and approximately $17.9 million to Oilgear’s current lenders, based on Oilgear’s equity and outstanding borrowings at August 28, 2006. Transaction-related expenses and change-of-control payments (including accelerated payments of various Oilgear obligations described elsewhere herein) are expected to total approximately $9.1 million. These payments are expected to be funded by a combination of debt financing and equity contributions.
     On August 24, 2006, Parent and Purchaser obtained a commitment from JP Morgan Chase Bank (“Chase”) pursuant to which Chase agreed to provide senior secured debt financing for the Merger in an aggregate amount of up to $35.7 million, subject to customary conditions. These conditions included, among others, the absence of material adverse condition or a material adverse change in or affecting Purchaser or the Company and the absence of a material disruption of a material diverse change in financial, banking or capital market conditions.
     On August 25, 2006, Parent and Purchaser obtained a commitment from JP Morgan Mezzanine Corporation (“JPMMC”) (including from certain accounts managed by and entities affiliated with JPMMC) to provide up to $18.0 million of subordinated debt and equity financing.
     On August 25, 2006, Purchaser obtained a commitment from Parent to purchase up to $21.0 million of equity.
Consequences to Oilgear if the Merger Is Not Completed
     If the Merger Agreement and the Merger are not approved by Oilgear shareholders or if the Merger is not completed for any other reason, then Oilgear shareholders will not receive any payment for their shares in connection with the Merger. Instead, Oilgear would remain an independent public company and its common stock would continue to be listed on the Nasdaq Capital Market for the foreseeable future until and unless an alternate transaction was approved. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the shareholders will continue to be subject to substantially the same risks and opportunities as currently exist, subject to Oilgear’s obligations to pay the termination fee and expense reimbursements described below.

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     If the Merger Agreement is terminated under certain circumstances, we will be obligated to pay either a termination fee of $2,000,000 to Purchaser or a $500,000 fee to Purchaser, and also to reimburse Purchaser and its affiliates for costs and expenses associated with the Merger of up to $2,250,000. Depending upon the reasons that the Merger Agreement is terminated, we may be obligated to pay $400,000 of the expense reimbursements in cash and the balance in the form of additional Oilgear common stock, valued at $11.25 per share (the average market price of our common stock during the 20 trading days before the Merger Agreement was announced) or the average market price of our common stock during the 20 trading days following the termination, whichever is lower, provided that we will not be obligated to issue more than 19.99% of our stock issued and outstanding at that time. For a description of the circumstances triggering payment of the termination fee and reimbursement of expenses, see “PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT — Expenses and Termination Fee.”
     If the Merger is not completed, there can be no assurance as to the effect that will have on the future value of your shares of Oilgear common stock. The public company costs, competitive pressures and other factors that caused the Board to explore the opportunities for a sale transaction would likely continue. In the event the Merger is not completed, the Board of Directors will continue to evaluate and review Oilgear’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the Oilgear shareholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.
Interests of Oilgear Directors and Executive Officers in the Merger
     In addition to their interests in the Merger as shareholders, certain of our executive officers and directors have interests in the Merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our Board of Directors to vote “FOR” the approval of the Merger Agreement and the Merger, you should be aware of these interests. Our Board of Directors was aware of, and considered the conflicting interests of, our directors and executive officers in approving the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement. All material interests are described below and, except as described below, such persons have, to our knowledge, no material interests in the Merger that differ from your interests generally.
     Stock Options
     The Merger Agreement provides that all unexpired and unexercised options to purchase our common stock granted under Oilgear’s 1992 Stock Option Plan that are outstanding at the effective time of the Merger, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Oilgear common stock subject to such option multiplied by (ii) the excess of (a) the amount of the per share Merger Consideration of $15.25 over (b) the exercise price per share of such option, without interest and less any applicable withholding tax. Options for a total of 63,749 shares of Oilgear common stock are outstanding, of which options for 46,000 shares are fully vested and immediately exercisable and the options for the remaining 17,749 shares will automatically vest as a result of the Merger. The Board of Directors has taken action, consistent with SEC Rule 16b-3, to exempt these transactions, and the conversion of directors’ and executive officers’ shares into cash in the Merger, from Section 16(b) of the Exchange Act.
     Based on the number and exercise prices of options held on August 28, 2006 by our executive officers and directors, as set forth in the following table, our executive officers and directors will receive the following amounts (before any applicable taxes) in settlement of their respective options if the Merger is completed:

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Name	Options to Acquire Shares	Total Payment
David A. Zuege	8,750	$59,663
Thomas A. Price	7,875	$58,703
Dale C. Boyke	6,750	$45,478
Robert D. Drake	6,250	$39,208
Hubert Bursch	5,250	$35,798

All directors and executive officers as a group	34,875	$238,848
     Change of Control Agreements
     Oilgear has entered into change of control employment agreements with Mr. Zuege and Mr. Price, its president and chief executive officer and one of its vice presidents and chief financial officer, respectively. The agreements govern their service as executives to the Company after a change of control occurs. Under their respective change of control employment agreements, Messrs. Zuege and Price agree to serve in their respective executive position capacities after a change of control occurs, and each is to devote reasonable attention and time necessary to discharge his duties thereafter. The agreements provide for initial base salaries, which are comparable to their salaries before the change of control and subject to annual increases. In addition, Messrs. Zuege and Price will be entitled to annual bonuses and other benefits generally available to other executive officers of the Company after the change of control.
     The agreements also provide that, after a change of control of the Company:
•	upon a good faith determination, the Company may also provide notice of its intent to terminate Mr. Zuege’s or Mr. Price’s employment because of a disability;

•	upon termination by the Company other than for Cause (as defined in the agreement) or by Mr. Zuege or Mr. Price for Good Reason (as defined in the agreement), each is entitled to a lump sum payment of approximately two times his total current base salary, average bonus and perquisites; and

•	upon termination of either Mr. Zuege or Mr. Price for Cause, each is entitled to receive any unpaid compensation through the date of termination.
     The agreements also subject Mr. Zuege and Mr. Price to confidentiality obligations, contain restrictions on their ability to compete with the Company for a period of one year following termination of their employment, and contain restrictions on soliciting the Company’s employees for a period of one year following termination of employment.
     Accelerated Payout of Certain Retirement Benefits and Forgiveness of Notes
     The Oilgear Company Retirement Benefits Equalization Plan provides for a lump sum payment of the present value of benefits accrued under that plan in the event of a change of control, such as the Merger. Assuring a treasury bond rate of 5.1% per annum, Oilgear’s current and

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former officers will receive payments under this plan which total approximately $818,000 (including payments totaling approximately $681,000 to Mr. Zuege and Mr. Bursch, who are currently executive officers and Oilgear directors) as of September 30, 2006.
     Oilgear’s Deferred Director Fee Plan provides for a lump sum payment of the present value of benefits accrued under that plan in the event of a change of control, such as the Merger. Assuming a treasury bond rate of 5.1% per annum, Mr. Zuege and two of Oilgear’s former directors will receive payments under this plan which total approximately $1,108,000 (including payments of approximately $653,000 to Mr. Zuege) as of December 31, 2005.
     In the event of a change of control such as the Merger, Oilgear’s Key Employee Stock Purchase Plan provides for accelerated forgiveness of a portion of the promissory notes that plan participants used to acquire Oilgear stock before the plan was suspended in 2002. Oilgear officers and key employees will receive accelerated forgiveness of obligations totaling approximately $15,000 as a result of the Merger, including accelerated forgiveness of approximately $6,000 of principal and interest owed by Mr. Zuege. The obligations would otherwise have been forgiven only if those officers and key employees were still employed by Oilgear on February 28, 2007.
     Insurance for and Indemnification of Directors and Officers
     The officers and directors of Oilgear will also receive liability insurance coverage and indemnification promises from the surviving corporation pursuant to the Merger Agreement. For more information, see, “PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT — Indemnification and Insurance.”
     Arrangements with Management
     Richard Armbrust will become president of Oilgear upon completion of the Merger. The parties have agreed that Mr. Zuege will continue to serve as chief executive officer of Oilgear for a transition period following the Merger (into 2007), after which Mr. Armbrust will succeed him in that capacity. As of the date of this proxy statement, to Oilgear’s knowledge, no other member of management has entered into any amendments or modifications to any existing agreements or entered into any new agreements with any of Oilgear, Purchaser or their affiliates with respect to continued employment or compensation or the right to purchase equity of Purchaser. Purchaser has informed Oilgear that it generally intends to retain members of management with the surviving corporation after the Merger is completed. Although Oilgear believes members of its management team may in the future enter into new arrangements with Purchaser, the surviving corporation or their affiliates regarding employment, compensation or equity, such matters are subject to further negotiation and discussion and no terms or conditions have been determined.
No Dissenters’ Rights of Appraisal
     Pursuant to Section 180.1302(4) of the Wisconsin Business Corporation Law, shareholders of Oilgear do not have dissenters’ rights of appraisal because, as of the record date established for determining shareholder eligibility to vote in the special meeting, Oilgear’s common stock was quoted on the Nasdaq Capital Market, the Merger does not constitute a “business combination” under the Wisconsin Business Corporation Law, and the Oilgear articles of incorporation do not otherwise provide Oilgear shareholders dissenters’ rights of appraisal in connection with the Merger.
Delisting and Deregistration of Oilgear Common Stock
     If the Merger is completed, Oilgear common stock will no longer be quoted on the Nasdaq Capital Market and it will be deregistered under the Exchange Act. As a result, Oilgear will no longer file periodic reports with the SEC.
Material United States Federal Income Tax Consequences of the Merger
     The following is a discussion of the material U. S. federal income tax consequences of the Merger to holders of our common stock. This discussion is for general information only and does not address all tax consequences of the Merger and is based on the Internal Revenue Code of 1986, as amended, (the “Code”), regulations promulgated under the Code, administrative rulings by the Internal Revenue Service (“IRS”) and court decisions now in effect. All of these authorities are subject to change, possibly with retroactive effect, so as to result in tax

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consequences different from those described below. This discussion does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock. This discussion does not address the U. S. federal income tax consequences of the Merger to holders of stock options or restricted stock unit awards. In addition, this discussion does not address the U. S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U. S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, tax-exempt investors, S corporations, holders that are properly classified as “partnerships” under the Code, dealers in securities, holders who hold their common stock as part of a hedge, straddle or conversion transaction, holders who acquired common stock through the exercise of employee stock options or other compensatory arrangements, and holders who do not hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not address the U.S. federal income tax consequences to any holder of our common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. This discussion does not address the tax consequences of the Merger under state, local or foreign tax laws.
     Oilgear will not recognize gain or loss as a result of the Merger.
     Generally, the Merger will be taxable to each of our shareholders for U.S. federal income tax purposes. A holder of our common stock receiving cash in the Merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in our common stock surrendered. Any such gain or loss generally will be capital gain or loss if our common stock is held as a capital asset at the effective time of the Merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the holder has held our common stock for more than one year prior to the effective time of the Merger. If the holder has held our common stock for one year or less prior to the effective time of the Merger, any capital gain or loss will be taxed as short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxed at a maximum federal tax rate of 15%, whereas short-term capital gain is taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.
     Under the U.S. federal backup withholding tax rules, unless an exemption applies, the transfer agent will be required to withhold, and will withhold, 28% of all cash payments to which a holder of our common stock is entitled pursuant to the merger agreement unless the holder provides a tax identification number (social security number in the case of an individual or employer identification number in the case of other holders), certifies that the number is correct and that no backup withholding is otherwise required and otherwise complies with the backup withholding rules. Each holder of our common stock should complete, sign and return to the paying agent the Substitute Form W-9 in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is satisfied in a manner satisfactory to the paying agent. The Substitute Form W-9 will be included as part of the letter of transmittal which will be mailed to each record holder of Oilgear common stock upon completion of the Merger. Amounts withheld by the paying agent may not be refunded by the paying agent or the Company.
     THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED AND IT CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER, WAS NOT WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MERGER AND EACH HOLDER OF OILGEAR COMMON STOCK SHOULD SEEK ADVICE BASED ON SUCH HOLDER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR AS TO THE CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM.
Accounting Treatment of the Merger
     In accordance with generally accepted accounting principles, the Merger will be accounted for using the purchase method.
Regulatory Approval of the Merger
     We are not aware of any material governmental approvals or actions that are required prior to the completion of the Merger. However, if we determine that any are required, we contemplate that we will seek them; however, we cannot assure you that we will successfully obtain any such additional approvals or actions.

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PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT
     The following summary of the Merger Agreement is only an outline of the basic terms of the Merger Agreement and does not discuss in depth all the material terms of the Merger Agreement. We strongly encourage you to read the Merger Agreement, which is attached as Appendix A, because it is the legal document that governs the Merger.
Form of the Merger
     Subject to the terms and conditions of the Merger Agreement and in accordance with Wisconsin law, at the effective time of the Merger, Purchaser, a subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, will merge with and into Oilgear. The separate corporate existence of Purchaser will cease, and Oilgear will continue as the surviving corporation and will become a majority-owned subsidiary of Parent.
Effective Time of the Merger
     The Merger will become effective upon the filing of the articles of merger with the Wisconsin Department of Financial Institutions or at such later time as is agreed upon by Oilgear and Purchaser and specified in the articles of merger. The closing of the Merger will occur on a date agreed to in writing by Oilgear and Purchaser. Although we expect to complete the Merger by December 31, 2006, we cannot specify when, or assure you that, Oilgear and Purchaser will satisfy or waive all conditions to the Merger.
Articles of Incorporation and Bylaws of the Surviving Corporation
     At the effective time of the Merger, Oilgear’s articles of incorporation and bylaws will be amended and restated in their entirety to be identical to the articles of incorporation and bylaws of Purchaser, except that the name of the surviving corporation will be The Oilgear Company.
Directors and Officers of the Surviving Corporation
     The directors and officers of Purchaser immediately prior to the effective time of the Merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the bylaws of the surviving corporation until their resignation or removal or until their respective successors are duly elected and qualified. Purchaser has indicated that promptly after the effective time of the Merger, the surviving corporation will appoint additional officers and directors, as necessary.
Merger Consideration
     At the effective time of the Merger, each outstanding share of Oilgear common stock, other than shares owned by us as treasury stock, will be converted into the right to receive the Merger Consideration. Shares owned by us as treasury stock will be cancelled immediately prior to the Merger without any payment. Our shareholders will receive the Merger Consideration after exchanging their Oilgear stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to our shareholders shortly after completion of the Merger. The price of $15.25 per share was determined through arm’s-length discussions and negotiations between Purchaser and us.
DO NOT SEND US YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
     Purchaser and the surviving corporation are entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Oilgear common stock any amounts that they are required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

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Effect on Stock Options
     As required by the terms of the Merger Agreement, Oilgear must take all necessary actions so that at the effective time of the Merger all outstanding options to purchase shares of our common stock will, to the extent not then vested, accelerate and become fully vested and, in the case of options, exercisable.
     Also, immediately prior to the effective time of the Merger, each outstanding and unexercised option to purchase shares of our common stock will be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Oilgear common stock subject to such option multiplied by (ii) the excess of the amount of the per share Merger Consideration of $15.25 over the exercise price per share of such option, without interest and less any applicable withholding tax. Oilgear’s stock option plans will be terminated.
Effect on Benefit Plan Shares
     If the Merger is approved and becomes effective, the shares of Oilgear’s common stock held by employees under the Employer Stock Fund of The Oilgear Savings Plus Plan (the “Savings Plus Plan”) will be converted into $15.25 cash for each share of stock held. The cash resulting from the converted stock will be invested in cash or cash equivalents until such time employees reinvest the proceeds into another fund of The Savings Plus Plan. Pending completion of the Merger, the Savings Plus Plan has been amended effective September 1, 2006, so that the Company no longer provides a discount for shares purchased in that plan.
      If the Merger is completed, the shares of Oilgear’s common stock held in The Oilgear Company Retirement Plan will also be converted into $15.25 in cash for each share of stock held. Such conversion will not impact the value of the employees’s accrued benefits under this plan.
     If the Merger is completed, the shares of Oilgear’s common stock held in employee accounts under The Oilgear Stock Retirement Plan will also be converted into $15.25 in cash for each share of stock held. This plan is currently tied into The Oilgear Company Retirement Plan in that part or all of the account balance of the Stock Retirement Plan is used to reduce the accrued benefits of the Retirement Plan. The elimination of employer stock as an investment option requires a substantial redesign of the correlation between the two plans. As of this date, no decision has been made as to how the pension benefit offset will be calculated in the future or how the cash in the Stock Retirement Plan will be invested. Participants are encouraged to contact the Company with questions.
Exchange of Stock Certificates and Payment Procedures
     As promptly as practicable after the effective time of the Merger, Purchaser shall appoint and the surviving corporation shall cause a paying agent to mail to each person who was, at the effective time of the Merger, a holder of record of shares entitled to receive the Merger Consideration (a) a letter of transmittal and (b) instructions for surrendering Oilgear stock certificates in exchange for the Merger Consideration. Upon surrender to the paying agent of a stock certificate for cancellation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions, the holder of such stock certificate will be entitled to receive the Merger Consideration, and the certificate so surrendered will be cancelled.
     In the event of a transfer of ownership of Oilgear shares that is not registered in the transfer records of Oilgear, payment of the Merger Consideration may be made to a person other than the person in whose name the stock certificate is registered only if:
•	the certificate representing such shares is properly endorsed or otherwise in proper form for transfer, and

•	the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such certificate or establish to the reasonable satisfaction of the surviving corporation that such tax has been paid or is not applicable.
     Until it is surrendered, each certificate for Oilgear stock shall be deemed at all times after the effective time of the Merger to represent only the right to receive the Merger Consideration. No interest shall be paid or will accrue on any cash payable to holders of stock certificates.

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     The surviving corporation may request the paying agent to deliver to it any funds that have not been distributed to our shareholders at any time following the date that is six months after the effective time of the Merger. Any holders of Oilgear stock certificates who have not surrendered their certificates in compliance with the required procedures may thereafter look only to the surviving corporation for payment of the Merger Consideration to which they are entitled. Any funds which were set aside for purposes of paying to shareholders the Merger Consideration that remain unclaimed by shareholders for the shorter of five years or until a time when it would otherwise escheat to or become property of any governmental authority will become property of the surviving corporation.
     If a shareholder’s Oilgear stock certificate has been lost, stolen or destroyed, upon making of an affidavit by the owner claiming that the certificate has been lost, stolen or destroyed and, if required by the surviving corporation, the posting of a bond by the claiming person in an amount the surviving corporation may direct as indemnity against any claim that may be made with respect to that stock certificate, the paying agent will deliver to the claiming person the Merger Consideration, without interest and less any applicable withholding taxes, with respect to the shares formerly represented by the lost, stolen or destroyed stock certificate.
     Stock certificates should not be surrendered by our shareholders before the effective time of the Merger and should be sent only pursuant to instructions set forth in the letters of transmittal to be mailed to our shareholders promptly following the effective time of the Merger. In all cases, the Merger Consideration will be provided only in accordance with the procedures set forth in this proxy statement and in the letters of transmittal.
Conditions to the Merger
     Both parties’ obligations to consummate the Merger are subject to the following conditions:
•	the holders of at least two-thirds of the outstanding shares of Oilgear common stock must have approved the Merger Agreement;

•	no law or order shall have been enacted or issued by a court or other governmental authority that has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger; and

•	all filings with and all consents and approvals, if any, of government authorities, including foreign investment and antitrust approvals, must have been obtained.
     In addition, Purchaser’s obligation to consummate the Merger is subject to the following conditions:
•	Oilgear’s representations and warranties set forth in the Merger Agreement, disregarding qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the closing date, except (a) to the extent particular representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of that date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on, or in some matters result in, damages in excess of $2,000,000 to, Oilgear or Purchaser, with special rules relating to major customers, undisclosed liabilities, litigation, debt, transaction expenses and certain other matters;

•	Oilgear must have performed, in all material respects, all obligations and complied with all covenants that the Merger Agreement requires to be performed on or prior to the closing date of the Merger;

•	no event, change, effect, condition, fact or circumstance shall have occurred after the date of the Merger Agreement and before the closing that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Oilgear;

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•	Oilgear’s consolidated indebtedness for borrowed money and capital lease obligations must not exceed $19,000,000 on the closing date;

•	Oilgear’s transaction expenses related to the sale process and the preparation, negotiation, execution and performance of the Merger Agreement and related transactions must not exceed $2,750,000;

•	Oilgear must not have become obligated to pay officers, employees or directors change of control benefits in excess of $2,300,000 as a result of completing the Merger;

•	Oilgear must have achieved adjusted EBITDA (as defined in the Merger Agreement) of at least $8,500,000 for the 12-month period that ends on the last day of the month preceding the closing under the Merger Agreement for which Oilgear has delivered monthly financial statements to the Purchaser, and Oilgear’s backlog must be at least $29,000,000 as of September 30, 2006;

•	Oilgear must deliver to Purchaser at closing a certificate, signed by our CEO or CFO or another executive officer, to the effect that the matters discussed in the previous paragraphs have been satisfied;

•	any required and material regulatory filings or approvals must have been completed or obtained;

•	all holders of Oilgear options must have agreed to cancellation of the options in consideration of the payment described above under “THE MERGER — Interests of Oilgear Directors and Executive Officers in the Merger — Stock Options”;

•	there must not be any litigation or other action or proceeding threatened or pending seeking to prevent, delay, make illegal or interfere with completion of the Merger or seeking damages that would reasonably be expected to have a material adverse effect on Oilgear or Purchaser’s rights or interests under the Merger Agreement;

•	all governmental and other third party consents and approvals which are necessary for completion of the transactions contemplated by the Merger Agreement must have been filed or obtained;

•	Purchaser’s lenders must provide funding on the terms specified in their respective commitment letters;

•	the directors, officers, and other persons who receive accelerated benefits under specified Oilgear employee benefit plans as a result of the Merger must sign an acknowledgement that they have no further rights under those benefit plans; and

•	Oilgear must have delivered any other documents that Purchaser reasonably requests.
     In addition, Oilgear’s obligation to consummate the Merger is subject to the following conditions:
•	Purchaser’s representations and warranties set forth in the Merger Agreement, disregarding qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the closing date, except (a) to the extent particular representations and warranties are specifically made as of a particular date, in which case those representations and warranties must be true and correct as of that date, and (b) where the failure to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Purchaser, with certain exceptions;

•	Purchaser must have performed, in all material respects, its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger;

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•	Purchaser must deliver to Oilgear at closing a certificate, signed by the CEO or CFO or another executive officer of Purchaser, to the effect that the matters discussed in the previous two paragraphs have been satisfied; and

•	Purchaser must have delivered any other documents that Oilgear reasonably requests.
Material Adverse Effect
     One of the significant conditions to Purchaser’s obligation to close the transaction and consummate the Merger is that no material adverse effect shall have occurred with respect to Oilgear. As defined in the Merger Agreement, material adverse effect with respect to Oilgear means any change, effect, condition, factor or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, properties, condition (financial or otherwise), assets or liabilities of Oilgear and its subsidiaries taken as a whole. However, a material adverse effect does not generally include any change in economic or financial conditions or any change, effect, condition, factor or circumstance generally impacting the fluid power industry, except to the extent the event, circumstance, change or effect has had, or would be reasonably likely to have, a disproportionate effect on Oilgear and its subsidiaries, taken as a whole, on the one hand, or on the Purchaser, on the other hand.
     Other significant conditions to Purchaser’s obligation to close the transaction and consummate the Merger are based on particular facts or developments of specified magnitudes that may occur even if those facts or developments do not constitute a material adverse effect as defined above.
Indemnification and Insurance
     The Merger Agreement requires Purchaser and the surviving corporation to indemnify and hold harmless each current and former director or officer of Oilgear or its subsidiaries for any act or omission occurring at or prior to the effective time of the Merger, including in connection with the Merger and related transactions.
     In addition, Purchaser and the surviving corporation are generally required to provide, for up to six years from the effective time of the Merger, a director and officer insurance policy that provides coverage for wrongful acts committed prior to the effective time that is substantially similar to the coverage provided under Oilgear’s directors and officers liability insurance policy currently in effect on the date of the Merger Agreement or, if unavailable, the best available coverage, for the individuals who are directors and officers of Oilgear or its subsidiaries on the date of the Merger Agreement for events occurring prior to the effective time of the Merger. However, neither Purchaser nor the surviving corporation are not obligated to maintain the same insurance, and they may reduce the coverage, if and to the extent that it would be required to pay more than $400,000 in aggregate premiums.
Termination of the Merger Agreement
     The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether prior to or after the shareholders of Oilgear approve the Merger Agreement, as follows:
•	by mutual written consent of Purchaser and Oilgear;

•	by either of Oilgear or Purchaser, if:
o	the Merger is not consummated on or prior to January 31, 2007, or another date agreed to by the parties; provided, however, that the right to terminate the Merger Agreement under that section of the Merger Agreement is not available to a party whose material breach of the Merger Agreement caused the Merger not to consummate on or before that date;

o	(i) a law or final and non-appealable order is enacted, entered, promulgated or issued by a governmental entity permanently restraining, enjoining or otherwise prohibiting completion of the Merger on substantially the same terms as contemplated in the Merger

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Agreement; provided, however, that the party relying on such order to terminate the Merger Agreement must have used its reasonable best efforts to remove the order; or (ii) a governmental entity failed to issue an order or take an action (and the decision or action has become final and non-appealable) related to a governmental approval that is necessary and material to the completion of the Merger; provided, however, that the right to terminate the Merger Agreement due to the failure to obtain a governmental approval shall not be available to a party whose failure to use commercially reasonable efforts to obtain the approval has caused the governmental inaction. Further, the right to terminate the Merger Agreement pursuant to that section of the Merger Agreement will be available only if the law, order, act or omission of the governmental entity, as the case may be, caused a condition to the Merger not to be satisfied and the party entitled to rely on that condition does not waive it; or

o	after giving effect to any adjournment or postponement of the special meeting, the holders of at least two-thirds of Oilgear’s shares entitled to vote on the approval and adoption of the Merger fail to approve the Merger Agreement; provided, however, that the right to terminate the Merger Agreement due to a failure to obtain the required shareholder approval is not available to a party whose acts or omissions violated the Merger Agreement and caused the failure;
•	by Purchaser, if:
o	(i) Oilgear materially breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement, or any of the representations and warranties made by Oilgear in the Merger Agreement have become inaccurate, and (ii) the breach, inaccuracy or failure to perform would cause a condition to the Merger to fail and has not been cured by Oilgear within 30 days after receiving written notice of it (but no later than the termination date);

o	Oilgear: (i) failed to unanimously recommend approval of the Merger Agreement by its shareholders or withdrew or otherwise modified, or announced an intention to withdraw or modify, in any manner adverse to Purchaser its unanimous recommendation “FOR” the Merger or took an action or made a statement in connection with the special shareholders meeting inconsistent with a unanimous recommendation “FOR” the Merger, including a recommendation by Oilgear’s Board of Directors of an Acquisition Proposal as defined in the Merger Agreement (whether or not the Acquisition Proposal was permitted under the Merger Agreement); (ii) failed to reconfirm its unanimous approval of the Merger Agreement within three business days after a written request by Purchaser to do so following Oilgear’s receipt of an Acquisition Proposal; or (iii) failed to call the meeting of Oilgear shareholders or prepare and mail this proxy statement to its shareholders;

o	(i) Oilgear or its affiliates, officers, directors, employees, or other representatives failed to follow the provisions of the Merger Agreement related to the handling of an Acquisition Proposal; (ii) the Oilgear Board of Directors recommended (or resolved or publicly announced it is considering recommending) to its shareholders any Acquisition Proposal; or (iii) Oilgear enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring Oilgear to abandon, terminate or fail to consummate any of the transactions contemplated by the Merger Agreement; or

o	certain conditions to the Merger that must be satisfied in order for Purchaser to be obligated to effect the Merger are not satisfied on or before the closing date, Purchaser reasonably determines that the timely satisfaction of that condition is impossible (other than through Purchaser’s failure to comply with its obligations under the Merger Agreement) and Purchaser has not waived the condition on or before the closing date;

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•	by Oilgear, if:
o	(i) Purchaser materially breached or failed to perform with respect to any of its representations, warranties, covenants or other agreements in the Merger Agreement, or any of the representations and warranties made by Purchaser in the Merger Agreement have become inaccurate, and (ii) the breach, inaccuracy or failure to perform would cause a condition to the Merger to fail and has not been cured by Purchaser within 30 days after receiving written notice of it (but no later than the termination date);

o	its Board of Directors approved or recommended, or Oilgear executed or entered into a definitive agreement with respect to, a Superior Proposal as defined in the Merger Agreement in compliance with the terms of the Merger Agreement; provided, however, that termination under that section of the Merger Agreement is not effective until Oilgear pays to Purchaser, in cash, a $2,000,000 termination fee and Purchaser’s costs and expenses in an amount up to a maximum of $2,250,000; and

o	certain conditions to the Merger that must be satisfied in order for Oilgear to be obligated to effect the Merger are not satisfied on or before the closing date, Oilgear reasonably determines that the timely satisfaction of that condition is impossible (other than through Oilgear’s failure to comply with its obligations under the Merger Agreement) and Oilgear has not waived the condition on or before the closing date.
Expenses and Termination Fee
     Generally, each party to the Merger will pay its own costs and expenses incurred in connection with the Merger Agreement, whether or not the Merger is consummated. However, Oilgear may be required to pay a termination fee to Purchaser in the amount of $2,000,000 (the “Termination Fee”) and reimburse Purchaser and its affiliates for expenses and costs up to a maximum of $2,250,000 (“Purchaser’s Costs”), as follows:
•	If the Merger Agreement is terminated by Purchaser because (i) the Board of Directors of Oilgear failed to unanimously recommend approval of the Merger Agreement by its shareholders or withdrew or modified its unanimous recommendation “FOR” the Merger, including recommending an Acquisition Proposal; (ii) the Board of Directors of Oilgear failed to reconfirm its unanimous approval of the Merger Agreement within three business days after a written request by Purchaser to do so following Oilgear’s receipt of an Acquisition Proposal or (iii) Oilgear failed to call the meeting of Oilgear shareholders or prepare and mail this proxy statement to its shareholders, then Oilgear is required to pay the Termination Fee and reimburse Purchaser’s Costs on or before the date the termination occurs.

•	If the Merger Agreement is terminated by Oilgear because its Board of Directors approved or recommended, or executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with the terms of the Merger Agreement, then Oilgear is required to pay the Termination Fee and reimburse Purchaser’s Costs on or before the date the termination occurs. A termination under this provision of the Merger Agreement is not effective until Oilgear makes the required termination payments.

•	If the Merger Agreement is terminated by Purchaser because (i) Oilgear or its affiliates, officers, directors, employees, or other representatives failed to follow the “no shop” and related provisions of the Merger Agreement related to the handling of an Acquisition Proposal; (ii) the Oilgear Board of Directors recommended to its shareholders an Acquisition Proposal; or (iii) Oilgear entered into an agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to an Acquisition Proposal or requiring Oilgear to abandon, terminate or fail to consummate any of the transactions contemplated by the Merger Agreement. A termination under this provision of the Merger Agreement is not effective until Oilgear makes the required termination payments.

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•	If the Merger Agreement is terminated by Purchaser due to a material breach or failure or inaccuracy by Oilgear with respect to any of its covenants under the Merger Agreement (except for Oilgear’s covenants related to conducting its business in the ordinary course, preserving its business, goodwill and property in a commercially reasonable manner, and not incurring new or additional indebtedness) and the breach, inaccuracy or failure to perform would cause a condition to the Merger to fail and is not cured by Oilgear within 30 days (but no later than the termination date), then Oilgear is required to pay the Termination Fee and reimburse Purchaser’s Costs. If the Merger Agreement is terminated pursuant to this provision, Oilgear must pay Purchaser $400,000 in cash on or before the date termination occurs and issue Oilgear shares to Purchaser to satisfy the remaining amounts. Any Oilgear shares issued under this provision will be valued on the basis of a formula included in the Merger Agreement (which provides that not more than 19.99% of the then issued and outstanding shares of Oilgear common stock will be required under this provision) and will be subject to a registration rights agreement between Oilgear and the Purchaser.

•	If the Merger Agreement is terminated by either Purchaser or Oilgear due to the fact that the Merger was not consummated by January 31, 2007, and, within 18 months of the termination, Oilgear enters into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is completed, then Oilgear is required to pay the Termination Fee and reimburse Purchaser’s Costs. If the Merger Agreement is terminated pursuant to this provision, Oilgear must pay all termination fees to Purchaser on or before the completion of the Superior Proposal.

•	If the Merger Agreement is terminated by either Purchaser or Oilgear due to the failure of holders of at least two-thirds of the Oilgear shares outstanding to approve and adopt the Merger Agreement, and, within 18 months of the termination, Oilgear enters into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is completed, then Oilgear is required to pay the Termination Fee and reimburse Purchaser’s Costs. If the Merger Agreement is terminated pursuant to this provision, Oilgear must pay all termination fees to Purchaser on or before the completion of the Superior Proposal.
     Under other circumstances in connection with a termination of the Merger Agreement, Oilgear would not be required to pay the Termination Fee but would be required to pay a $500,000 fee to Purchaser (the “Mason Wells Fee”), as well as to reimburse Purchaser and its affiliates for the Purchaser’s Costs, as follows:
•	If the Merger Agreement is terminated by either Purchaser or Oilgear due to the failure of holders of at least two-thirds of the Oilgear shares outstanding to approve and adopt the Merger Agreement, and a Superior Proposal is not agreed to or completed within the 18-month period following the termination, then Oilgear is required to pay the Mason Wells Fee and reimburse Purchaser’s Costs by paying Purchaser $400,000 in cash on or before the date termination occurs and issuing Oilgear shares to Purchaser, calculated in the manner described above, to satisfy the remaining amounts.

•	If the Merger Agreement is terminated by Purchaser due to a material breach or failure or inaccuracy by Oilgear with respect to any of its representations and warranties under the Merger Agreement (except for a breach, inaccuracy or failure related to Oilgear’s ability to enter into certain contracts and its insurance coverages) and the breach, inaccuracy or failure to perform would cause a condition to the Merger to fail and is not cured by Oilgear within 30 days (but no later than the termination date), then Oilgear is required to pay the Mason Wells Fee and reimburse Purchaser’s Costs by paying Purchaser $400,000 in cash on or before the date termination occurs and issuing Oilgear shares to Purchaser, calculated in the manner described above, to satisfy the remaining amounts.

•	If the Merger Agreement is terminated by Purchaser due to the fact that (i) Oilgear has not satisfied its covenants and obligations related to its indebtedness and capital lease obligations, the amount of transaction expenses (including costs incurred in connection with preparing for and negotiating the Merger Agreement and preparing and mailing this proxy statement, as well as fees

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for its attorneys, accountants and other advisors) incurred by Oilgear in relation to the Merger, the amounts payable to Oilgear’s directors pursuant to specified employee benefit plans, and Oilgear’s financial performance; and (ii) Purchaser has not waived such failure, then Oilgear is required to pay the Mason Wells Fee and reimburse Purchaser’s Costs by paying Purchaser $400,000 in cash on or before the date termination occurs and issuing Oilgear shares to Purchaser, calculated in the manner described above, to satisfy the remaining amounts.

•	If (a) the Merger Agreement is terminated for any reason other than: (i) by mutual consent of the parties; (ii) by either Purchaser or Oilgear due to a governmental entity enacting or entering a law or order that prohibits completion of the Merger or failing to enact an order, take an action or issue an approval necessary for completion of the Merger; (iii) by Oilgear due to a material breach, failure or inaccuracy by Purchaser with respect to its representations, warranties, covenants or other agreements in the Merger Agreement and the breach, inaccuracy or failure to perform would cause a condition to the Merger to fail and is not cured by Purchaser within 30 days (but no later than the termination date); (iv) by Oilgear because certain conditions to the Merger that must be satisfied in order for Oilgear to be obligated to effect the Merger are not satisfied on or before the closing date (other than due to Oilgear’s failure to comply with its obligations under the Merger Agreement) and Oilgear has not waived the condition, or (v) due to any termination that would require payment by Oilgear of the $2,000,000 Termination Fee; and (b) within 18 months of the termination, Oilgear enters into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is completed, then Oilgear is required to pay the Mason Wells Fee and reimburse Purchaser’s Costs. If the Merger Agreement is terminated pursuant to these provisions of the Merger Agreement, Oilgear must pay all termination fees to Purchaser in cash on or before the completion of the Superior Proposal.
     If the circumstances surrounding a termination of the Merger Agreement would require payment by Oilgear under more than one of the situations described above and, therefore, might require payment of both the $2,000,000 Termination Fee and the $500,000 Mason Wells Fee, then, in that case, Oilgear would be able to deduct the Mason Wells Fee from the Termination Fee (the intent being to limit Oilgear’s payment of termination fees to $2,000,000) and Oilgear would not be required to reimburse the Purchaser’s Costs more than once. The amount of the Purchaser’s Costs is limited to a maximum of $2,250,000.
Representations and Warranties
     The Merger Agreement contains representations and warranties that the parties made to, and solely for the benefit of, each other. The representations and warranties expire on the closing date of the Merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. While Oilgear does not believe that the disclosure schedules contain non-public information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Oilgear’s public disclosures.
     ACCORDINGLY, YOU SHOULD NOT RELY ON THE REPRESENTATIONS AND WARRANTIES THAT ARE SUMMARIZED BELOW AND CONTAINED IN THE MERGER AGREEMENT AS CHARACTERIZATIONS OF THE ACTUAL STATE OF FACTS BECAUSE (A) THEY WERE ONLY MADE AS OF THE DATE OF THE MERGER AGREEMENT OR A PRIOR SPECIFIED DATE, (B) IN SOME CASES THEY ARE SUBJECT TO A MATERIAL ADVERSE EFFECT STANDARD OR OTHER MATERIALITY AND/OR KNOWLEDGE QUALIFIERS AND (C) THEY ARE MODIFIED IN IMPORTANT PART BY THE UNDERLYING DISCLOSURE SCHEDULES.
     The disclosure schedules contain information that has been included in Oilgear’s prior public disclosures, as well as non-public information.

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Our representations and warranties relate to, among other things:
•	due organization, valid existence and active status;

•	our capitalization, outstanding options and subsidiaries;

•	approval of the Merger Agreement and related instruments, power and authorization to enter into the transactions contemplated by the Merger Agreement and reservation of a specified number of shares of Oilgear common stock to be payable to Purchaser in the event the Merger Agreement is terminated prior to its effective time;

•	consents of third parties or governmental entities required to consummate the Merger;

•	our compliance with SEC and Sarbanes-Oxley requirements and our financial statements;

•	the accuracy and legal compliance of this proxy statement;

•	our Board’s approval and recommendation of the Merger Agreement, its actions to render state business combination and similar statutes inapplicable to the Merger and its compliance with certain exclusivity terms with Parent;

•	the absence since December 31, 2005 of changes and transactions outside the ordinary course of business that have not been disclosed to Purchaser;

•	the absence of undisclosed litigation or similar proceedings;

•	compliance with laws and our possession of material licenses, franchises, permits, certificates, approvals and authorizations from governmental authorities to conduct business;

•	tax matters affecting Oilgear and our subsidiaries;

•	environmental and safety laws and related matters affecting Oilgear and our subsidiaries;

•	our patents and other intellectual property rights;

•	employee benefit matters;

•	employment and labor matters affecting us;

•	material contracts;

•	real property owned or leased by us or our subsidiaries and title to assets;

•	our insurance policies;

•	SRR’s opinion that the Merger Consideration is fair, from a financial point of view, to our shareholders;

•	the absence of undisclosed broker’s or finder’s fees;

•	our estimated transaction fees and expenses;

•	product warranties and product liability matters;

•	major customers;

•	disclosure of transactions with related parties; and

•	information in the Merger Agreement and related disclosures.
     In addition, the Merger Agreement contains representations and warranties made by Purchaser to us as to, among other things, its organization and active status, corporate power and authorization, governmental approvals and information supplied to us in connection with the Merger Agreement and for inclusion in this proxy statement.
     The foregoing list of the representations and warranties is not a complete list of all of the representations and warranties contained in the Merger Agreement. In addition, the foregoing list is merely a summary of the representations and warranties and is qualified in its entirety by reference to the full text of the Merger Agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties of Company” and “Representations and Warranties of Purchaser” in Appendix A attached to this proxy statement.
Covenants Under the Merger Agreement
     The Merger Agreement contains certain covenants that Oilgear and Purchaser made to, and solely for the benefit of, each other. Certain of the covenants embodied in the Merger Agreement are qualified by information in confidential disclosure schedules that the parties exchanged in connection with the execution of the Merger Agreement. The disclosure schedules contain information that has been included in our general prior public disclosures, as well as additional non-public information.

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     Conduct of Our Business
     We have agreed in the Merger Agreement that, until the effective time of the Merger, unless Purchaser otherwise consents in advance in writing, Oilgear will, and will cause its subsidiaries to (among other things):
•	conduct our business only in the ordinary and usual course of business and consistent with past practice, to preserve and keep available the services of our officers and key employees and to preserve the goodwill of those with whom we have business relationships;

•	use commercially reasonable efforts to develop, commercialize, and pursue any regulatory approvals for, products of the Company and to advertise, promote and market the products of the Company, and use commercially reasonable efforts to keep the Company’s properties intact and maintained in operating condition;

•	not revise our articles of incorporation, bylaws or similar organizational documents;

•	not pay dividends or other distributions, or purchase or redeem our stock or options;

•	not adopt new employee benefit plans or material amendments to existing plans, increase, grant, or pay compensation or benefits to our officers or directors, or increase, grant, or pay compensation or benefits to our employees other than in the ordinary course of business consistent with past practice or to the extent required by prior existing agreement;

•	not issue common stock (except upon the exercise of options outstanding on the date of the Merger Agreement) or convertible securities or accelerate their vesting;

•	not incur new indebtedness, except in the ordinary course of our business for working capital purposes under our existing credit facilities, not enter into any new or amended credit agreements, and not make loans or capital investments;

•	not acquire the stock or assets of any business organization and not sell or dispose of any of Oilgear’s assets, other than purchases or sales of inventory items and supplies in the ordinary course of business and sales of excess tools or equipment no longer required in our business, except for capital contributions to certain subsidiaries;

•	not make tax elections or other tax-related decisions;

•	not pay or settle claims involving in excess of $25,000, except in the ordinary course of business;

•	not make capital expenditures in excess of $50,000 in the aggregate, with limited exceptions;

•	not enter into, terminate or amend material contracts, other than the renewal of contracts without changes materially adverse to Oilgear and its subsidiaries or the entry into sales contracts in the ordinary course of our business;

•	keep in effect casualty, public liability, worker’s compensation and other insurance policies;

•	not change Oilgear’s accounting principles, practices or methods, except as required by generally accepted accounting principles (“GAAP”) or Regulation S-X under the Exchange Act or as may be required by a change in applicable law; and

•	take all actions reasonably necessary with respect to Company options to cause the holders thereof to receive in the Merger a cash payment equal to the difference between the final per share price in the Merger and the exercise price of the option.

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     Other Covenants
     The Merger Agreement contains a number of mutual covenants which, subject to certain exceptions, obligate us and Purchaser to (among other things):
•	use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to bring about the closing of the Merger and related transactions, including preparing and filing necessary documents (including this proxy statement), obtaining any necessary approvals, consents and waivers, and executing and delivering additional documents as may be required;

•	obtain the other party’s consent before issuing a press release regarding the Merger or the Merger Agreement;

•	furnish all information concerning each party and its affiliates that is required to be included in this proxy statement;

•	provide prompt notice to the other party of:
o	the occurrence or non-occurrence of any event or circumstance that would be likely to cause any representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate in any material respect if made at such time;

o	any failure of the Company or Purchaser, as the case may be, to comply with or satisfy, in each case in any material respect, any of that party’s covenants, conditions or agreements to be complied with or satisfied; or

o	any change or event that would be reasonably likely to have a material adverse effect on the party providing the notice.
     The Merger Agreement also contains covenants requiring Oilgear, subject to certain exceptions, to:
•	provide Purchaser and its advisors and affiliates full and complete access to the officers, employees, properties, financial and operating data, and books and records of the Company and its subsidiaries as they reasonably desire in connection with Purchaser’s investigation of the Company with respect to the transactions contemplated by the Merger Agreement, and to permit Purchaser and its representatives to participate, along with Oilgear’s representatives and subject to Oilgear’s approval, in meetings and discussions with Oilgear’s suppliers and customers;

•	keep Purchaser reasonably informed, and provide information to Purchaser, with respect to negotiations regarding Oilgear potentially entering into a material contract, except to the extent that Oilgear is advised by its counsel that providing information to Purchaser would result in a waiver of Oilgear’s attorney-client privilege;

•	consult with Purchaser regarding the advisability of implementing accounting information systems and software designed to help Oilgear prepare its monthly financial statements, consider in good faith incurring capital expenditures of up to $125,000 to install and implement those systems and software, and allow a representative of Purchaser, at Purchaser’s expense, to assist, consult with and advise Oilgear in connection with the installation and implementation of those systems and software and other actions designed to help accelerate the closing of Oilgear’s monthly financial statements;

•	on a timely basis, prepare and file with the SEC a preliminary proxy statement;

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•	solicit proxies from its shareholders for the approval of the Merger Agreement and promptly hold the special meeting;

•	refrain from soliciting proposals to acquire Oilgear from other parties (for more information, see “PROPOSAL 1 — APPROVAL OF THE MERGER AGREEMENT — No Solicitation of Competing Proposals”);

•	notify and keep Purchaser appraised of any competing offers or proposals to acquire Oilgear;

•	deliver to Purchaser at or before the closing a letter of the resignation, effective at the effective time of the Merger, of Oilgear’s directors; and

•	reserve $400,000 under its current revolving loan facility and reserve, and cause to be approved for listing on the Nasdaq Capital Market, up to 19.99% of its authorized and unissued common stock of for potential payment of termination fees and reimbursable expenses payable to Purchaser in the event the Merger Agreement is terminated prior to completion of the Merger.
     The foregoing list of the covenants is not a complete list all the covenants contained in the Merger Agreement. In addition, the foregoing list is merely a summary of the covenants, and is qualified in its entirety by reference to the full text of the Merger Agreement. The covenants in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the Merger Agreement entitled “Covenants” in Appendix A attached to this proxy statement.
No Solicitation of Competing Proposals
     Under the Merger Agreement, Oilgear agreed that neither it nor any of its subsidiaries or any of their officers, directors, employees, accountants, consultants, legal counsel, financial advisors and other representatives and agents would directly or indirectly:
•	encourage, solicit, initiate, make or facilitate the making of, or take any action to facilitate any inquiries or the making of any Acquisition Proposal;

•	participate in any discussions or negotiations regarding, or furnish or disclose to any person (other than Purchaser and its representatives and Oilgear’s representatives) any information in connection with, any Acquisition Proposal;

•	take any action to exempt any person from the restrictions contained in Sections 180.1130 to 180.1150 of the Wisconsin Business Corporation Law (or any similar provision) or otherwise cause such restrictions not to apply; or

•	release or waive any confidentiality, standstill or similar agreements to which Oilgear has rights with respect to the divesture of its voting securities or a material portion of its assets (except for any agreements with Purchaser or its affiliates).
     Notwithstanding the foregoing, Oilgear may, prior to the Oilgear shareholders’ approval of the Merger Agreement and the Merger, furnish information to, or engage in negotiations or discussions with, any person in connection with an unsolicited, bona fide, written Acquisition Proposal by such person received after the date of the Merger Agreement, if and only to the extent that, prior to taking such action, Oilgear’s Board of Directors:
•	determines in good faith (after consultation with its outside legal counsel and Cleary Gull or another financial advisor of nationally recognized reputation) that:
o	the person making the Acquisition Proposal is reasonably capable of consummating a Superior Proposal, taking into account the legal, financial, regulatory and other aspects of the Acquisition Proposal;

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o	such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, which Acquisition Proposal was not, directly or indirectly, the result of a breach of the Merger Agreement;

o	a majority of the members of our Board of Directors determines in good faith that it is required to take the action in order to comply with its fiduciary duties to the shareholders of Oilgear under applicable law;
•	at least three business days prior to participating in discussions or negotiations with, or furnishing any nonpublic information to, the person making the Acquisition Proposal, gives Purchaser written notice of the identity of that person and of Oilgear’s intention to take those actions;

•	receives from such person an executed confidentiality agreement, the terms of which are substantially similar, and no less favorable, to the Company than those contained in the confidentiality letter agreement with Parent, Purchaser and their affiliates; and

•	advises Purchaser, at least one business day prior to disclosing nonpublic information to the person making the Acquisition Proposal, that it intends to disclose nonpublic information, and also discloses such information to Purchaser.
     Oilgear is required to notify Purchaser as promptly as practicable (and in any event within 24 hours) in writing of the receipt by Oilgear of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the terms and conditions thereof and the identity of the party making such request, Acquisition Proposal or inquiry and, further, is required to provide Purchaser with copies of any written materials it receives in connection with an Acquisition Proposal and related activities. In addition, Oilgear agreed that it would:
•	keep Purchaser reasonably informed of the status of any such discussions or negotiations, of any information requested or provided and of any modifications to such inquiries, proposals or offers; and

•	provide Purchaser with at least one business day’s notice (or such lesser notice as is provided to Oilgear’s directors) prior to any meeting of the Board of Directors at which the Board of Directors is reasonably expected to discuss and consider any Acquisition Proposal.
     In addition, Oilgear agreed to:
•	immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Purchaser and its subsidiaries) that may be ongoing at the time of the Merger Agreement with respect to any Acquisition Proposal; and

•	within three business days of the date of the Merger Agreement, request each person who has executed a confidentiality agreement with Oilgear in connection with a potential Acquisition Proposal to return all nonpublic information that was furnished to that person.
     Oilgear also agreed that it would not directly or indirectly:
•	withdraw, modify or qualify (or publicly announce that it is considering withdrawing, modifying or qualifying), in a manner adverse to Purchaser, the unanimous recommendation of the Board that Oilgear’s shareholders approve the Merger Agreement and the Merger, other than following a material breach by Purchaser of its representations, warranties or covenants in the Merger Agreement;

•	approve or recommend or publicly announce it is considering approving or recommending any Acquisition Proposal; or

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•	enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring Oilgear to abandon, terminate or fail to consummate the Merger or related transactions.
     Notwithstanding the foregoing, if Oilgear has not violated its promise not to solicit any Acquisition Proposal, Oilgear may approve or recommend or enter into a definitive agreement for an alternative Acquisition Proposal (and in connection therewith, change its recommendation to the Oilgear shareholders regarding approval of the Merger Agreement and the Merger) if:
•	Oilgear notifies Purchaser in writing that it believes in good faith that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Oilgear Board of Directors for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal;

•	during the one business day period following the written notice described in the preceding bullet point, Oilgear causes its financial and legal advisors to negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) in an effort to make such adjustments to the terms and conditions of the Merger Agreement such that the Acquisition Proposal would not be a Superior Proposal compared with the adjusted Merger Agreement;

•	notwithstanding the negotiations and adjustments, a majority of the members of the Oilgear Board of Directors determines in good faith, and after consultation with its outside legal counsel, that the Acquisition Proposal constitutes a Superior Proposal and that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to the Oilgear shareholders under applicable law;

•	Oilgear does not approve, recommend or enter into a definitive agreement with respect to the Acquisition Proposal at any time before the third business day after Purchaser receives a written notice from Oilgear’s chief executive officer to the effect the Oilgear’s Board of Directors has made the determination described in the preceding bullet point;

•	within three business days after receiving the written notice described above, Purchaser does not make a written offer to adjust the terms and conditions of the Merger Agreement, or Purchaser does make a written offer to adjust the terms and conditions of the Merger Agreement and a majority of Oilgear’s Board of Directors determines in good faith, after consulting with its financial advisor and outside legal counsel, that Purchaser’s adjusted written offer is not as favorable to Oilgear’s shareholders from a financial point of view as the Acquisition Proposal that was determined to be a Superior Proposal; and

•	not later than the execution and delivery of a definitive agreement with respect to the Superior Proposal, Oilgear terminates the Merger Agreement, makes the payments of the termination fee and expense reimbursements described herein, and delivers a written certification from the other party to the Superior Proposal confirming its awareness of the termination fee and expense reimbursements and waiving any right to contest the amounts so payable.
     Under the terms of the Merger Agreement:
•	“Acquisition Proposal” means any proposal or offer from any person or group other than Purchaser or any of its subsidiaries (whether or not in writing and whether or not delivered to Oilgear’s shareholders generally) relating to:
o	any direct or indirect acquisition or purchase of a business of Oilgear or any of our subsidiaries that constitute 10% or more of our consolidated revenues, net income or assets or of 10% or more of any class of our equity securities or those of any of our subsidiaries;

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o	any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 10% or more of any class of equity securities of Oilgear;

o	any merger, reorganization, consolidation, share exchange, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or other similar transaction involving Oilgear or any of its subsidiaries;

o	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing; or

o	any other transaction, the completion of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the aggregate benefits to Purchaser of the transactions contemplated by the Merger Agreement.
•	“Superior Proposal” means an unsolicited, bona fide, written, fully financed proposal made by any person capable of financing the transaction other than Purchaser or any of its subsidiaries to acquire all of the issued and outstanding shares of Oilgear common stock pursuant to a tender offer or a merger or to acquire all of the properties and assets of Oilgear on terms and conditions that a majority of the members of the Oilgear Board of Directors determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposal), is more favorable to Oilgear’s shareholders from a financial point of view than the transactions contemplated by the Merger Agreement (including, to the extent applicable, any proposal or offer by Purchaser for an adjustment to the terms and conditions of the Merger Agreement) and is reasonably likely to be consummated.
Amendment and Waiver
     The parties may amend the Merger Agreement at any time before or after approval by our shareholders of the matters presented in connection with the Merger Agreement. However, after shareholder approval has been obtained, the parties may not amend the Merger Agreement without obtaining further approval by our shareholders if, by law, such amendment would require further approval of our shareholders. The Merger Agreement also provides that, at any time prior to the effective time of the Merger, each party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties in the Merger Agreement or waive compliance with any of the agreements or, except as otherwise provided in the Merger Agreement, the conditions contained in the Merger Agreement.
Recommendation of the Board of Directors
     After the close of trading on the Nasdaq Capital Market on August 25, 2006, the Board of Directors of Oilgear determined that the proposed Merger with Purchaser is advisable, fair to and in the best interests of Oilgear shareholders. Therefore, the Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and Oilgear entered into the Merger Agreement with Purchaser on August 28, 2006. THE OILGEAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.
     The Board’s recommendation to the shareholders is based upon the Board’s due consideration and evaluation of a variety of business, financial and market factors and the Board’s consultation with legal and financial advisors. For more information on the Board of Director’s consideration of the Merger and the Merger Agreement, see “THE MERGER — Background.” For more information on the financial analysis considered by the board, see “THE MERGER — Financial Fairness Advisor — Stout Risius Ross, Inc. and its Fairness Opinion.”

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PROPOSAL 2 — APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING
     If we fail to receive a sufficient number of votes to approve the Merger Agreement and the Merger, we expect to propose to adjourn the special meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve the Merger Agreement and the Merger, and we may also determine to propose additional postponements or adjournments. We currently do not intend to propose adjournment at our special meeting if sufficient shares are present in person or by proxy and intended to be voted in favor of the Merger Agreement to approve the Merger Agreement and the Merger. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our shareholders for approval, that approval requires the affirmative vote of a majority of the votes cast at the special meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.
     Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Merger Agreement and the Merger.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information regarding the beneficial ownership of common stock, as of August 22, 2006 or as of the date otherwise indicated, by each director, nominee for director and named executive officer, by all directors and executive officers of Oilgear as a group, and by each person known to Oilgear to beneficially own more than 5% of its common stock. Except as otherwise indicated in the footnotes to the table, such persons have sole voting and investment power as to the shares reported as beneficially owned.

	Amount		Percent
	and Nature of		of
Name and Address	Beneficial Ownership		Class
The Oilgear Stock Retirement Plan	240,370	(1)	11.8%
The Oilgear Savings Plus Plan	169,296	(1)	8.3%
The Oilgear Company Retirement Plan	244,564	(1)	12.2%
The Tontine Capital Partners, L.P.	191,680	(2)	9.5%
31 West 52nd Street New York, NY 10019
David A. Zuege	434,390	(3)	21.3%
2300 South 51st Street Milwaukee, WI 53219
Thomas J. Price	367,963	(3)	18.1%
2300 South 51st Street Milwaukee, WI 53219

(1)	Held of record by the Trustee, Marshall & Ilsley Trust Company N.A., for The Oilgear Stock Retirement Plan, The Oilgear Savings Plus Plan and The Oilgear Company Retirement Plan. The Company and the Trustee disclaim beneficial ownership of the shares of Common Stock held by The Oilgear Stock Retirement Plan and The Oilgear Savings Plus Plan since the power to direct the voting and disposition of those shares allocated to participants’ accounts is passed through to the participants and neither the plan administrators nor the Trustee may dispose of the allocated shares in those plans except to, or upon the instructions of, participants in accordance with the terms of such plans. Voting and investment power with respect to shares held by The Oilgear Company Retirement Plan is as described in note 3 below. The address of each of the plans is the Company’s address.

(2)	Based solely upon the information contained in the Schedule 13G report of Tontine Capital Partners, L.P. filed with the SEC on February 14, 2006 with respect to Oilgear common stock owned as of December 31, 2005.

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According to the filing, Tontine Capital Management, LLC and Jeffrey L. Gendell share voting and dispositive power with respect to the shares owned directly by Tontine Capital Partners, L.P.

(3)	Messrs. Zuege and Price share voting power and investment power with respect to 58,650 shares of Oilgear Common Stock held by the Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege and Price share voting power and investment power with respect to 244,564 shares held in The Oilgear Company Retirement Plan. These shares are included in the total for all directors and executive officers as a group and in the individual beneficial ownership amounts shown in the table because of the fiduciary relationships involved. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the Common Stock, with respect to any shares of Common Stock held in The Oilgear Stock Retirement Plan and The Oilgear Savings Plus Plan that are not allocated to the accounts of participants. There were a minimal number of unallocated shares in the plans as of August 22, 2006; these shares are not included in the table.
     The following table sets forth information regarding the beneficial ownership of Oilgear common stock as of August 22, 2006, by each director and nominee for director, by each executive officer named below in the Summary Compensation Table and by all directors and executive officers of the Company as a group:

	Amount and	Percent
	Nature of Beneficial	of
Name	Ownership (1)(2)	Class
Dale C. Boyke	50,072	2.5%
Hubert Bursch	15,518	*
Robert D. Drake	25,716	1.3%
Michael H. Joyce	2,800	*
Thomas L. Misiak	3,725	*
Thomas J. Price(2)(3)	367,963	18.1%
Frank L. Schmit	4,925	*
Roger H. Schroeder	2,800	*
Michael C. Sipek(4)	3,200	*
David A. Zuege(2)(3)	434,390	21.3%
All directors and executive officers as a group (10 persons)(2)(3)(4)	607,596	29.8%

*	Less than 1%

(1)	The specified persons have sole voting power and sole investment power as to all of the shares indicated, except as indicated in the footnotes below and except for 435 shares as to which Mr. Price has shared voting and investment power. Includes options to purchase common stock exercisable within 60 days with respect to 500 shares by each of Messrs. Boyke and Bursch and 875 shares by Mr. Price.

(2)	Includes shares allocated to the accounts of officers under The Oilgear Savings Plus Plan (as of August 22, 2006) and The Oilgear Stock Retirement Plan (as of August 22, 2006), as to which such officers have shared voting and investment power.

(3)	Messrs. Zuege and Price share voting power and investment power with respect to 58,650 shares of Oilgear common stock held by The Oilgear Ferris Foundation, Inc., a private charitable foundation funded by Oilgear. As officers of the Company, Messrs. Zuege and Price share voting power and investment power with respect to 244,564 shares held in The Oilgear Company Retirement Plan. These shares are included in the total for all directors and executive officers as a group and in the individual beneficial ownership amounts shown in the table because of the fiduciary relationships involved. As officers of the Company, Messrs. Zuege and Price also share dispositive power, in the event of a tender or exchange offer for the common stock, with respect to any shares of Common Stock held in The Oilgear Stock Retirement Plan and The Oilgear Savings Plus Plan that are

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not allocated to the accounts of participants. There were a minimal number of unallocated shares in the plans as of August 22, 2006; these shares are not included in the table.

(4)	400 of these shares are held in the Sipek Living Trust, dated February 5, 1999, the trustees of which are Mr. Sipek and his spouse.
     The above beneficial ownership information is based on information furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Exchange Act, as required for purposes of this proxy statement. It includes shares as to which beneficial ownership may be disclaimed and is not necessarily to be construed as an admission of beneficial ownership for other purposes.
FUTURE SHAREHOLDER PROPOSALS
     If the Merger is completed, there will be no public shareholders of Oilgear and no public participation in any future meetings of Oilgear shareholders. However, if the Merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholder meetings. We intend to hold an annual shareholders meeting in 2007 only if the Merger is not completed, or if we are required to do so by law.
     Shareholder proposals must be received by Oilgear no later than December 18, 2006, in order to be considered for inclusion in the 2007 annual meeting proxy material.
     Under SEC rules relating to the discretionary voting of proxies at shareholder meetings, if a proponent of a matter for shareholder consideration (other than a shareholder proposal) notifies Oilgear at least 45 days prior to the month and day of mailing the prior year’s proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Thus, such matters must be received by Oilgear by March 5, 2007 in the case of Oilgear’s 2007 annual meeting of shareholders. No notices were received relating to the 2006 annual meeting.
WHERE SHAREHOLDERS CAN FIND MORE INFORMATION
     Oilgear is a public company, and must provide information to the public under the Securities Exchange Act of 1934. Therefore, Oilgear files reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these materials at the SEC’s public reference facilities, which are located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by writing to the SEC’s Public Reference Section, Washington, D.C. 20549; in that case, you will be charged for the copies at the rates which the SEC sets. You may also obtain copies from the SEC’s Web site (http://www.sec.gov). Because Oilgear common stock is traded on the Nasdaq Capital Market, you can inspect material filed by it at the offices of the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.
     This proxy statement “incorporates by reference” the filings named below. That means that the contents of those documents are considered to be part of this proxy statement even though they are not actually included with it. Oilgear will provide you with a copy of any of those documents without charge upon your oral or written request by first class mail within one business day of your request if you are an Oilgear record shareholder, or if you are a beneficial owner of securities which are held in street name. We will not necessarily provide exhibits unless those exhibits are specifically incorporated by reference in the document. You can obtain copies of the documents by writing to The Oilgear Company, 2300 South 51st Street, Post Office Box 343924, Milwaukee, Wisconsin 53234-3924, Attn: Thomas J. Price, or by calling Mr. Price, Oilgear’s corporate secretary, at (414) 328-5230. You should request the information by ___, 2006 to help assure that you receive it before the special meeting.
     This proxy statement incorporates by reference the following documents. Each of them has been filed by Oilgear with the SEC as required by the Exchange Act:
•	Form 10-K for the year ended December 31, 2005;

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•	Forms 10-Q for the quarters ended March 15, 2006 and June 30, 2006; and

•	Oilgear’s current reports on Form 8-K filed January 30, 2006, April 3, 2006, May 11, 2006, June 8, 2006, June 20, 2006, August 4, 2006, August 11, 2006, August 16, 2006, August 28, 2006 and ___2006.
     This proxy statement also incorporates all reports and definitive proxy or information statements filed by Oilgear under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement. They will be incorporated by reference into this proxy statement from the date on which Oilgear files such documents.

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APPENDIX A
AGREEMENT AND PLAN OF MERGER
The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Oilgear or Lincoln Acquisition Corp. Such information can be found elsewhere in this proxy statement and in the public filings Oilgear makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.
The Merger Agreement contains representations and warranties that Oilgear and Lincoln Acquisition Corp. made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Oilgear and Lincoln Acquisition Corp. have exchanged in connection with signing the Merger Agreement. While Oilgear does not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Oilgear’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Oilgear’s public disclosures.

AGREEMENT AND PLAN OF MERGER
By and between
Lincoln Acquisition Corp.
and
The Oilgear Company
dated as of
August 28, 2006

i

Section 8.7.	Severability	54
Section 8.8.	Enforcement of Agreement	54
Section 8.9.	Waiver of Jury Trial	54
Section 8.10.	Counterparts	55
Section 8.11.	Headings	55
Section 8.12.	Interpretation	55
Section 8.13.	Definitions	55

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	8.13
Affiliates	8.13
Agreement	Preamble
Articles of Merger	1.3
Business Day	8.13
Certificates	2.2
Change in Company Recommendation	5.2(b)
Closing	1.2
Closing Date	1.2
Code	1.9
Company	Preamble
Company Ancillary Instruments	3.3
Company Board Approval	3.7
Company Common Stock	Recitals
Company Contract	8.13
Company Disclosure Schedule	Article 3
Company Intellectual Property	3.13(a)
Company Permits	3.10
Company Recommendation	5.2(b)
Company Requisite Shareholder Vote	3.3
Company SEC Reports	3.5(a)
Company Shareholders Meeting	5.2(b)
Company Stock Options	3.2
Company Stock Plans	1.9
Company Voting Debt	3.2
Confidentiality Agreement	5.5(a)(i)
Contract	3.4(a)
Damages	6.2(a)
D&O Insurance	5.6

Defined Term	Section
EBITDA	8.13
Effective Time	1.3
Employee Benefit Plans	3.14(a)
Environmental Laws	3.12(a)
ERISA	3.14(a)
ERISA Affiliate	3.14(a)
Exchange Act	3.4(b)
Foreign Benefit Plan	3.14(l)
GAAP	3.5(b)
Governmental Entity	3.4(b)
Hazardous Substance	8.13
Intellectual Property Rights	8.13
Law	3.4(a)
Leased Real Property	3.17(c)
Liens	3.2
Mason Wells Fee	8.13
Material Adverse Effect	8.13
June 30 Financial Statements	3.5(c)
Merger	Recitals
Merger Consideration	1.8(a)
Purchaser	Preamble
Multiemployer Plan	3.14(b)
Necessary Consents	3.4(b)
Order	3.4(a)
Owned Real Property	3.17(b)
Purchaser	Preamble
Purchaser Ancillary Instruments	4.2
Purchaser Disclosure Schedule	Article 4
Purchaser’s Costs	7.2(b)
Paying Agent	2.1
PBGC	3.14(c)

v

Defined Term	Section
Person	8.13
Properties	3.12(b)
Proxy Statement	5.2(a)
Real Property Lease	3.17(c)
Recent Balance Sheet	3.11(a)
Regulatory Law	8.13
Representatives	5.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Subsidiaries	8.13
Superior Proposal	8.13
Surviving Corporation	1.1
Taxes	8.13
Tax Return	8.13
Termination Date	7.1(b)
Transaction Expenses	8.13
WBCL	1.1

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and effective as of August 28, 2006, between Lincoln Acquisition Corp., a Wisconsin corporation (“Purchaser”), and The Oilgear Company, a Wisconsin corporation (“Company”).
          WHEREAS, the respective Boards of Directors of Purchaser and Company desire to enter into a transaction whereby Purchaser will merge with and into Company (the “Merger”), pursuant to which each issued and outstanding share of Common Stock, par value $1.00 per share, of Company (“Company Common Stock”) not owned directly or indirectly by Company will be converted into the right to receive the Merger Consideration; and
          WHEREAS, the Board of Directors of Company has unanimously (i) determined that (A) the Merger is advisable and in the best interests of Company and its shareholders and (B) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended approval and adoption by the shareholders of Company of this Agreement and the transactions contemplated hereby, including the Merger; and;
          WHEREAS, the Board of Directors of Purchaser has approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
          WHEREAS, Purchaser and Company desire to make certain representations, warranties and agreements in connection with, and to prescribe certain conditions to, the Merger.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Business Corporation Law (the “WBCL”), Purchaser shall be merged with and into Company at the Effective Time. Following the Effective Time, Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Purchaser shall terminate.
Section 1.2. Closing. The closing of the Merger (the “Closing”) shall occur at 10:00 a.m., local time, on the first Business Day after the satisfaction or waiver of the condition set forth in Section 6.1(a), or such other time and date as Purchaser and Company shall agree in writing, unless this Agreement has been theretofore terminated pursuant to its terms (the actual time and date of the Closing is referred to as the “Closing Date”). Notwithstanding the foregoing, if the Closing shall not occur in accordance with the preceding sentence because any condition to the Closing set forth in Article 6 is not satisfied or waived on or prior to that date, then either Purchaser or Company may postpone the Closing from time to time to any designated subsequent Business Day not more than five (5) Business Days after the original or postponed date on which the Closing was to occur by delivering written notice of such postponement to the other. The Closing shall be held at the offices of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 or such other place as Purchaser and Company shall agree in writing.
Section 1.3. Effective Time. At the Closing, the parties hereto shall file articles of merger (the “Articles of Merger”) with the Wisconsin Department of Financial Institutions in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL and make all other filings or recordings required by the WBCL to effectuate the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Wisconsin Department of Financial Institutions or at such subsequent time as Purchaser and Company shall agree and specify in the Articles of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).
Section 1.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the WBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Purchaser and Company shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and Company shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5. Articles of Incorporation. The Articles of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law.
Section 1.6. By-Laws. The By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with applicable Law.
Section 1.7. Officers and Directors. The officers of Purchaser immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Promptly following the Effective Time, the Surviving Corporation will appoint such additional officers as the directors of the Surviving Corporation shall determine. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
Section 1.8. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Purchaser:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.8(c)) shall be converted into the right to receive an amount in cash equal to $15.25, without interest (the “Merger Consideration”).

     (b) All shares of Company Common Stock shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that, immediately prior to the Effective Time, represented any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as otherwise expressly provided in this Agreement or by applicable Law.
     (c) Each share of Company Common Stock that is owned directly or indirectly by Company at the Effective Time shall be automatically canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (d) Each share of (i) common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case) share of common stock, par value $0.01 per share, of the Surviving Corporation; and (ii) preferred stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case) share of preferred stock, par value $0.01 per share, of the Surviving Corporation.
Section 1.9. Company Stock Options and Other Equity-Based Awards. Not later than immediately prior to the Effective Time, Company shall cause the Board of Directors of Company or any committee administering the Company Stock Plans to adopt all resolutions, take all actions and obtain all consents necessary to provide that:
     (a) all outstanding Company Stock Options heretofore granted under Company’s 1992 Stock Option Plan or any other stock option or similar plans, agreements or arrangements of Company including any related award agreements (collectively, the “Company Stock Plans”), whether or not then exercisable or vested, shall cease to represent, as of the Effective Time, a right to acquire shares of Company Common Stock and shall be converted, in settlement and cancellation thereof, into the right to receive, at the Effective Time, a lump sum cash payment by the Surviving Corporation of an amount equal to (i) the excess, if any, of (A) the per share Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock for which such Company Stock Option shall not theretofore have been exercised;
     (b) the Company Stock Plans shall terminate, and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest with respect to the capital stock or other equity interests of Company or any of its Subsidiaries shall be canceled, effective as of the Effective Time, without any liability on the part of

Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement); and
     (c) no Person shall have any right under the Company Stock Plans or under any other plan, program, agreement or arrangement with respect to equity interests of Company or any of its Subsidiaries (except as otherwise expressly provided in this Agreement) at and after the Effective Time.
Reasonably promptly after the Effective Time, the Surviving Corporation shall pay the holders of Company Stock Options the cash payments specified in this Section 1.9. No interest shall be paid or accrue on such cash payments. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock Options with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (collectively, the “Code”), or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be. Company shall cooperate with Purchaser, and keep Purchaser fully informed, with respect to all resolutions, actions and consents that Company intends to adopt, take and obtain in connection with the matters described in this Section 1.9. Without limitation, Company shall provide Purchaser with a reasonable opportunity to review and comment on all such resolutions and consents.
Section 1.10. Certain Adjustments. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the Merger Consideration shall be appropriately adjusted to provide the holders of shares of Company Common Stock (and Company Stock Options) the same economic effect as contemplated by this Agreement prior to such event.
ARTICLE 2
CONVERSION OF SHARES
Section 2.1. Paying Agent. As of the Effective Time, Purchaser shall designate, and enter into an agreement with Wells Fargo N.A., or such other bank or trust company reasonably acceptable to Company to act as paying agent in the Merger (the “Paying Agent”), which agreement shall provide that Purchaser shall deposit with the Paying Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, cash sufficient to effect the payment of the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2.

Section 2.2. Payment Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 1.8(a) (the “Certificates”) (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such a form and have such other provisions as Purchaser may specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as Purchaser may appoint, together with such letter of transmittal, duly executed and completed, and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. No interest shall be paid or accrue on the Merger Consideration. If any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, then it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or (B) established to the satisfaction of the Surviving Corporation that any such Taxes either have been paid or are not payable.
Section 2.3. Undistributed Merger Consideration. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains undistributed to holders of Certificates on the date that is six months after the Effective Time shall be delivered to the Surviving Corporation or its designee, and any holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for the Merger Consideration to which such holders are entitled pursuant to Section 1.8(a) and this Article 2. Any portion of the funds made available to the Paying Agent pursuant to Section 2.1 that remains unclaimed by holders of Certificates on the date that is five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.
Section 2.4. No Liability. None of Purchaser, Company, the Surviving Corporation, the Paying Agent or their respective representatives shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.5. Investment of Merger Consideration. The Paying Agent shall invest the funds made available to the Paying Agent pursuant to Section 2.1 as directed by the Surviving Corporation on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to holders of Certificates pursuant to Section 1.8(a) and this Article 2. Any interest and other income resulting from such investments shall be the property of, and shall promptly be paid to, the Surviving Corporation.

Section 2.6. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.
Section 2.7. Withholding Rights. To the extent the Surviving Corporation or Purchaser is required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code or any provision of any other Tax Law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Purchaser, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Purchaser, as the case may be.
Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company or Purchaser, all deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Company or Purchaser, all other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation all right, title and interest in, to and under all of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 2.9. Stock Transfer Books. The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. At or after the Effective Time, any Certificates presented to the Paying Agent, Purchaser or the Surviving Corporation for any reason shall, subject to compliance with the provisions of this Article 2 by the holder thereof, be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF COMPANY
          Except as set forth in the disclosure schedule delivered by Company to Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which in each case reference the applicable Section below, Company makes the following representations and warranties to Purchaser, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:
Section 3.1. Organization and Qualification. Each of Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing (which, in the case of a corporation organized under the Laws of the State of Wisconsin, means that such corporation has filed its most recent required annual report and has not filed articles of dissolution) under the Laws of the jurisdiction of its incorporation or organization and has full corporate or other power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Each of Company and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company. The copies of the Articles of Incorporation and By-Laws (or similar charter documents) of Company and each of its Subsidiaries, including any amendments thereto, that have been delivered by Company to Purchaser are correct and complete copies of such instruments as presently in effect.
Section 3.2. Capitalization. As of the date of this Agreement, the authorized capital stock of Company consists entirely of 4,000,000 shares of Company Common Stock, of which 2,039,034 shares of Company Common Stock are issued and outstanding. All issued and outstanding shares of capital stock of Company and its Subsidiaries are validly issued, fully paid and nonassessable (subject to the personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, Section 180.0622(2)(b) has been repealed) owing to employees for services performed, but not exceeding six months service in any one case). As of the date of this Agreement, there are outstanding options to acquire shares of Company Common Stock from Company representing in the aggregate the right to acquire 63,749 shares of Company Common Stock (collectively, the “Company Stock Options”) under all Company Stock Plans. Schedule 3.2 to the Company Disclosure Schedule sets forth a correct and complete list, as of the date of this Agreement, of (a) the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Employee Benefit Plans or otherwise and the holders, the dates of grant, the exercise prices, the expiration dates and the vesting schedules thereof and the Company Stock Plan under which such Company Stock Options or other securities were granted; and (b) the number of shares of Company Common Stock beneficially owned by each officer and director of Company. No bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of Company may vote (“Company Voting Debt”) are issued or outstanding. There are no outstanding obligations of Company or its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Company or any of its Subsidiaries. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of Company have been issued or reserved for issuance or are outstanding, other than the shares of Company Common Stock reserved for issuance under the Company Stock Plans. Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Company or any of its Subsidiaries or any Company Voting Debt, (ii) obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (iii) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of Company or any of its Subsidiaries. Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests of its Subsidiaries, free and clear of all liens, pledges, charges, encumbrances and other security interests of any nature whatsoever (collectively, “Liens”). A correct and complete list of all of Company’s Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by Company or another of its Subsidiaries, is set forth in Schedule 3.2 to the Company Disclosure Schedule. A correct and complete list of all corporations, partnerships, limited liability companies, associations and other entities (excluding Company’s Subsidiaries) in which Company or any Subsidiary of Company owns any joint venture, partnership, strategic alliance or similar interest, together with the jurisdiction of incorporation or organization of each such entity and the percentage of each such entity’s outstanding capital stock or other equity interests owned by Company or any of its Subsidiaries, is set forth in Schedule 3.2 to the Company Disclosure Schedule. Except for its interest in the Subsidiaries, joint venture or similar entities as set forth in Schedule 3.2 to the Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person. Neither Company nor any of its Subsidiaries is obligated to make any contribution to the capital of, make any loan to or guarantee the debts of any joint venture or similar entity set forth in Schedule 3.2 to the Company Disclosure Schedule.
Section 3.3. Authorization. Company has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto (collectively, the “Company Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the adoption of this Agreement by the affirmative vote of the holders of a two-thirds of the shares of Company Common Stock entitled to vote on the approval and adoption of this Agreement (the “Company Requisite Shareholder Vote”). The execution and delivery of this Agreement and the Company Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company or its shareholders are necessary to authorize this Agreement or the Company Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, other than the approval of this Agreement and the Merger by the Company Requisite Shareholder Vote. Company has reserved from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Reimbursement Shares and the Additional Shares pursuant to the terms of this Agreement. The Reimbursement Shares and the Additional Shares have been duly authorized and, when issued pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable. At the time of issuance pursuant to the terms of this Agreement, the Reimbursement Shares and the Additional Shares will be listed on the Nasdaq Capital Market. This Agreement constitutes, and when executed and delivered, the Company Ancillary Instruments will constitute, the valid and legally binding obligations of Company enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 3.4. No Violation.
     (a) The execution and delivery of this Agreement and the Company Ancillary Instruments by Company do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Company will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets, including Company Intellectual Property, of Company or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, by-laws or similar organizational document of Company or any of its Subsidiaries or (ii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any written or oral agreement, contract, loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan, permit, franchise, license or other instrument or arrangement (each, a “Contract”) to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, excluding the Contracts described in clause (iii) below, or any judgment, injunction, ruling, order or decree (each, an “Order”) or any constitution, treaty, statute, law, principle of common law, ordinance, rule or regulation of any Governmental Entity (each, a “Law”) applicable to Company or any of its Subsidiaries or their respective properties or assets, or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 3.4(b), any Contract to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound that provides for or otherwise relates to any of the joint venture, partnership, strategic alliance or similar arrangements described on Schedule 3.2 to the Company Disclosure Schedule.

     (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any supranational, national, state, provincial, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, judicial, administrative, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any other Person (including, without limitation, pursuant to any Contract) is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Company Ancillary Instruments by Company or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for those required under or in relation to (i) state securities or “blue sky” Laws, (ii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) the WBCL with respect to the filing of the Articles of Merger. Consents, approvals, Orders, authorizations, registrations, declarations and filings required under or in relation to any of clauses (i) through (iii) above are referred to as the “Necessary Consents.”
Section 3.5. Filings with the SEC; Financial Statements; Sarbanes-Oxley Act.
     (a) Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2002 (collectively, including all exhibits thereto, the “Company SEC Reports”). No Subsidiary of Company is required to file any registration statement, prospectus, report, schedule, form, statement or other document with the SEC. None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.
     (b) Each of the financial statements (including the related notes and schedules thereto) of Company included in the Company SEC Reports, as of their respective dates (or as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
     (c) Schedule 3.5(c) to the Company Disclosure Schedule includes true, correct and complete copies of Company’s unaudited consolidated balance sheet as of the six months ended

June 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the six months ended June 30, 2006 and 2005 (collectively, the “June 30 Financial Statements”). The June 30 Financial Statements have been prepared in accordance with GAAP (except as would be permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and the dates involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, subject to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount.
     (d) Schedule 3.5(d) to the Company Disclosure Schedule sets forth, as of the date hereof, all of the outstanding indebtedness of Company and its Subsidiaries for borrowed money and capital lease obligations, including, without limitation, the aggregate principal amount of borrowings under the credit arrangements filed as exhibits to the Company SEC Reports. As of the date hereof there is not, and as of the Effective Time there will not be, any indebtedness of Company for borrowed money and capital lease obligations except as set forth in Schedule 3.5(d) to the Company Disclosure Schedule and as may be incurred in accordance with Section 5.1(g). Neither Company nor any of its Subsidiaries guaranties any indebtedness of any Person other than of Company or any of its Subsidiaries.
     (e) Company and its Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for Taxes due or then accrued or to become due or liabilities under Environmental Laws), other than liabilities (i) to the extent set forth in the June 30 Financial Statements; or (ii) incurred since June 30, 2006 in the ordinary course of business and consistent with past practice, in each case in amounts that are not material to Company and its Subsidiaries, taken as a whole.
     (f) Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports, and Company has delivered to Purchaser a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. (For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act of 2002.)
     (g) Except as described in the excerpts of the Company SEC Reports attached hereto as Exhibit 3.5(g), Company and its Subsidiaries maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company and its Subsidiaries maintain records that in reasonable detail accurately and fairly reflect their respective transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are executed only in accordance with authorizations of management and the Board of Directors of Company, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements. To the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting.
     (h) Except as described in the excerpts of the Company SEC Reports attached hereto as Exhibit 3.5(h), Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that material information relating to Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer. Company has evaluated the effectiveness of Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Report that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Company has disclosed, based on such evaluation, to Company’s auditors and the audit committee of Company’s Board of Directors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting
     (i) As of the date of this Agreement, to the knowledge of Company, no accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been adopted by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries has not implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.
Section 3.6. Proxy Statement. Assuming the accuracy of the representations, warranties and covenants of Purchaser contained in this Agreement, none of the information contained or incorporated by reference in the Proxy Statement will, on the date on which it is first mailed to Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
Section 3.7. Board Approval. (a) The Board of Directors of Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) determined that (A) the Merger is advisable and in the best interests of Company and its shareholders and (B) the cash consideration for outstanding shares of Company Common Stock in the Merger is fair to the shareholders of Company; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; and (iii) recommended approval and adoption by the shareholders of Company of this Agreement and the transactions contemplated hereby, including the Merger, and directed that such matter be submitted to a vote by Company’s shareholders at the Company Shareholders Meeting.
     (b) No “business combination,” “moratorium,” “control share” or other state anti-takeover statute or regulation (including Sections 180.1130 through 180.1150 of the WBCL) or any provisions contained in the articles of incorporation or bylaws of Company (i) prohibits or materially restricts Company’s ability to perform its obligations under this Agreement, or its ability to consummate the Merger; (ii) would have the effect of invalidating or voiding this Agreement, or any material provision hereof; or (iii) would subject Purchaser to any material impediment or condition in connection with the exercise of any of its rights under this Agreement.
     (c) Company has complied with the terms of the letter agreement regarding exclusivity, dated June 15, 2006, by and between Mason Wells Buyout Fund II, Limited Partnership and Company, as amended.
Section 3.8. Absence of Certain Changes. Since December 31, 2005, (a) Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) there has not been any action taken by Company or any of its Subsidiaries that would have required the consent of Purchaser under Section 5.1 if such action was taken after the date of this Agreement except that Section 6.02 of the Savings Plus Plan has been amended effective September 1, 2006, to delete the 20% discount for purchases in the Stock Plan portion thereof, (c) there has not been any change, event, development, condition, occurrence or combination of changes, events, developments, conditions or occurrences that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Company, and (d) neither Company nor any of its Subsidiaries has (i) increased the compensation or benefits of, or granted or paid any benefits to, any director or executive officer, (ii) increased the compensation or benefits of, or granted or paid any benefits to any employee, other than in the ordinary course of business consistent with past practice, or (iii) taken any similar action, except, in the case of this clause (d), to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements disclosed in the Company SEC Reports filed prior to the date of this Agreement.
Section 3.9. Litigation; Orders. There is no claim, action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective officers or directors (in such capacity) or any of their respective businesses or assets, at law or in equity, before or by any Governmental Entity or arbitrator, except as, individually or in the aggregate, do not involve money damages in excess of $50,000. None of Company, any of its Subsidiaries or any of their respective businesses or assets is subject to any Order of any Governmental Entity. All losses that may reasonably be expected to be incurred by Company in connection with any claim, action, suit, arbitration, proceeding, investigation or inquiry currently pending are adequately covered by insurance.
Section 3.10. Permits; Compliance with Laws. Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, Orders and approvals of all Governmental Entities that are necessary for the operation of their respective businesses as now being conducted (collectively, the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not result in damages to Company in excess of $50,000, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened. Company and its Subsidiaries are in compliance with the terms of Company Permits. Company and its Subsidiaries are in compliance with, and Company and its Subsidiaries have not received any notices of noncompliance with respect to, any Laws, except such noncompliance as, individually or in the aggregate, would not result in damages to Company in excess of $50,000. Without limitation, during the five years prior to the date of this Agreement, none of Company, any of its Subsidiaries or any director, officer, employee, agent or other Person associated with or acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries; (c) violated any provision that would result in a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries.
Section 3.11. Tax Matters.
     (a) All Taxes of Company and its Subsidiaries attributable to periods preceding or ending with the date of the audited consolidated balance sheet of Company and its Subsidiaries for the year ended December 31, 2005 included in the Company SEC Reports (the “Recent Balance Sheet”) have been paid or have been included in a liability accrual for the specific Taxes on the Recent Balance Sheet. Since the date of the Recent Balance Sheet, neither Company nor any of its Subsidiaries has incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Company or such Subsidiary.
     (b) Each of Company and its Subsidiaries has timely filed all Tax Returns required to be filed, and all such Tax Returns were and are correct and complete.
     (c) Each of Company and its Subsidiaries has duly withheld, collected and timely paid all Taxes that it was required to withhold, collect and pay relating to amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person.
     (d) No claim has been made by any taxing authority in a jurisdiction where Company or any of its Subsidiaries does not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Tax or required to file a Tax Return in such jurisdiction. There are no outstanding waivers or comparable consents that have been given by Company or any of its

Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Neither Company nor any of its Subsidiaries is subject to any Liens for Taxes.
     (e) Neither Company nor any of its Subsidiaries has requested or received a Tax ruling, private letter ruling, technical advice memorandum, competent authority relief or similar agreement or entered into a closing agreement or contract with any taxing authority that, in each case, remains outstanding or effective. Neither Company nor any of its Subsidiaries is subject to a Tax sharing, allocation, indemnification or similar agreement (except such agreements as are solely between Company and its Subsidiaries) pursuant to which it could have an obligation to make a payment to any Person in respect of Taxes.
     (f) Company has never been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups for which it was the parent corporation. Each of Company’s Subsidiaries has never been a member of an Affiliated group of corporations that filed a consolidated tax return except for groups of which Company was the parent corporation. No Affiliated group of corporations of which Company has been a member has discontinued filing consolidated returns during the past five years.
     (g) Neither Company nor any of its Subsidiaries is participating or has participated in a reportable or listed transaction within the meaning of Treas. Regs. §1.6011-4 or Section 6707A(c) of the Code. Company and each of its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Company nor any of its Subsidiaries has received a Tax opinion with respect to any transaction relating to Company or any of its Subsidiaries other than a transaction in the ordinary course of business. Neither Company nor any of its Subsidiaries is the direct or indirect beneficiary of a guarantee of Tax benefits or any other arrangement that has the same economic effect with respect to any transaction or Tax opinion relating to Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries is a party to an understanding or arrangement described in Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code. Neither Company nor any of its Subsidiaries is a party to a lease arrangement involving a defeasance of rent, interest or principal.
     (h) Neither Company nor any of its Subsidiaries has been the “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) with respect to a transaction described in Section 355 of the Code.
     (i) For U.S. federal income Tax purposes, net operating loss carry-forwards of Company equal or exceed $12 million as of the end of the last fiscal year.
     (j) Neither Company nor any of its Subsidiaries has a “permanent establishment” in a country other than the United States.
     (k) No payment that is owed or may become due to any director, officer, employee or agent of Company or any of its Subsidiaries will be non-deductible to Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation) or subject to tax under Section 162(m), Section 280G, Section 409A or Section 4999 of the Code, nor will Company or any of its Subsidiaries (or, following the Merger, the Surviving Corporation) be required to

“gross up” or otherwise compensate any such person because of the imposition of any tax or excise tax on a payment to such person.
Section 3.12. Environmental Matters.
     (a) Company and each of its Subsidiaries are in compliance with all applicable Laws and Orders relating to pollution, protection of the environment or human health, occupational safety and health or sanitation, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other applicable Laws and Orders relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, together with any plan, notice or demand letter issued, entered, promulgated or approved thereunder (collectively, “Environmental Laws”), except for such noncompliance that, individually or in the aggregate, would not result in damages to Company in excess of $50,000. Company and its Subsidiaries have obtained and are in material compliance with all necessary permits, licenses, authorizations and other governmental consents required by Environmental Laws, including those regulating emissions, discharges or releases of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries has received any notice of (i) any material violation of an Environmental Law or (ii) the institution of any claim, civil, criminal or administrative action, suit, proceeding, investigation or inquiry by any Governmental Entity or other Person alleging that Company or any of its Subsidiaries may be in violation of or liable under any Environmental Law.
     (b) Neither Company nor any of its Subsidiaries has (i) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the properties currently or previously owned, leased or operated by Company or any of its Subsidiaries (“Properties”), except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $50,000, (ii) any liability for any Hazardous Substance disposal or contamination on any of Company or any of its Subsidiaries Properties, or any other properties that, individually or in the aggregate, would reasonably be expected to result in money damages in excess of $50,000, (iii) reason to know or knowledge of the presence of any Hazardous Substances on, under or at any of Company’s or any of its Subsidiaries’ Properties or any other properties but arising from the conduct of operations on Company’s or any of its Subsidiaries’ Properties, except in a manner that, individually or in the aggregate, would not reasonably be expected to result in money damages in excess of $50,000, or (iv) received any notice of (A) any actual or potential liability for the response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or Company’s or any of its Subsidiaries’ current or former operations, or (B) any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of Company’s or any of its Subsidiaries’ Properties, or any other properties, or any of Company’s or any of its Subsidiaries’ current or former operations in the case of both subclause (A) and (B), that, individually or in the aggregate, would reasonably be expected to result in money damages in excess of $50,000.

Company has provided Purchaser with correct and complete copies of all environmental reports in the possession of Company or any of its Subsidiaries or their agents, representatives or consultants relating to properties currently or formerly owned, leased or operated by Company or any of its Subsidiaries.
     (c) The only underground storage tanks located on Company’s or any of its Subsidiaries’ Properties are described on Schedule 3.12(c) of the Company Disclosure Schedule.
     (d) No Environmental Law imposes any obligation on Company or any of its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including any requirement to modify or transfer any Company Permit, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement or consent Order.
Section 3.13. Intellectual Property.
     (a) Schedule 3.13 to the Company Disclosure Schedule sets forth a correct and complete list of all Intellectual Property Rights that are owned or licensed by Company or any of its Subsidiaries or utilized by Company or any of its Subsidiaries in the conduct of their respective businesses (all of the foregoing items are hereinafter referred to as the “Company Intellectual Property”). Company and its Subsidiaries have good title to or, with respect to items not owned by Company or its Subsidiaries, sufficient rights to use and exclude others from using all Company Intellectual Property, provided that Company has filed or maintained rights in the Company Intellectual Property only in the countries set forth on Schedule 3.13 to the Company Disclosure Schedule. To conduct the business of Company and its Subsidiaries as presently conducted, neither Company nor any of its Subsidiaries requires any Intellectual Property Rights that Company and its Subsidiaries do not already own or license. There are no limitations, defects or other circumstances or threats, pending or reasonably foreseeable, that cause or could reasonably be expected to cause the invalidity, unenforceability or other loss of the Company Intellectual Property. The Company Intellectual Property is valid, enforceable and subsisting and Company or its Subsidiaries have taken all action necessary to maintain and protect the Intellectual Property. The Company or its Subsidiaries hold all rights and appropriate contracts with distributors or similar parties to ensure that Company or its Subsidiaries own all right, title and interest in and to any Company Intellectual Property used by such parties, Company has no knowledge of any infringement or misappropriation by others of Intellectual Property Rights owned by Company or any of its Subsidiaries. The conduct of the businesses of Company and its Subsidiaries does not infringe on or misappropriate any Intellectual Property Rights of others.
     (b) No claims with respect to Company Intellectual Property are pending or, to the knowledge of Company, threatened by any Person (i) to the effect that the manufacture, sale, distribution, transfer (in whole or in part) or use in any fashion of any product, process or service as now used or offered or proposed for use or sale by Company or any of its Subsidiaries infringes on any Intellectual Property Rights of any Person, (ii) against the use by Company or any of its Subsidiaries of any Company Intellectual Property or (iii) challenging the ownership, validity, enforceability or effectiveness of any Company Intellectual Property.

Section 3.14. Employee Benefits.
     (a) Schedule 3.14(a) to the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”) and all other employee benefit or executive compensation Contracts, arrangements, perquisite programs or payroll practices that are maintained by Company, any of its Subsidiaries or any entity within the same “controlled group” as Company or any of Company’s Subsidiaries within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which Company, any of its Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute, for current or former employees or directors (or dependents or beneficiaries thereof) of Company, any of its Subsidiaries or any ERISA Affiliate (collectively, the “Employee Benefit Plans”). Schedule 3.14(a) also specifically identifies (i) each Employee Benefit Plan that is a bonus, incentive compensation or similar plan; and (ii) other than tax-qualified Employee Benefit Plans in the United States and the United Kingdom, each Employee Benefit Plan (plus, with respect to any jurisdiction in which Company or any of its Subsidiaries employs five or more Persons, any Law or requirement of any Governmental Entity) that provides for or requires any payment to (A) employees of Company or any of its Subsidiaries upon voluntarily termination of employment (including, without limitation, by retirement), or (B) employees of Company or any of its Subsidiaries upon termination of employment by Company or any of its Subsidiaries for any reason. With respect to the foregoing clause (ii)(A), Schedule 3.14(a) also lists (A) the amount of associated payment obligations as of June 30, 2006 and the amount accrued with respect to such obligations on the June 30 Financial Statements; (B) a general description of the circumstances under which such liability would be incurred; (C) a general description of the method of calculating such obligations; and (D) the dollar amount and type of assets as of June 30, 2006 (e.g. insurance contracts), if any, set aside for purposes of funding such obligations.
     (b) Schedule 3.14(b) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA. With respect to each Employee Benefit Plan disclosed on Schedule 3.14(b) to the Company Disclosure Schedule that is a Multiemployer Plan: (i) if Company, any of its Subsidiaries or any ERISA Affiliate was to experience a withdrawal or partial withdrawal from such plan, no withdrawal liability under Title IV of ERISA would be incurred; and (ii) none of Company, any of its Subsidiaries or any ERISA Affiliate has received any notification, nor has any reason to believe, that any Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated. None of Company, its current or former Subsidiaries or any current or former ERISA Affiliate has (i) withdrawn from any Multiemployer Plan in a complete or partial withdrawal under circumstances in which any withdrawal liability was not satisfied in full or (ii) engaged in a transaction that is subject to Section 4069 of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate is or has ever been a party to any multiple employer plan, as that term is defined in Section 413(c) of the Code or a multiple employer welfare arrangement as that term is defined in Section 3(40) of ERISA.

     (c) Schedule 3.14(c) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. None of Company, any of its Subsidiaries or any ERISA Affiliate has incurred any outstanding liability under Section 4062, 4063 or 4064 of ERISA to the Pension Benefit Guaranty Corporation (“PBGC”) or to a trustee appointed under Section 4042 of ERISA. None of the Employee Benefit Plans set forth on Schedule 3.14(a) or any other plan, fund or program ever maintained or contributed to by Company, any of its Subsidiaries or any ERISA Affiliate that is subject to Title IV of ERISA has been terminated so as to subject, directly or indirectly, any assets of Company or any of its Subsidiaries to any liability, contingent or otherwise, or the imposition of any Lien under Title IV of ERISA. No proceeding has been initiated or threatened by any Person (including the PBGC) to terminate any such plan. No “reportable event” (as defined in Section 4043 of ERISA) has occurred with respect to any such plan, and no such reportable event will occur as a result of the transactions contemplated hereby. No such plan that is subject to Section 302 of ERISA or Section 412 of the Code has incurred an “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not such deficiency has been waived.
     (d) The Internal Revenue Service has issued a currently effective favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401 of the Code, and each trust maintained pursuant thereto has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS. Each such Employee Benefit Plan has been timely amended since the date of the latest favorable determination letter in accordance with all applicable Laws. Nothing has occurred with respect to the operation of any such Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code or the assertion of claims by “participants” (as that term is defined in Section 3(7) of ERISA) other than routine benefit claims.
     (e) None of Company, its Subsidiaries, the officers or directors of Company or any of its Subsidiaries or the Employee Benefits Plans that are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of its Subsidiaries or any officer or director of Company or any of its Subsidiaries to any tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 409 or 502 of ERISA.
     (f) There are no claims (except claims for benefits payable in the ordinary course of business and proceedings with respect to qualified domestic relations orders), suits or proceedings pending or, to the knowledge of Company, threatened against or involving any Employee Benefit Plan, asserting any rights or claims to benefits under any Employee Benefit Plan or asserting any claims against any administrator, fiduciary or sponsor thereof. There are no pending or, to the knowledge of Company, threatened investigations by any Governmental Entity involving any Employee Benefit Plans.
     (g) All Employee Benefit Plans have been established, maintained and administered in accordance with their terms and with all provisions of applicable Laws, including ERISA and the Code. All contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Employee Benefit Plan for all periods have been made or adequately reserved for or have been disclosed as liabilities on Company’s financial statements as included in the Company SEC Reports. All contributions or premiums required to be made to, or benefit liabilities arising under the terms of, each Employee Benefit Plan which is a defined benefit plan for all periods have been made. Schedule 3.14(g) lists all future payments that, as of the date hereof, are required to be made for any current or prior plan year with respect to each Employee Benefit Plan which is a defined benefit plan and the respective due dates thereof.
     (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Employee Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Employee Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of Company or any of its Subsidiaries that would create any liability to Company, any of its Subsidiaries, Purchaser or the Surviving Corporation or their respective Affiliates after consummation of the Merger.
     (i) (1) Schedule 3.14(i) to the Company Disclosure Schedule (i) sets forth all amounts payable to any officers, employees or directors of Company or any of its Subsidiaries pursuant to any Employee Benefit Plan, Law or requirement of any Governmental Entity as a result of either (A) the Merger and the other transactions contemplated hereby, or (B) the combination of the Merger and the other transactions contemplated hereby with a subsequent termination of employment (including, in either case and without limitation, the Change of Control Benefits, any cash-out or acceleration of options, restricted stock or other benefits and any “gross-up” payments with respect to any of the foregoing) based on compensation data applicable as of the date of such Schedule and the assumptions stated in such Schedule; and (ii) with respect to each payment obligation disclosed pursuant to clause (i) above, the applicable Employee Benefit Plan, Law or requirement of any Governmental Entity giving rise to such obligation. Other than as set forth on Schedule 3.14(i) to the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is or will be obligated to make any such payment to any officers, employees or directors of Company or any of its Subsidiaries pursuant to any Employee Benefit Plan, Law or requirement of any Governmental Entity as a result of either (x) the Merger and the other transactions contemplated hereby, or (y) the combination of the Merger and the other transactions contemplated hereby with a subsequent termination of employment. With respect to each Person listed on Schedule 3.14(i), payment of the obligations listed therein to such Persons will extinguish all obligations under the indicated Employee Benefit Plan, Law or requirement of any Governmental Entity giving rise to such obligation (including, without limitation, with respect to any Person who may be entitled to acceleration of benefits under Company’s Deferred Directors Fee Plan, as amended, and any other Contracts or arrangements related thereto as a result of the transactions contemplated by this Agreement, such Person’s potential right to receive any death benefits). (2) With respect to any Person who may be entitled to acceleration of benefits under Company’s Deferred Directors Fee Plan, as amended, as a result of the transactions contemplated by this Agreement, the applicable life insurance policies held by Company intended to fund such benefits are listed on Schedule 3.14(i) and can be surrendered for at least the cash value listed opposite such policy on Schedule 3.14(i) on or prior to the Closing Date.

     (j) None of Company, any of its Subsidiaries or any ERISA Affiliate has communicated to any current or former employee or director any intention or commitment to establish or implement any additional Employee Benefit Plan or to amend or modify, in any material respect, any existing Employee Benefit Plan.
     (k) With respect to each Employee Benefit Plan that is subject to the Law of any jurisdiction other than the United States (a “Foreign Benefit Plan”), (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations, (iii) all Foreign Benefit Plans have been maintained in accordance with their terms and all requirements of applicable Law, (iv) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with the appropriate Governmental Entities and (v) to the extent any Foreign Benefit Plan is intended to qualify for special tax treatment, such Foreign Benefit Plan meets all requirements for such treatment.
     (l) Except with respect to any Multiemployer Plan, Company has made available to Purchaser true and complete copies of: (i) each of the Employee Benefit Plans that is in writing and any related funding agreements thereto (including insurance contracts) including all amendments, all of which are legally valid and binding and in full force and effect, (ii) the currently effective summary plan (if applicable) for each of the Employee Benefit Plans, (iii) the three (3) most recent annual reports (if applicable) for each of the Employee Benefit Plans (including all related schedules and audit reports) and the applicable summary annual reports related thereto, (iv) the most recently filed PBGC Form 1 (if applicable), (v) the most recent IRS determination letter for each Employee Benefit Plan which is intended to constitute a qualified plan under section 401 of the Code, and (vi) the most recent actuarial valuation (if applicable) for each of the Employee Benefit Plans.
     (m) Schedule 3.14(m) to the Company Disclosure Schedule sets forth a correct and complete list of each Employee Benefit Plan that beneficially owns shares of Company Common Stock and the carrying cost of each such share of Company Common Stock held by any such Employee Benefit Plan.
Section 3.15. Labor Matters.
     (a) Schedule 3.15(a) to the Company Disclosure Schedule sets forth a true and complete list of all labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related Contracts that pertain to any of the employees of Company of any of its Subsidiaries, true and correct copies of which have been provided to Purchaser. Other than pursuant to those documents set forth on Schedule 3.15(a) to the Company Disclosure Schedule,

no employees of Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with Company or any of its Subsidiaries.
     (b) There are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any other Governmental Entity. There are no labor strikes, slowdowns, stoppages, walkouts, lockouts or disputes pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries. There are no pending or, to the knowledge of Company, threatened grievances or arbitration proceedings against Company or any of its Subsidiaries arising out of or under any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related Contract with any labor union, labor organization or works council. Company and its Subsidiaries have complied with all hiring and employment obligations under the Office of Federal Contract Compliance Programs rules and regulations. The execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, require any consent or approval of, or any consultation with, any labor union, labor organization, works council or group of employees of Company or any of its Subsidiaries. There are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company’s knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Governmental Entity.
Section 3.16. Certain Contracts.
     (a) Neither Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a lease for personal property and involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $100,000 or its foreign currency equivalent as of the date of this Agreement; (ii) involves or would reasonably be expected to involve aggregate payments by Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement or payments to the Company and/or its Subsidiaries in excess of $250,000 or its foreign currency equivalent as of the date of this Agreement, (iii) would required to be filed with the SEC under Item 601 of Regulation S-K of the Exchange Act, (iv) materially restricts the conduct of any line of business by Company or any of its Subsidiaries or, after the Effective Time, would have the effect of materially restricting the conduct of any line of business by the Surviving Corporation or any of its Subsidiaries, (v) provide for or otherwise relate to joint venture, partnership, strategic alliance or similar arrangements or (vi) is material to Company and its Subsidiaries taken as a whole.
     (b) Each Company Contract is valid and binding on Company and/or its Subsidiaries, as applicable, and in full force and effect. Each of Company and its Subsidiaries and, to the knowledge of Company, the other Person or Persons thereto has in all material respects performed all of its obligations required to be performed by it under each Company Contract.
Section 3.17. Properties and Assets.
     (a) Each of Company and its Subsidiaries owns good and marketable title to the properties and assets that are material to its business (other than assets held under valid leases or licenses), free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under leases or licenses, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.
     (b) Schedule 3.17(b) to the Company Disclosure Schedule contains a true and complete list of all Properties owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property. Copies of title reports or policies obtained by Company with respect to each of the Owned Real Property have previously been made available to Purchaser.
     (c) Schedule 3.17(c) to the Company Disclosure Schedule contains a true and complete list of all Properties leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by Company or any Subsidiary (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which Company or any Subsidiary is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Purchaser. Each Real Property Lease is a valid and binding obligation of Company or a Subsidiary and is in full force and effect. There is no default under any Real Property Lease either by Company or the Subsidiaries party thereto or, to Company’s knowledge, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Company or any Subsidiary thereunder.
     (d) Company or one of its Subsidiaries has exclusive possession of all of the Leased Real Property, other than any occupancy rights granted under the Real Property Leases. Other than the Real Property Leases, none of the Owned Real Properties or the Leased Real Properties is subject to any lease, sublease, license or other written agreement to which Company or any Subsidiary is a party granting to any other Person any right to the use, occupancy or enjoyment of such Owned Real Property or Leased Real Property or any part thereof. There does not exist any pending or, to Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Owned Real Property or Leased Real Property, and neither Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any Owned Real Property or Leased Real Property.
     (e) The improvements constructed on the Owned Real Property and Leased Real Property are (i) insured by commercial property insurance for replacement costs, subject to self retained limits, and by commercial general liability insurance to the extent and in a manner that is customary in the industry for commercial general liability coverage, subject to self retained limits; and (ii) in good operating condition and repair, subject to ordinary wear and tear. The improvements constructed on the Owned Real Property and Leased Real Property are supplied with all utilities, including water, sewage disposal, electricity, gas, telephone and other services necessary for the operation of such improvements as currently operated, and, to the knowledge of

Company, there is no condition which would reasonably be expected to result in the termination of the present access from any improvements to such utility services.
Section 3.18. Insurance. (a) Schedule 3.18 to the Company Disclosure Schedule sets forth a complete and accurate list and description of all policies of property, professional liability, general liability, product liability, directors and officers liability, fiduciary liability, workers compensation and any other forms of insurance covering Company and any of its Subsidiaries, for any policy period beginning on or after January 1, 1999 (i) under which Company or any of its Subsidiaries is the owner, beneficiary or insured; (ii) of which any officer or director of Company or any of its Subsidiaries, is the owner, beneficiary or insured; and (iii) otherwise covering any of the property or liability of Company or any of its Subsidiaries. True and correct copies of such policies currently in effect have heretofore been delivered to Purchaser. Schedule 3.18 to the Company Disclosure Schedule includes, without limitation, the carrier, names of all insured parties, risks insured, limits, deductibles or retentions, date of expiration and the date through which premiums have been paid with respect to each such policy, together with a summary of the loss experience, and a statement describing in detail any pending claims in excess of $20,000. Company or its Subsidiaries, as appropriate, has delivered all necessary notices to the insurer(s) under the applicable policies, and taken all other necessary actions, to enable Company or its Subsidiaries, as the case may be, to obtain the benefits of insurance with respect to such claims. There is no claim by Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither Company nor any of its Subsidiaries knows of any basis for denial of any claim under any such policy.
     (b) Schedule 3.18 to the Company Disclosure Schedule expressly identifies each policy as to which (i) the coverage limit has been reached or (ii) the total incurred losses to date equal 75% or more of the coverage limit.
     (c) All policies of insurance set forth in Schedule 3.18 to the Company Disclosure Schedule are (i) valid, outstanding, and enforceable, with the exception of any policies written on claims-made basis which terminate on or before the Closing; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide adequate insurance coverage for Company and its Subsidiaries; (iv) are sufficient for compliance with all laws and contracts applicable to the business of Company and its Subsidiaries; and (v) do not provide for any retrospective premium adjustment, loss sharing arrangement, or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof.
     (d) Since January 1, 1999, all policies covering Company or any of its Subsidiaries, which afford products liability, including aircraft products liability, or general liability insurance coverage have been “occurrence” policies and not “claims made” policies.
     (e) Neither Company nor any of its Subsidiaries has been refused any insurance with respect to any aspect of its business, nor has its coverage been limited by any insurance carrier to which they have applied for insurance for their business, or with which they have carried insurance during the last two years.

     (f) Company or its Subsidiaries have paid all premiums due and have otherwise performed all of their respective obligations under each policy set forth in Schedule 3.18 to the Company Disclosure Schedule to provide coverage to the Company and its Subsidiaries and their respective officers and directors.
     (h) Neither Company nor any of its Subsidiaries has any self-insurance or other arrangements, other than policies of insurance, for the transfer or sharing of any risk of Company or any of its Subsidiaries arising from their business.
Section 3.19. Opinion of Financial Advisor. Company has received the opinion of Stout Risius Ross, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, and a copy of such opinion has been delivered to Purchaser. Company has been authorized by Stout Risius Ross to include such opinion in its entirety in the Proxy Statement, provided that Stout Risius Ross shall have the right to review, in advance of the filing of the Proxy Statement, the form and content of such opinion and any reference thereto in the Proxy Statement.
Section 3.20. Brokers and Finders. With the exception of the engagement of Cleary Gull Inc. by Company, none of Company and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated hereby. Company has provided Purchaser with a correct and complete copy of any engagement letter or other Contract between Company and Cleary Gull Inc. relating to the Merger and the other transactions contemplated hereby.
Section 3.21. Transaction Fees. Schedule 3.21 to the Company Disclosure Schedule sets forth (a) the Transaction Expenses incurred by Company and its Subsidiaries as of the date hereof and (b) all Transaction Expenses that, as of the date hereof, Company and its Subsidiaries are obligated to pay, and a good faith estimate of all other Transaction Expenses that Company and its Subsidiaries expect to pay, upon consummation of the transactions contemplated hereby.
Section 3.22. Product Warranty and Product Liability. Schedule 3.22 to the Company Disclosure Schedule contains a true, correct and complete copy of Company’s standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.22 to the Company Disclosure Schedule sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers for each of the three (3) preceding fiscal years and the current fiscal year to May 31, 2006. Schedule 3.22 to the Company Disclosure Schedule contains a description of all product liability and similar claims relating to products manufactured or sold, or services rendered, which are presently pending or which to Company’s knowledge are threatened, or which have been asserted or commenced against Company within the last three (3) fiscal years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would create an unusual risk of injury to persons or property, and Schedule 3.22 to the Company Disclosure Schedule describes the only unresolved recurring defects which could reasonably be expected to adversely affect Product performance. Except as set forth on Schedule 3.22 to the Company Disclosure

Schedule, none of the Products has been the subject of any campaign by Company to replace, field fix, retrofit, modify or recall within the past five years (except with respect to any Product for which any such replacement, field fix, retrofit, modification or recall (a) involved or involves five or fewer units and (b) resulted in or is reasonably expected to result in costs to Company of less than $50,000), and, to Company’s knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect. Such products have received all governmental approvals necessary to allow their sale and use. As used in this Section 3.22, the term “Products” means any and all products or systems currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.
Section 3.23. Major Customers.
     (a) Schedule 3.23 to the Company Disclosure Schedule contains a list of the ten largest customers, including distributors, of Company for each of the two most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year.
     (b) Company has not received notice that any of the customers marked with an asterisk on Schedule 3.23 to the Company Disclosure Schedule will not continue to be customers of the business of Company after the Closing or intends to terminate its relationship with Company.
Section 3.24. Interested Party Transactions. Since the date of the filing of Company’s 2005 annual meeting proxy statement with the SEC, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC that has not yet been reported prior to the date hereof.
Section 3.25. Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, considered collectively and as updated or superseded by any subsequent statement, certificate, schedule, document or exhibit delivered to Purchaser prior to the date hereof, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Except as set forth in the disclosure schedule delivered by Purchaser to Company prior to the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”), Purchaser makes the following representations and warranties to Company, each of which is true and correct on the date hereof and shall be true and correct on the Closing Date:
Section 4.1. Organization and Qualification. Purchaser is a corporation duly organized and validly existing under the Laws of the State of Wisconsin. Purchaser has filed its most recent required annual report and has not filed articles of dissolution. Purchaser has full corporate power and authority to own, operate and lease the properties owned or used by it and to carry on its business as and where such is now being conducted. Purchaser is duly licensed or qualified to do business, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for jurisdictions in which the failure to be so licensed or qualified would not reasonably be expected to prevent or materially delay consummation of the Merger.
Section 4.2. Authorization. Purchaser has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Purchaser pursuant hereto (collectively, the “Purchaser Ancillary Instruments”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Instruments and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser, and no other corporate proceedings on the part of Purchaser or its shareholders are necessary to authorize this Agreement or the Purchaser Ancillary Instruments and to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the Purchaser Ancillary Instruments will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with their respective terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
Section 4.3. No Violation.
     (a) The execution and delivery of this Agreement and the Purchaser Ancillary Instruments by Purchaser do not, and the consummation of the Merger and the other transactions contemplated hereby and thereby by Purchaser will not, conflict with or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or create any obligation to make a payment to any other Person under, or result in the creation of a Lien on, or the loss of, any assets of Purchaser or any of its Subsidiaries pursuant to, (i) any provision of the articles of incorporation, by-laws or similar organizational document of Purchaser or any of its Subsidiaries; (ii) any contract to which Purchaser is a party or by which its properties or assets is bound; or (iii) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in Section 4.4(b), any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or any Order or Law applicable to Purchaser or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (ii) and (iii) above, any such items that have not and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger.
     (b) No consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Purchaser or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Purchaser Ancillary Instruments by Purchaser or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for the Necessary Consents.
Section 4.4. Disclosure. No representation or warranty by Purchaser in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, considered collectively and as updated or superseded by any subsequent statement, certificate, schedule, document or exhibit delivered to Company prior to the date hereof, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.
Section 4.5. Proxy Statement and Related Matters.
Purchaser has not engaged in any business activities, conducted any operations, incurred any liabilities or owned any assets or property, other than in connection with the transactions contemplated hereby and other than those incidental to its organization and maintenance of corporate existence. As of the date hereof, none of Purchaser, Richard M. Armbrust or their Affiliates is the beneficial owner of any shares of Company Common Stock or has entered into a binding contract with Company or any of its Affiliates other than this Agreement and the Confidentiality Agreement. None of the information provided by Purchaser to Company in writing specifically for use in the Proxy Statement and contained or incorporated by reference in the Proxy Statement with respect to Purchaser, Richard M. Armbrust or their Affiliates, or their plans and expectations regarding the operations of the Surviving Corporation after the Merger, will, on the date on which the Proxy Statement is first mailed to Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 5
COVENANTS
Section 5.1. Covenants of Company Relating to the Conduct of Business. During the period commencing on the date of this Agreement and continuing until the Effective Time, except as specifically contemplated or permitted by this Agreement or Exhibit 5.1 to this Agreement or as otherwise approved in advance by Purchaser in writing:
     (a) Ordinary Course. Company shall, and shall cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice (including, without limitation, carrying on its business and pursuing collection of its accounts receivable diligently and in the same manner as heretofore, and not making or instituting any changes in its methods of satisfying accounts payable, purchasing inventory, or general management or operation). Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to preserve intact the business organization of Company and its Subsidiaries, to keep available the services of their respective present officers and key employees and to preserve the goodwill of those having business relationships with Company and its Subsidiaries.
     (b) Preservation of Business; Properties. Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to develop, commercialize, and pursue any regulatory approvals for, products of Company and its Subsidiaries and to advertise, promote and market the products of Company and its Subsidiaries, and to keep Company’s and its Subsidiaries’ properties intact, to preserve its goodwill and business, to maintain all physical properties in such operating condition as will permit the conduct of Company’s business on a basis consistent with past practice.
     (c) Governing Documents. Company shall not, and shall not permit any of its Subsidiaries to, make any change or amendment to their respective articles of incorporation, by-laws or similar organizational documents.
     (d) Dividends. Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or other property) with respect to any shares of the capital stock or any other voting securities of any of them, other than dividends and distributions by (i) a direct or indirect wholly owned Subsidiary of Company to its parent or (ii) a Subsidiary that is partially owned by Company or any of its Subsidiaries, provided that Company or any such Subsidiary receives or will receive its proportionate share thereof;
     (e) Changes in Share Capital. Company shall not, and shall not permit any of its Subsidiaries to, purchase or redeem any shares of the capital stock or any other securities of any of them or any rights, warrants or options to acquire any such shares or other securities, or adjust, split, combine or reclassify any of the capital stock or any other securities of any of them or make any other changes in any of their capital structures.
     (f) Employee Benefit Plans. Company shall not, and shall not permit any of its Subsidiaries to, (i) amend any material provision of any Employee Benefit Plan, (ii) adopt or enter into any arrangement that would be an Employee Benefit Plan, (iii) increase the compensation or benefits of, or grant or pay any benefits to, any director or executive officer, or take any similar action, or (iv) increase the compensation or benefits of, or grant or pay any benefits to, any employee, or take any similar action, other than in the case of this clause (iv) in the ordinary course of business consistent with past practice or to the extent required under the terms of any agreements, trusts, plans, funds or other arrangements existing as of the date of this Agreement.
     (g) Issuance of Securities. Except for the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, Company shall not, and shall not permit any of its Subsidiaries to, (i) issue or sell any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (ii) issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any Contract with respect to the issuance of, any shares of capital stock or any other securities, including Company Voting Debt, of any of them, (iii) take any action to accelerate the vesting of any Company Stock Options or Company Restricted Shares or (iv) take any action under the terms of the Company Stock Plans or otherwise with respect to Company Stock Options or Company Restricted Shares that is inconsistent with the treatment that Section 1.9 contemplates.
     (h) Indebtedness. Company shall not, and shall not permit any of its Subsidiaries to, (i) [intentionally omitted]; (ii) assume any indebtedness or, except in the ordinary course of business for working capital purposes under facilities existing on the date of this Agreement and except as required for letters of credit or similar bank guarantees required in conjunction with customer progress payments in the ordinary course of business, incur any indebtedness or (iii) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person. Company shall not, and shall not permit any of its Subsidiaries to, enter into any new credit agreements or enter into any amendments or modifications of any existing credit agreements.
     (i) No Acquisitions. Company shall not, and shall not permit any of its Subsidiaries to, acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or (ii) any assets, except for purchases of inventory items or supplies in the ordinary course of business consistent with past practice and capital expenditures in compliance with Section 5.1(m), provided that nothing in this Section 5.1(i) shall prevent Company from making the capital contributions described on Schedule 5.1(i) to the Company Disclosure Schedule.
     (j) No Dispositions. Company shall not, and shall not permit any of its Subsidiaries to, lease, mortgage or otherwise encumber, or sell, transfer or otherwise dispose of, any of its properties or assets (including capital stock of Subsidiaries of Company), except for sales required by Contracts that are outstanding on the date of this Agreement and are listed in the Company Disclosure Schedule, sales of inventory items in the ordinary course of business consistent with past practice, and sales of excess tools or equipment no longer required by Company or its Subsidiaries in the ordinary course of business.
     (k) Tax Elections. Company shall not, and shall not permit any of its Subsidiaries to, (i) make any Tax election, waive any restriction on any assessment period relating to Taxes or settle or compromise any material income Tax or other material Tax liability or refund or (ii) change any material aspect of Company’s or any of its Subsidiaries’ method of accounting for Tax purposes.
     (l) Discharge of Liabilities. Company shall not, and shall not permit any of its Subsidiaries to, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) except in the ordinary course of business consistent with past practice or in accordance with their terms or (ii) settle any material claim, action, proceeding or investigation involving in excess of $25,000 except in the ordinary course of business consistent with past practice and except for the payment of intercompany liabilities or obligations among Company and its Subsidiaries.
     (m) Capital Expenditures. Company shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures in excess of $50,000 in the aggregate, other than as reflected in Company’s capital expenditure budget and supplemental capital expenditure list, a correct and complete copy of which is part of Exhibit 5.1 to this Agreement.
     (n) Company Contracts. Company shall not, and shall not permit any of its Subsidiaries to, enter into or terminate any Company Contract, or make any amendment to any Company Contract, other than (i) renewal of Contracts without changes in terms that are materially adverse to Company and/or its Subsidiaries, or (ii) entry into sales Contracts that are made in the ordinary course of business.
     (o) Insurance. Company shall not, and shall not permit any of its Subsidiaries to, permit any casualty, public liability, worker’s compensation or other insurance policy or arrangement naming or providing for Company or any of its Subsidiaries as a beneficiary or a loss payable payee to be canceled or terminated (unless such policy or arrangement is canceled or terminated in the ordinary course of business and concurrently replaced with a policy or arrangement with substantially similar coverage) or materially impaired.
     (p) Accounting Methods. Company shall not, and shall not permit any of its Subsidiaries to, implement or adopt any change in its accounting principles, practices or methods except to the extent required by GAAP, Regulation S-X or other applicable Law.
     (q) Company Stock Options. Company shall take all actions reasonably necessary with respect to Company Stock Options to effectuate the terms of this Agreement; provided, however, that Purchaser shall have the right to approve any agreements to modify material terms of the underlying instruments.
     (r) No Related Actions. Company shall not, and shall not permit any of its Subsidiaries to, authorize or enter into any agreement, commitment or arrangement to take any of the foregoing prohibited actions.
Section 5.2. Proxy Statement; Company Shareholders Meeting.
     (a) As soon as practicable after the date of this Agreement (but in any event no later than five (5) Business Days after the date of this Agreement), Company shall prepare and file with the SEC a proxy statement and related materials with respect to the Merger and the other transactions contemplated hereby (collectively, including all amendments or supplements thereto, the “Proxy Statement”). Each of Company and Purchaser shall furnish timely all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or other filings with the SEC or that is customarily included in proxy statements or other filings prepared in conjunction with transactions of the type contemplated by this Agreement. Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or other filings, and Company shall use its commercially reasonable efforts to have the definitive Proxy Statement cleared by the SEC and mailed to its shareholders as promptly as practicable after its filing with the SEC. Company shall, as promptly as practicable after receipt thereof, provide Purchaser with copies of all written comments, and advise Purchaser of all oral comments, with respect to the Proxy Statement and other filings received from the SEC. If, at any time prior to the Effective Time, any information relating to Purchaser, Company, or any of their respective Affiliates should be discovered by Purchaser or Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers such information shall promptly notify the other party hereto and, to the extent required by Law, Company shall promptly file with the SEC and disseminate to its shareholders an appropriate amendment or supplement describing such information. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or other required filings (or any amendment or supplement thereto) responding to any comments of the SEC with respect thereto, Company shall (i) provide Purchaser with a reasonable opportunity to review and comment on such document or response and (ii) include in such document or response all reasonable comments that Purchaser proposes. On the date of their filing or delivery, Company shall provide Purchaser with a copy of all such filings with, and all such responses delivered to, the SEC.
     (b) Company shall, as soon as reasonably practicable, duly take all lawful action to call, give written notice of, convene and hold a meeting of its shareholders on a date mutually agreeable to Purchaser (the “Company Shareholders Meeting”) for the purpose of obtaining the Company Requisite Shareholder Vote with respect to the transactions contemplated hereby. Subject to Section 5.5, Company shall take all commercially reasonable action to solicit the approval of this Agreement by the Company Requisite Shareholder Vote. The Board of Directors of Company shall unanimously recommend approval of this Agreement by the shareholders of Company to the effect set forth in Section 3.7 (the “Company Recommendation”), and the Board of Directors of Company shall not withdraw, modify or qualify (or publicly announce that it is considering withdrawing, modifying or qualifying) in any manner adverse to Purchaser such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation, including a recommendation by Company’s Board of Directors of an Acquisition Proposal (collectively, a “Change in Company Recommendation”); provided, however, that the Board of Directors of Company may make a Change in Company Recommendation in accordance with, and subject to the limitations set forth in, Section 5.5.
Section 5.3. Access and Information; Accounting Systems.

     (a) Prior to the Effective Time, Company shall, and shall cause its Subsidiaries to, upon reasonable notice, afford Purchaser and its counsel, accountants, consultants and other authorized representatives full and complete access, at reasonable times and under reasonable circumstances during normal business hours, to the employees, properties, books and records of Company and its Subsidiaries as is reasonably appropriate so that they may have the opportunity to make such investigations of the business and affairs of Company and its Subsidiaries as they shall reasonably desire; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. All information and documents so provided shall be subject to the terms of the Confidentiality Agreement dated March 1, 2006, between Mason Wells and Cleary Gull Inc., as agent of Company (the “Confidentiality Agreement”). Prior to their filing, Company shall furnish as promptly as practicable to Purchaser a copy of each registration statement, prospectus, report, schedule, form, statement and other document that will be filed by it or any of its Subsidiaries after the date of this Agreement pursuant to the requirements of federal or state securities Laws, the Nasdaq Capital Market or the WBCL. Company shall cause its officers and employees, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries as Purchaser from time to time reasonably requests. Company shall also permit representatives of Purchaser to participate in meetings or discussions with such suppliers and customers of Company and/or any of its Subsidiaries as Purchaser may reasonably determine, subject to participation by representatives of Company in such meetings or discussions and subject to the approval of Company, which shall not be unreasonably withheld.
     (b) Prior to the Effective Time, Company shall (i) provide Purchaser with preliminary copies of all monthly and other interim financial statements not later than thirty (30) days following the end of each month, and (ii) promptly provide Purchaser with final copies of all monthly and other interim financial statements as the same become available (and in no event later than forty-five (45) days following the end of each month), and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Purchaser. Each party shall provide the other with prompt written notice of any material change in its business or affairs and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) by Governmental Entities, or the institution or, to its knowledge, the threat of material litigation (including all litigation relating to the transactions contemplated hereby), and each party shall keep the other fully informed of such events.
     (c) Company shall keep Purchaser reasonably informed with respect to negotiations regarding Company potentially entering into any material Contract and shall provide to Purchaser all information provided to Company representatives conducting such negotiations, except to the extent that Company is advised by its counsel that providing such information to Purchaser would result in a waiver of Company’s attorney-client privilege. All information obtained by Purchaser at or in connection with these meetings and negotiations shall be treated in confidence as provided in the Confidentiality Agreement.
     (d) Company shall (i) consult with Purchaser regarding the advisability of implementing accounting information systems and software designed to help accelerate the closing of Company’s monthly financial statements, (ii) consider in good faith incurring capital expenditures of up to $125,000 to install and implement such systems and software, and (iii)

allow a representative of Purchaser, at Purchaser’s expense, to assist, consult with and advise Company in connection with the installation and implementation of such systems and software and other actions designed to help accelerate the closing of Company’s monthly financial statements.
Section 5.4. Commercially Reasonable Efforts.
     (a) Each of Company and Purchaser shall cooperate with and assist the other party, and shall use its commercially reasonable efforts, to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated hereby as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any other Person, including any Governmental Entity, that are necessary, proper or advisable to consummate the Merger and other transactions contemplated hereby. Each of Company and Purchaser shall not, and shall cause its Affiliates not to, take any action or omit to take any action where such action or omission would, or could reasonably be expected to, result in (A) any of the conditions to the Merger set forth in Article 6 not being satisfied or (B) a material delay in the satisfaction of such conditions.
Section 5.5. Acquisition Proposals.
     (a) Until this Agreement has been terminated in accordance with Section 7.1 (and the payments, if any, required to be made in connection with such termination pursuant to Section 7.2(b) or 7.2(c) have been made), Company shall not, and shall not authorize or permit any of its Affiliates to, and shall cause its and its Affiliates’ officers, directors, employees, consultants, representatives and other agents, including investment bankers, attorneys, accountants and other advisors (collectively, the “Representatives”), not to, directly or indirectly, (i) encourage (including by way of furnishing or disclosing information), solicit, initiate, make or facilitate the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (including, without limitation, taking any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (including, without limitation, Sections 180.1130 through 180.1150, inclusive, of the WBCL) inapplicable to any transactions contemplated by an Acquisition Proposal), (ii) participate in any way in discussions or negotiations with, or furnish or disclose any information to, any Person (other than Purchaser or any of its Representatives or Company’s Representatives) in connection with any Acquisition Proposal, (iii) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights with respect to the divestiture of the voting securities or any material portion of the assets of Company (except for any such agreement with Purchaser or any of its Subsidiaries), (iv) effect a Change in Company Recommendation other than following a material breach by Purchaser of any of its representations, warranties or covenants contained in this Agreement, (v) approve or recommend, or publicly announce it is considering approving or recommending, any Acquisition Proposal or (vi) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring Company to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger. Any Change in Company Recommendation or proposed approval or recommendation of any Superior Proposal or the entry by Company into any agreement with respect to any Superior Proposal shall not change the approval of the Board of Directors of Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger. Notwithstanding the foregoing, at any time prior to the time that the Company Requisite Shareholder Vote is obtained, Company and the Representatives may:
     (i) participate in discussions or negotiations with, or furnish or disclose nonpublic information to, any Person or any Person’s Representatives in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) Company determines in good faith, after consultation with Cleary Gull Inc. or another nationally recognized financial advisor, that (I) such Person is reasonably capable of consummating a Superior Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (II) such Acquisition Proposal constitutes or may reasonably be expected to lead to a Superior Proposal, (C) a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel and Cleary Gull Inc. or another nationally recognized financial advisor, that failing to take such action would constitute a breach of its fiduciary duties to Company’s shareholders under applicable Law, (D) at least three Business Days prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company provides Purchaser with written notice of the identity of such Person and of Company’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (E) prior to participating in discussions or negotiations with, or furnishing or disclosing any nonpublic information to, such Person, Company receives from such Person an executed confidentiality and standstill agreement containing terms substantially similar to the Confidentiality Agreement or customary for transactions of such nature, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with Company or have the effect of prohibiting Company from satisfying its obligations under this Agreement, and (F) at least one Business Day prior to furnishing or disclosing any nonpublic information to such Person, Company advises Purchaser that the foregoing conditions have been satisfied and furnishes such information to Purchaser (to the extent such information has not been previously delivered or made available by Company to Purchaser); and

     (ii) approve or recommend, or enter into (and, in connection therewith, effect a Change in Company Recommendation), a definitive agreement with respect to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the time that the Company Requisite Shareholder Vote is obtained if and so long as (A) none of Company, any of its Affiliates or any of the Representatives has violated any of the provisions of this Section 5.5, (B) Company provides Purchaser with written notice indicating that Company, acting in good faith, believes that the Acquisition Proposal is reasonably likely to constitute a Superior Proposal and, therefore, plans to conduct a meeting of the Board of Directors of Company for the purpose of considering whether the Acquisition Proposal constitutes a Superior Proposal, which notice shall be delivered to Purchaser at least one Business Day prior to the date of such meeting of the Board of Directors of Company, (C) during the one Business Day period after Company provides Purchaser with the written notice described in clause (B) above, Company shall cause its financial and legal advisors to negotiate in good faith with Purchaser (to the extent Purchaser wishes to negotiate) in an effort to make such adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal would not constitute a Superior Proposal and, therefore, Company would be required to proceed with the transactions contemplated hereby on such adjusted terms, (D) notwithstanding the negotiations and adjustments pursuant to clause (C) above, the Board of Directors of Company makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (E) notwithstanding the negotiations and adjustments pursuant to clause (C) above, a majority of the members of the Board of Directors of Company determines in good faith, after consultation with its outside legal counsel, that failing to approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal would constitute a breach of its fiduciary duties to Company’s shareholders under applicable Law, (F) Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the date that is the third Business Day after Purchaser receives a written notice executed by the Chief Executive Officer of Company to the effect that the Board of Directors of Company has made the determinations described in clauses (D) and (E) above, (G) within three Business Days after Company provides Purchaser with the written notice described in clause (F) above, Purchaser does not make a written offer to adjust the terms and conditions of this Agreement or Purchaser does make a written offer to adjust the terms and conditions of this Agreement and a majority of the Board of Directors of Company determines in good faith, after consultation with Cleary Gull Inc. or another nationally recognized financial advisor and its outside legal counsel, that such written offer is not as favorable to Company’s shareholders from a financial point of view as the Acquisition Proposal then determined to be a Superior Proposal and (H) not later than the execution and delivery of a definitive agreement with respect to, any such Superior Proposal, Company (I) terminates this Agreement pursuant to Section 7.1(h), (II) makes the payments required to be made pursuant to Section 7.2(b) and (III) delivers to Purchaser a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the amounts payable under Section 7.2(b) and that it waives any right that it may have to contest the amounts so payable.
     (b) In addition to the obligations of Company set forth in Section 5.5(a), as promptly as practicable after receipt thereof (and in any event within 24 hours), Company shall provide Purchaser with written notice of (i) any request for information, any Acquisition Proposal or any inquiry, proposal, discussions or negotiations with respect to any Acquisition Proposal, (ii) the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussions or negotiations and (iii) the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom such discussions or negotiations are taking place, and Company shall promptly provide Purchaser with copies of any written materials received by Company in connection with any of the foregoing. Company shall keep Purchaser reasonably informed of the status and general progress (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Purchaser reasonably informed as to the details of any information requested of or provided by Company and as to the details of all discussions or negotiations. Without limiting Company’s obligations under Section 5.5(a), Company shall provide Purchaser with notice at least one Business Day prior to (or such lesser notice as is provided to the members of the Board of Directors of Company) any meeting of the Board of Directors of Company at which the Board of Directors is reasonably expected to discuss or consider any Acquisition Proposal.
     (c) Company shall, and shall cause its Affiliates and the Representatives to, immediately cease all discussions or negotiations, if any, with any Person other than Purchaser and its Subsidiaries that may be ongoing as of the date of this Agreement with respect to any Acquisition Proposal. Within three (3) Business Days of the date hereof, Company shall or shall cause its Representatives to request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Company or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such Person by or on behalf of Company.
     (d) Nothing contained in this Section 5.5 shall (i) prohibit Purchaser or any of its Subsidiaries from consummating the Merger or (ii) prohibit Company from complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal so long as the requirements set forth in Sections 5.5(a), (b) and (c) are satisfied, provided that such Rules shall in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
     (e) Any violation of this Section 5.5 by Company’s Affiliates or the Representatives shall be deemed to be a breach of this Agreement by Company, whether or not such Affiliate or Representative is authorized to act and whether or not such Affiliate or Representative is purporting to act on behalf of Company.
Section 5.6. Indemnification; Directors and Officers Insurance. From and after the Effective Time, Purchaser shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former officers and directors of Company and its Subsidiaries (including any officer or director who serves or served in a fiduciary capacity of any Employee Benefit

Plan) (the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees) to the same extent such Persons are indemnified and held harmless as of the date of this Agreement by Company pursuant to the Articles of Incorporation of Company or the By-Laws of Company for acts or omissions occurring at or prior to the Effective Time, including those in respect of the Merger and the other transactions contemplated hereby. Purchaser shall provide, or shall cause the Surviving Corporation to provide, for an aggregate period of not less than six years from the Effective Time, the Indemnified Parties an insurance policy (and Purchaser expressly agrees that prior to the Closing Date Company may obtain an insurance policy, subject to the prior approval of Purchaser which approval shall not be unreasonably withheld) that provides coverage for wrongful acts committed prior to the Effective Time (the “D&O Insurance”) that is substantially similar to Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Purchaser nor the Surviving Corporation shall be required to pay an aggregate premium for the D&O Insurance in excess of $400,000, but in such case Purchaser shall, or shall cause the Surviving Corporation to, purchase as much coverage as possible for such amount. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns to the Surviving Corporation shall assume the obligations set forth in this Section 5.6. The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
Section 5.7. Public Announcements. Neither party shall issue any press release relating to this Agreement or the transactions contemplated hereby without prior approval of the other party, except as may be required by applicable Law or by obligations pursuant to any applicable listing agreement with any national securities exchange or the Nasdaq Capital Market.
Section 5.8. Section 16 Matters. Prior to the Effective Time, Company shall take all actions that are required to cause any dispositions of Company Common Stock (and derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.9. State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or similar Law shall become applicable to the transactions contemplated hereby, then Company and the Board of Directors of Company shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or similar Law on the transactions contemplated hereby.
Section 5.10. Notification of Certain Matters. Purchaser shall use its reasonable best efforts to give prompt written notice to Company, and Company shall use its reasonable best efforts to give prompt written notice to Purchaser, of: (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which such party is aware and that would be reasonably likely to cause (i) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement made by such party in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of such party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event affecting such party that would be reasonably likely to have a Material Adverse Effect on such party; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
Section 5.11. Certain Litigation. Each party shall give the other party the opportunity to participate in the defense or settlement of any litigation against it or its Affiliates relating to the transactions contemplated hereby. Neither shall not agree to any compromise or settlement of such litigation without the other party’s consent, which consent shall not be withheld or delayed unreasonably.

Section 5.12. Resignations. At or prior to the Effective Time, Company shall cause each member of the Board of Directors of Company to execute and deliver a letter, which shall not be revoked or amended prior to the Effective Time, effectuating his or her resignation as a director of Company effective at the Effective Time.
Section 5.13. Banking Facilities; Reservation of Funds. Promptly following the date hereof, Company shall deliver to Purchaser a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which Company or any of its Subsidiaries has an account or safety deposit box or other arrangement, and any numbers or other identifying codes of such accounts, safety deposit boxes or such other arrangements maintained by Company or any of its Subsidiaries thereat; (b) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement; and (c) any existing automated mandates and any outstanding powers of attorney executed by or on behalf of Company or of its Subsidiaries with respect to any such account, safety deposit box or other such arrangement. Promptly following the date hereof, Company shall reserve the sum of $400,000 under its current revolving loan borrowing base pursuant to the LaSalle Loan Agreement for potential payment to Purchaser pursuant to Section 7.2.
Section 5.14. Substitute Financing. If at any time subsequent to the date hereof, any of the lenders identified in the commitment letters attached hereto as Exhibit 6.2(n)(i) and Exhibit 6.2(n)(ii) inform Purchaser that they or any of them expect to be unwilling or unable to provide the funding commitments specified therein at the Closing, Purchaser shall (a) promptly provide notice to Company of such event, and (b) use its commercially reasonable efforts to promptly obtain substitute financing on substantially similar terms to enable it to consummate the transactions contemplated hereby on the terms contemplated herein; provided, however, that so long as Purchaser uses commercially reasonable efforts through the Termination Date to promptly obtain substitute financing on substantially similar terms, its failure to obtain such substitute financing shall not be deemed a breach of its obligations under this Agreement and shall not prevent Purchaser from terminating this Agreement pursuant to Section 7.1(b) on or after the Termination Date.
Section 5.15. Listing of Shares. Promptly following the date hereof, Company will cause the Reimbursement Shares and the Additional Shares to be approved for listing on the Nasdaq Capital Market, subject to notice of issuance.
ARTICLE 6
CONDITIONS TO THE MERGER
Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of Purchaser and Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Shareholder Approval. The Merger and this Agreement shall have been approved by the Company Requisite Shareholder Vote in accordance with applicable Law.
     (b) Legality. No Law or Order (whether temporary, preliminary or permanent, but excluding Regulatory Laws and Orders arising thereunder or related thereto) shall have been enacted, entered, promulgated, adopted, issued or enforced by any Governmental Entity that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.
     (c) Regulatory Approvals. All actions by or in respect of, or filings with, any Governmental Entity under any other Regulatory Law that are required to permit the consummation of the Merger shall have been taken, made or obtained.
Section 6.2. Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. Except for Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.9 (Litigation; Orders), Section 3.14(i)(2) (Deferred Directors Fee Plan Assets), Section 3.20 (No Brokers or Finders), Section 3.21 (Transaction Fees), Section 3.23(b) (Major Customers) and Section 3.24 (Interested Party Transactions), the representations and warranties of Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than such representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. The representations and warranties of Company contained in Section 3.2 (Capitalization), Section 3.3 (Authorization), Section 3.7(b) (State Takeover Laws), Section 3.8(c) (No Material Adverse Effect), Section 3.14(i)(2) (Deferred Directors Fee Plan Assets), Section 3.20 (No Brokers or Finders), Section 3.23(b) (Major Customers) and Section 3.24 (Interested Party Transactions) giving effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time). The representations and warranties of Company contained in Section 3.5(d) (Debt), Section 3.5(e) (Absence of Undisclosed Liabilities), Section 3.9 (Litigation; Orders) and Section 3.21 (Transaction Fees) disregarding all qualifications and exceptions contained therein relating to materiality or any similar standard or qualification, shall be true and correct in all respects at and as of the Effective Time as though such representations and warranties were made at and as of such time (other than representations and warranties that expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not resulted in and would not reasonably be expected to result in Company, Purchaser or their respective Affiliates incurring a loss, liability, obligation, fine, penalty, Tax, damage or expense, including reasonable costs of investigation, defense and reasonable attorney’s fees but after deducting any insurance or other recoveries (collectively, “Damages”), when taken together with all other Damages, in excess of $2,000,000.
     (b) Covenants. Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) Material Adverse Change. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement (including any event, change, effect, condition, fact or circumstance that reflects an adverse change in the matters disclosed to Purchaser in the Company Disclosure Schedule), that, individually or in the aggregate with other events, changes, effects, conditions, facts or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on Company.
     (d) Debt. Company shall not have consolidated indebtedness for borrowed money and capital lease obligations, in each case calculated in accordance with GAAP applied consistently with the June 30 Financial Statements (giving effect to the Chattel Mortgage Agreement between Oilgear Towler Limited and Barclays Bank PLC dated July 17, 2006 as a capital lease in the amount of 285,243 Pounds Sterling and the Master Lease Agreement dated as of October 15, 2002, as amended, between Company and General Electric Capital Corporation as an operating lease), in excess of $19,000,000 as of the Closing Date.
     (e) Transaction Expenses; Change of Control Benefits. Company shall not have incurred or become obligated to pay Transaction Expenses in excess of $2,750,000. Company shall not have incurred or become obligated to pay (or, assuming the Closing occurs, become potentially obligated to pay upon the happening of subsequent events) Change of Control Benefits (net of cash surrender value of insurance policies with respect to the Deferred Directors Fee Plan to the extent available at Closing to satisfy obligations thereunder) in excess of $2,300,000.
     (f) Intentionally Omitted.
     (g) Financial Performance. Company shall have delivered to Purchaser unaudited consolidated financial statements of Company as of and for the nine months ending September 30, 2006 prepared in the same manner as the June 30 Financial Statements in accordance with GAAP that fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of Company and its consolidated Subsidiaries as of and for the period set forth therein (except as to the absence of notes), including period-end accruals for the same items as adjusted in the June 30 Financial Statements that reflect annualized accruals and other normal period end adjustments. Company shall achieve Adjusted EBITDA based on such financial statements of at least $8,500,000 for the last twelve months ending September 30, 2006; provided, however, that in the event the Closing has not occurred prior to the date Company delivers the next required monthly financial statements to Purchaser pursuant to Section 5.3(b), then this condition will not be satisfied unless Company achieves Adjusted EBITDA based on such financial statements of at least $8,500,000 for the last twelve months ending on the date of the applicable month end, with the foregoing provision applied to each successive month until the Closing occurs. As of September 30, 2006 Company’s backlog shall be not less than $29,000,000 as of such month-end.

     (h) Officer’s Certificate. Company shall have delivered to Purchaser a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Purchaser) of Company with respect to the satisfaction of each of the conditions specified in Sections 6.2(a), (b), (c), (d), (e), (f) and (g).
     (i) Other Regulatory Approvals. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser, including the Surviving Corporation and its Subsidiaries, all actions by or in respect of, or filings with, any Governmental Entity under any Regulatory Law Act that are required to permit the consummation of the Merger shall have been taken, made or obtained.
     (j) Consents from Option Holders. Company shall have delivered to Purchaser true and correct copies of all consents of holders of Company Stock Options that are necessary to effect the treatment that Section 1.9 contemplates.
     (k) No Litigation. On the Closing Date, there must not be pending or threatened against Company or any of its Subsidiaries any Litigation: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated by this Agreement, in either case that would reasonably be expected to have a Material Adverse Effect on Company or on Purchaser’s rights or interests under this Agreement.
     (l) Third Party Consents. The consents disclosed on Schedule 3.4(b) shall have been obtained.
     (m) Funding Commitment. The lenders shall have provided funding pursuant to the terms of the commitment letters attached hereto as Exhibit 6.2(m)(i) and Exhibit 6.2(m)(ii).
     (n) Acknowledgements. With respect to each person who receives a payment of accelerated benefits as a result of the Merger pursuant to Company’s Supplemental Employee Retirement Plan or pursuant to the Deferred Directors Fee Plan as provided in Schedule 3.14(i), Company shall have delivered to Purchaser an acknowledgement (reasonably satisfactory to Purchaser in form and content) signed by the recipient and stating that such payment fully satisfies the recipient’s rights pursuant to Company’s Supplemental Employee Retirement Plan or pursuant to the Deferred Directors Fee Plan, respectively, and will extinguish all obligations thereunder to such person.
     (o) Other Documents. Company shall have delivered such other documents as Purchaser may reasonably request.
Section 6.3. Additional Conditions to Obligation of Company. The obligation of Company to effect the Merger shall be further subject to the satisfaction on or prior to the Closing Date of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct at and as of the Effective Time as though such representations and warranties were made of and as of such time (except to the extent such representations and warranties expressly speak only as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time), except where the failure of such representations or warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
     (b) Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
     (c) Officer’s Certificate. Purchaser shall have delivered to Company a certification of the Chief Executive Officer, the Chief Financial Officer or another executive officer (reasonably acceptable to Company) of Purchaser with respect to satisfaction of each of the conditions specified above in Sections 6.3(a) and (b).
     (d) Other Documents. Purchaser shall have delivered such other documents as Company may reasonably request.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER
Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Shareholder Vote:
     (a) By mutual written consent of Company and Purchaser;
     (b) By either Purchaser or Company, if the Merger shall not have been consummated on or prior to January 31, 2007 or such other date as Purchaser and Company shall agree in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant this Section 7.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Merger to be consummated on or before the Termination Date;
     (c) By either Purchaser or Company, if (i) a Law shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby, (ii) an Order shall have been enacted, entered, promulgated or issued by a Governmental Entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to remove such Order, or (iii) a Governmental Entity shall have failed to issue an Order or take any other action, and such denial of a request to issue such Order or take such other action shall have become final and non-appealable, that is necessary to fulfill the condition set forth in Section 6.1(c) or 6.2(e); provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such inaction; and provided further that the right to terminate this Agreement pursuant to this Section 7.1(c) shall apply only if the Law, Order or act or omission of the Governmental Entity, as the case may be, shall have caused the failure of any condition set forth in Article 6 to be satisfied and the party hereto entitled to rely on such condition shall not elect to waive such condition;
     (d) By either Purchaser or Company, if the approval of the shareholders of Company by the Company Requisite Shareholder Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which a vote on such approval was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to a party where any act or omission of that party in violation of this Agreement shall have caused the failure to obtain the Company Requisite Shareholder Vote;
     (e) By Purchaser, if all of the following shall have occurred: (i) Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations and warranties made by Company in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Purchaser not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Company prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Company prior to the Termination Date, Company shall not have cured such breach, inaccuracy or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);
     (f) By Company, if all of the following shall have occurred: (i) Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any of the representations and warranties made by Purchaser in this Agreement shall have become inaccurate, (ii) such breach, inaccuracy or failure to perform would entitle Company not to consummate the Merger under Article 6 and (iii) such breach, inaccuracy or failure to perform is incapable of being cured by Purchaser prior to the Termination Date or, if such breach, inaccuracy or failure to perform is capable of being cured by Purchaser prior to the Termination Date, Purchaser shall not have cured such breach, inaccuracy or failure to perform within 30 days after receipt of written notice thereof (but no later than the Termination Date);
     (g) By Purchaser, if Company shall have (i) failed to make the Company Recommendation or effected a Change in Company Recommendation (or resolved or publicly announced it is considering taking any such action), whether or not permitted by the terms of this Agreement, (ii) failed to reconfirm the Company Recommendation within three Business Days after a written request by Purchaser to do so following Company’s receipt of an Acquisition Proposal or (iii) breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting in accordance with Section 5.2(b) or a failure to prepare and mail to its shareholders the Proxy Statement in accordance with Section 5.2(a);
     (h) By Company, if the Board of Directors of Company shall have approved or recommended, or Company shall have executed or entered into a definitive agreement with respect to, a Superior Proposal in compliance with Section 5.5(a)(ii); provided, however, that such termination under this Section 7.1(h) shall not be effective until Company has made the payments required by Section 7.2(b);
     (i) By Purchaser, if any of the following have occurred: (i) Company, any of its Affiliates or any of the Representatives shall have violated any of the provisions of Section 5.5; (ii) the Board of Directors of Company shall have recommended (or resolved or publicly announced it is considering recommending) to Company’s shareholders any Acquisition Proposal; or (iii) Company enters into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate any of the transactions contemplated by this Agreement; or
     (j) By Purchaser, if any condition to the Closing set forth in Section 6.1 or Section 6.2 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2) and Purchaser reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement); and (ii) Purchaser has not waived such condition on or before the Closing Date.
     (k) By Company, if any condition to the Closing set forth in Section 6.1 or Section 6.3 is not satisfied on or prior to the Closing Date (as such Closing Date may be postponed pursuant to Section 1.2) and Company reasonably determines that the timely satisfaction of any such condition is or becomes impossible (other than through the failure of Company to comply with its obligations under this Agreement); and (ii) Company has not waived such condition on or before the Closing Date.
Section 7.2. Effect of Termination.
     (a) If this Agreement is terminated pursuant to Section 7.1, then this Agreement (other than as set forth in Section 5.11, this Section 7.2 and Article 8, which provisions shall survive such termination) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve Company from any obligation to pay, if applicable, the amounts described in Sections 7.2(b) through 7.2(f) and neither Company nor Purchaser shall be relieved or released from any liabilities arising out of its willful and material breach of this Agreement.
     (b) Company shall pay to Purchaser the Purchaser’s Costs and the Termination Fee if this Agreement is terminated:
     (i) pursuant to Section 7.1(g), Section 7.1(h) or Section 7.1(i);
     (ii) pursuant to Section 7.1(e), if such termination is a result of a breach of any of Company’s covenants contained in this Agreement, other than a breach of Section 5.1(a), Section 5.1(b) or Section 5.1(h);
     (iii) pursuant to Section 7.1(b), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated; or
     (iv) pursuant to Section 7.1(d), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated; or
     (c) Company shall pay to Purchaser the Purchaser’s Costs and the Mason Wells Fee if this Agreement is terminated:
     (i) pursuant to Section 7.1(d), if the provisions of Section 7.2(b)(iv) do not apply to any such termination at the time of such termination;
     (ii) pursuant to Section 7.1(e), if such termination is a result of Company’s breach of its representations and warranties (other than a breach of the representations and warranties contained in Section 3.16 or Section 3.18 which breach of Section 3.16 or Section 3.18 arises from facts or circumstances not in existence as of the date hereof);
     (iii) pursuant to Section 7.1(j), if such termination is a result of the failure of any of the conditions to Closing set forth in Section 6.2(d), Section 6.2(e) or Section 6.2(g); or
     (iv) pursuant to any other provision of Section 7.1 (other than (A) Sections 7.1(a), 7.1(c), 7.1(f) or 7.1(k); or (B) as otherwise provided in clauses (i) through (iv) of Section 7.2(b)), if prior to the date that is eighteen months after the effective date of such termination, Company shall enter into a definitive agreement with respect to a Superior Proposal or a Superior Proposal is consummated.
     (d) In order to satisfy Company’s payment obligations (i) pursuant to Section 7.2(b)(i), Company shall pay required amounts to Purchaser not later than the date of such termination by the wire transfer of immediately available funds to an account that Purchaser designates; and (ii) pursuant to Section 7.2(b)(iii), Section 7.2(b)(iv), or Section 7.2(c)(iv), Company shall pay required amounts (in addition to any amounts previously paid pursuant to Section 7.2(e)) to Purchaser not later than the date on which Company consummates a Superior Proposal by the wire transfer of immediately available funds to an account that Purchaser designates.
     (e) In order to satisfy Company’s payment obligations pursuant to Section 7.2(b)(ii), Section 7.2(c)(i), Section 7.2(c)(ii) or Section 7.2(c)(iii), Company shall (i) pay the amount of $400,000 to Purchaser not later than the date of such termination by the wire transfer of immediately available funds to an account that Purchaser designates; (ii) issue the Reimbursement Shares to Purchaser not later than the date of such termination; and (iii) if the average closing sale price of the Common Stock as reported on the Nasdaq Capital Market for the twenty consecutive trading days immediately following the date of termination of this Agreement is less than $11.25, issue the Additional Shares to Purchaser not later than the twenty-first trading day immediately following the date of termination of this Agreement.
     (f) Notwithstanding anything to the contrary contained in this Agreement, (i) in the event Company becomes required to pay the Termination Fee and Purchaser’s Costs pursuant to Section 7.2(b) in connection with a termination of this Agreement with respect to which Company also pays Purchaser’s Costs and the Mason Wells Fee pursuant to Section 7.2(c), Company shall be entitled to deduct from the Termination Fee payable the amount of the Mason Wells Fee previously paid, and (ii) in no event shall Company be required to reimburse Purchaser’s Costs more than once.
     (g) Company acknowledges that the agreements contained in Sections 7.2(b) through Section 7.2(f) are an integral part of the transactions contemplated hereby and that, without these agreements, Purchaser would not enter into this Agreement. Accordingly, if Company fails to pay the amounts payable under Section 7.2(b) or 7.2(c), then Company shall pay to Purchaser and its Subsidiaries all costs and expenses (including attorneys’ fees and expenses) incurred by Purchaser and its Subsidiaries in connection with the collection of such overdue amounts and the enforcement by Purchaser of its rights under Section 7.2(b) or 7.2(c), together with interest on such overdue amounts at a rate per annum equal to the “prime rate” in effect on the date on which such payment was required to be made.
Section 7.3. Amendment. This Agreement may be amended by Purchaser and Company, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Requisite Shareholder Vote is obtained, provided that, after the Company Requisite Shareholder Vote is obtained, no amendment shall be made that, by Law, requires further approval by the shareholders of any party hereto without such further approval. This Agreement may not be amended except by a written instrument signed on behalf of each of the parties hereto.
Section 7.4. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto under or pursuant to this Agreement, (b) waive any inaccuracies in the representations and warranties made by the other parties hereto in this Agreement or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements made by the other parties hereto, or any of the conditions benefiting such waiving party contained, in this Agreement. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in a written instrument signed on behalf of such party.
ARTICLE 8
MISCELLANEOUS
Section 8.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time, except that the agreements of Purchaser, Purchaser and Company that by their terms apply or are to performed in whole or in part after the Effective Time and that are contained in Section 5.6, Article 7 and this Article 8 shall survive the Effective Time.
Section 8.2. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise provided in Sections 7.2(b), 7.2(c) and 7.2(d).
Section 8.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given or made as of the date of receipt if delivered personally, sent by telecopier or facsimile (and sender shall bear the burden of proof of delivery), sent by overnight courier (providing proof of delivery) or sent by registered or certified mail (return receipt requested, postage prepaid), in each case, to the parties at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

If to Company:
The Oilgear Company
2300 South 51st Street
Milwaukee, Wisconsin 53219-2340
Attention: David Zuege
Facsimile: (414) 327-0532
with a copy to:
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497
Attention: Joseph D. Masterson
Facsimile: (414) 271-3552
If to Purchaser:
Mason Wells Buyout Fund II, Limited Partnership
411 East Wisconsin Avenue, Suite 1280
Milwaukee, Wisconsin 53202
Attention: John T. Byrnes
Facsimile: (414) 727-6402
with a copy to:
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Benjamin F. Garmer, III
                  Jay O. Rothman
Facsimile: (414) 297-4900
Section 8.4. Entire Agreement; No Third Party Beneficiaries.
     (a) This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior understandings, agreements or representations, by or among the parties hereto with respect to the subject matter hereof; provided, however, the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement.
     (b) This Agreement, except for the provisions of Section 5.6, shall not confer any rights or remedies upon any Person other than the parties hereto and their respective permitted successors and permitted assigns.
Section 8.5. Assignment; Binding Effect. No party hereto may assign this Agreement or any of its rights, interests or obligations hereunder (whether by operation of Law or otherwise) without the prior written approval of the other parties hereto, and any attempted assignment without such prior written approval shall be void and without legal effect; provided, however, that each party may assign this Agreement and its rights, interests and obligations hereunder to any lender of such party or its affiliates and to any successor and assign of such lender without the prior approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.
Section 8.6. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin without giving effect to any choice or conflict of law provision or rule. Each party hereto stipulates that any dispute or disagreement between or among any of the parties hereto as to the interpretation of any provision of, or the performance of obligations under, this Agreement shall be commenced and prosecuted in its entirety in, and consents to the exclusive jurisdiction and proper venue of, any Wisconsin state court or any federal court located within the City of Milwaukee, Wisconsin, and each party hereto consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties hereto acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries.
Section 8.7. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, then all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.8. Enforcement of Agreement. The parties hereto agree that money damages or any other remedy at law would not be a sufficient or adequate remedy for any actual or threatened breach or violation of, or default under, this Agreement by any of them and that, in addition to all other available remedies, each aggrieved party shall be entitled, to the fullest extent permitted by Law, to an injunction restraining such actual or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.
Section 8.9. Waiver of Jury Trial. Purchaser and Company hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 8.11. Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 8.12. Interpretation. Any reference to any supranational, national, state, provincial, municipal, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section of or Schedule or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Notwithstanding anything to the contrary in this Agreement, each Section of this Agreement is qualified by the matters set forth with respect to such Section in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, only to the extent specified therein.
Section 8.13. Definitions. For purposes of this Agreement,
     (a) “Acquisition Proposal” shall mean any proposal or offer from any Person other than Purchaser or any of its Subsidiaries (in each case, whether or not in writing and whether or not delivered to the shareholders of Company generally) relating to (i) any direct or indirect acquisition or purchase of a business of Company or any of its Subsidiaries that constitute 10% or more of the consolidated revenues, net income or assets of Company or of 10% or more of any class of equity securities of Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity securities of Company, (iii) any merger, reorganization, share exchange, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries, (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing or (v) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the aggregate benefits to Purchaser of the transactions contemplated hereby.
     (b) “Additional Shares” means a number of shares of Common Stock equal to X minus Y, where (a) X equals (i) the total amounts that were due to Purchaser upon termination of this Agreement pursuant to the applicable provisions of Section 7.2(b) or Section 7.2(c), minus the amount paid to Purchaser in immediately available funds pursuant to Section 7.2(e)(i), divided by (ii) the average closing sale price of the Common Stock as reported on the Nasdaq Capital Market for the twenty consecutive trading days immediately following the date of termination of this Agreement; and (b) Y equals the number of Reimbursement Shares previously issued to Purchaser pursuant to Section 7.1(e)(ii); provided, however, that in the event the number of Additional Shares as calculated pursuant to the foregoing definition, when added to the number of Reimbursement Shares previously issued to Purchaser, exceeds 19.99% of the issued and outstanding shares of Common Stock on the date of issuance of the Reimbursement Shares, the term “Additional Shares” shall mean the number of shares of Common Stock that, when added to the number of Reimbursement Shares previously issued to Purchaser, equals 19.99% of the issued and outstanding shares of Common Stock on the date of issuance of the Reimbursement Shares.
     (c) “Adjusted EBITDA” shall mean, for any month from July 2005 to June 2006, inclusive, the amount indicated for such month in Schedule 6.2(g) to the Company Disclosure Schedule and, for any other period, Company’s net income after taxes (excluding (i) any after-tax gains or losses on the sale of assets (including, without limitation, the sale of the Leeds property other than the sale of inventory in the ordinary course of business), (ii) other after-tax extraordinary gains or losses and excluding stock option expense, (iii) all fees and costs incurred by Company in connection with the negotiation, preparation, execution and performance of this Agreement, and (iv) all other non recurring expenses such as those shown on Schedule 6.2(g) to the Company Disclosure Schedule), less interest income, plus interest expense, income tax expense, depreciation and amortization, all on a consolidated basis.
     (d) “Affiliates” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the powers to direct or cause the direction of management or policies of a Person, through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
     (e) “Business Day” shall mean any day on which banks are not required or authorized to close in the City of New York, New York.
     (f) “Change of Control Benefits” shall mean all amounts payable to any officers, employees or directors of Company or any of its Subsidiaries as a result of the Merger and the other transactions contemplated hereby and/or any subsequent employment termination pursuant to (i) Company’s Deferred Directors Fee Plan, as amended; (ii) Company’s Retirement Benefits Equalization Plan, as amended; and (iii) any employment Contracts providing for “change of control” payments.
     (g) “Company Contract” shall mean each of the following, whether or not set forth in the Company Disclosure Schedule: (i) each Contract of the type described in Section 3.16(a); (ii) each Contract that constitutes an Employee Benefit Plan; (iii) each Contract that constitutes a collective bargaining agreement; and (iv) each Contract that Company has filed, or is required to file, as an exhibit to a report with the SEC under Item 601 of Regulation S-K of the SEC and that remains in effect.
     (h) “Hazardous Substance” shall mean (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any Environmental Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any Environmental Law; or

(iii) any other chemical or other material, waste or substance, exposure to which is prohibited, limited or regulated by or under any Environmental Law.
     (i) “Intellectual Property Rights” shall mean rights in the following: (i) all trademark rights, trademarks, business identifiers, trade dress, service marks, trade names, brand names, slogans, symbols, logos and similar rights; (ii) all copyrights, copyrightable works and all other rights associated therewith and the underlying works of authorship and similar rights; (iii) all patents and all proprietary rights associated therewith and similar rights; (iv) all technology, inventions, improvements, mask works and mask work registrations, know how, discoveries, improvements, information, materials, industrial designs, designs, drawings, methods, computer source codes, programs and other software (including all machine readable code, printed listings of code, manuals, documentation and related property and information), trade secrets, confidential information, websites, domain names, shop and royalty rights and all other types of intellectual property and similar rights; and (v) all registrations of any of the foregoing and all applications therefor.
     (j) “Mason Wells Fee” shall mean the sum of $500,000.
     (k) “Material Adverse Effect” shall mean any change, effect, condition, factor or circumstance that, individually or in the aggregate with other changes, effects, conditions, factors or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations, properties, condition (financial or otherwise), assets or liabilities of Company, Purchaser or the Surviving Corporation, as the case may be, and its Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” in no event shall there be taken into account any change, effect, condition, factor or circumstance resulting from or relating to a matter affecting the fluid power industry generally or a change in general economic or financial conditions, except to the extent such change, effect, condition, factor or circumstance has had, or would be reasonably likely to have, a disproportionate effect on Company and its Subsidiaries, taken as a whole, on the one hand, or Purchaser, on the other hand.
     (l) “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a Governmental Entity.
     (m) “Purchaser’s Costs” means all out-of-pocket expenses incurred by Purchaser or any of its Subsidiaries in connection with the negotiation, preparation, execution and performance of this Agreement and related documentation (including, without limitation, the due diligence investigations undertaken by Purchaser prior to commencing, during and after negotiation of this Agreement), including filing fees and fees and expenses of its legal, accounting, financial and due diligence advisors, accountants and consultants and all fees and expenses payable to any financing sources related to this Agreement, the transactions contemplated hereby and any related financing; provided, however, that in no event shall Purchaser’s Costs exceed $2,250,000.
     (n) “Regulatory Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other supranational, national, state, provincial, municipal, local or foreign Laws, Orders and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.
     (o) “Reimbursement Shares” means the number of shares of Common Stock equal to the quotient of X divided by Y, where (a) X equals the total amounts due to Purchaser pursuant to the applicable provisions of Section 7.2(b) or Section 7.2(c), minus the amount paid to Purchaser in immediately available funds pursuant to Section 7.2(e)(i), and (b) Y equals $11.25; provided, however, that in the event the number of Reimbursement Shares as calculated pursuant to the foregoing definition exceeds 19.99% of the then issued and outstanding shares of Common Stock, the term “Reimbursement Shares” shall mean the number of shares of Common Stock equal to 19.99% of the then issued and outstanding Common Stock.
     (p) “Subsidiaries” of any Person shall mean any corporation or other form of legal entity, including, without limitation, Company’s joint ventures in India and Taiwan and any other joint ventures (i) an amount of the outstanding voting securities of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are not such voting securities, 40% or more of the equity interests of which) is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or (ii) with respect to which such Person or one or more of its Subsidiaries is the general partner or the managing member or has similar authority.
     (q) “Superior Proposal” shall mean an unsolicited (by Company, any of its Subsidiaries or any of the Representatives), bona fide, written, fully-financed (which, for the purposes of this Agreement, shall mean the receipt of a commitment letter (similar to the commitment letter furnished to Company by Purchaser on or before June 13, 2006) from a reputable Person capable of financing the transaction, subject only to normal and customary exceptions), proposal made by any Person other than Purchaser or any of its Subsidiaries to acquire all of the issued and outstanding shares of Company Common Stock pursuant to a tender offer or a merger or to acquire all of the properties and assets of Company on terms and conditions that a majority of the members of the Board of Directors of Company determines in good faith, after consultation with a nationally recognized financial advisor and taking into account all of the terms and conditions of such proposal (including all legal, financial, regulatory, and other aspects of such proposal and any expense reimbursement provisions, termination fees and conditions associated with such proposal), is more favorable to Company’s shareholders from a financial point of view than the transactions contemplated hereby (including, to the extent applicable, any proposal or offer by Purchaser for an adjustment to the terms and conditions of this Agreement pursuant to Section 5.5(a)) and is reasonably likely to be consummated.
     (r) “Taxes” shall mean supranational, national, state, provincial, municipal, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, single business, unincorporated business, value added, capital stock, production, business and occupation, disability, FICA, employment, payroll, license, estimated, stamp, custom duties, environmental, severance or withholding taxes, or any other tax, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, including any interest and penalties (civil or criminal) on or additions to any such taxes, whether disputed or not, and shall include any transferee liability in respect of taxes, any liability in respect of taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.
     (s) “Tax Return” shall mean a return, report, estimate, claim for refund or other information, form or statement relating to, or required to be filed or supplied in connection with, any Taxes, including, where permitted or required, combined or consolidated returns for a group of entities and including any amendment thereof, including any schedule or attachment thereto.
     (t) “Termination Fee” shall mean the sum of $2,000,000.
     (u) “Transaction Expenses” shall mean all fees and expenses incurred through the Effective Time on behalf of Company and its Subsidiaries in connection with Company’s sale process, as well as in connection with the preparation, negotiation, execution and performance of this Agreement, including the consummation of the transactions contemplated hereby, including (i) fees, disbursements and expenses of any attorneys, accountants or other agents, advisors, consultants and experts employed by Company, including all investment banking fees or other similar amounts payable to any financial advisor to Company; (ii) costs of preparing, printing and mailing the Proxy Statement to Company’s shareholders, obtaining the approval of Company’s shareholders of this Agreement and the transactions contemplated hereby, and consummation the transactions contemplated hereby (including, without limitation, paying agent and similar fees); and (iii) all other non-payroll related costs and expenses in each case incurred or to be incurred by Company or its Subsidiaries through the Effective Time in connection with this Agreement.
[The next page is the signature page.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the day and year first written above.

LINCOLN ACQUISITION CORP.

/s/ John Byrnes
John Byrnes
President and Chief Executive Officer

THE OILGEAR COMPANY
/s/ David A. Zuege
David A. Zuege
President and Chief Executive Officer

APPENDIX B
FAIRNESS OPINION

August 21, 2006
The Board of Directors
c/o Mr. David A. Zuege
Chief Executive Officer
The Oilgear Company
2300 South 51st Street
Milwaukee, WI 53534-3924
Members of the Board of Directors:
We understand that the Board of Directors (the “Board”) of The Oilgear Company (“Oilgear” or the “Company”) has received an offer from Mason Wells Buyout Fund II Limited Partnership (“MWBFII” or the “Purchaser”), pursuant to which MWBFII would acquire all of the issued and outstanding common stock of Oilgear (the “Transaction”) at a purchase price of $15.25 per share, payable in cash (the “Consideration”). In addition, each holder of an outstanding option to purchase common stock in Oilgear will be entitled to receive a cash payment equal to the difference between the Consideration and the exercise price of such option.
Pursuant to an Agreement and Plan of Merger (the “Agreement”), the Transaction is proposed to be consummated whereby a newly formed corporation, Lincoln Acquisition Corp. (“LAC”), as a wholly-owned subsidiary of MWBFII, will be merged with and into the Company in accordance with the Wisconsin Business Corporation Law. Following the merger, the Company shall continue as the surviving corporation.
The Board has requested that Stout Risius Ross, Inc. (“SRR”) render an opinion (the “Opinion”) as to the fairness, from a financial point of view, of the Consideration to be received by the shareholders of the Company pursuant to the Transaction.
We have not been requested to opine as to, and our Opinion does not in any matter address, the Company’s underlying business decision to proceed with or effect the Transaction. Further, we were not requested to consider, and our Opinion does not address, the merits of the contemplated Transaction relative to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage, nor do we offer any opinion as to the material terms of the Agreement. Moreover, we have not been engaged to recommend, and we have not recommended, a Transaction price, and we have not participated in the Transaction negotiations. We have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft we have examined, that the conditions to the Transaction as set forth in the Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement.
Our Opinion is only to be utilized by the Board as one input to consider in the process of analyzing the contemplated Transaction. Further, our Opinion is not intended to and does not

The Board of Directors of
The Oilgear Company
August 21, 2006

constitute a recommendation to any shareholder of the Company as to how such shareholder should vote in regard to the Transaction described above. Our Opinion of the Transaction is solely from a financial point of view and does not cover the procedural fairness of the Transaction or other possible measures of fairness.
There are many investment risks including, but not limited to, whether the Company is able to attract enough financing to fund current and future operations and any planned expansions of the Company. Our analysis assumes such financing will be available to the Company. However, in no way should our analysis be interpreted to be a “solvency opinion.”
In connection with our analysis, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. The principal sources of information used in performing our analysis included, but were not limited to:
•	Oilgear’s annual report on Form 10-K for the five fiscal years ended December 31, 2001 through 2005, including amendments thereto;

•	Oilgear’s quarterly report on Form 10-Q for the quarter ended June 30, 2006;

•	Company-prepared internal financial statements for the five fiscal years ended December 31, 2001 through 2005, and for the interim six-month periods ended June 30, 2005 and 2006;

•	Company-prepared financial projections for the fiscal year ending December 31, 2006;

•	Oilgear’s organizational chart;

•	Minutes from meetings of the Board of Directors;

•	Oilgear’s Articles of Incorporation and Corporate By-Laws;

•	Company-prepared schedule detailing all outstanding employee stock options as of June 30, 2006;

•	Company-prepared schedule outlining certain costs due at closing of the Transaction;

•	Company-prepared list of unusual and non-recurring items for the fiscal years ended December 31, 2003 through 2005, and for the projected year ending December 31, 2006;

•	The Proposal Letter addressed to Cleary Gull Inc. from MWBFII, dated June 12, 2006;

•	A draft of the Agreement, dated August 17, 2006;

•	Executive Summary prepared by Cleary Gull Inc., dated March 2006, for the benefit of prospective buyers;

The Board of Directors of
The Oilgear Company
August 21, 2006

•	Management Presentation prepared by Cleary Gull Inc., dated May 2006, for the benefit of prospective buyers that had expressed interest in the Company;

•	The historical market prices and trading volume of the Company’s publicly-traded common stock, an analysis of the shareholder profile of the Company and the number of shareholders, and a review of publicly available news articles and press releases relating to the Company;

•	Publicly available financial data of certain publicly-traded companies that we deem comparable to Oilgear;

•	Publicly available information regarding certain transactions involving companies that we deem comparable to Oilgear; and

•	Various other documents and schedules provided by management and/or private or public sources.
We also visited the Company’s headquarters located in Milwaukee, Wisconsin and held discussions with certain members of senior management concerning the sale process, and the Company’s history, operations, financial condition, industry, and future prospects. In addition we conducted interviews with certain executives of Cleary Gull Inc., regarding their procedures employed and process undertaken as financial advisor to Oilgear.
Our Opinion is premised on the assumption that the assets, liabilities, financial condition, and prospects of the Company as of the date of this letter have not changed materially since June 30, 2006, the date of the most recent financial statements made available to us. In rendering our Opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us without independent verification of such information and we have assumed and relied upon the representations and warranties of the Company contained in the draft of the Agreement dated August 17, 2006.
Typically, in such an analysis, discounted cash flow analyses are performed using a five-year financial forecast prepared by a company’s management. The absence of such a forecast constitutes a considerable limitation on the utility and significance of a discounted cash flow analysis. The Company’s management was unable to provide SRR and the Board with a five-year financial forecast, or any forecast beyond the current fiscal year. Accordingly, the discounted cash flow analysis was based on the financial models developed by SRR which are not a financial forecast. As a result, and although we included the discounted cash flow analysis in our report, we recommend that the Board place significantly less emphasis on, and that it not assign much weight to, the discounted cash flow analysis in its determination of the fairness of the Consideration offered in the Transaction.

The Board of Directors of
The Oilgear Company
August 21, 2006

We have not conducted a physical inspection of all of the Company’s facilities. Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information which may be provided to or obtained by us after the issuance of the Opinion which suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.
We are acting as financial advisor to the Board in connection with the Transaction and will receive a fee for our services. However, our compensation for providing financial advisory services to the Board is neither based nor contingent on the results of our engagement. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the Purchaser or the outcome of our engagement. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.
It is understood that this Opinion was prepared at the request of the Board for its confidential use and may not be reproduced, disseminated, quoted, or referred to at any time in any manner or for any purpose without our prior written consent, except as required by applicable securities laws. Notwithstanding anything to the contrary, the Company may provide a copy of this letter to the Purchaser and may refer to and reproduce this letter in its entirety in the proxy statement relating to the Transaction and in any other filing with the Securities and Exchange Commission required to be made by the Company in respect of the Transaction pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the shareholders of the Company in connection with the Transaction is fair from a financial point of view.
Yours very truly,
STOUT RISIUS ROSS, INC.

THE OILGEAR COMPANY
SPECIAL MEETING OF SHAREHOLDERS
[          ], [                    ], 200[  ]
[2:00 P.M.]
THE OILGEAR COMPANY
CORPORATE OFFICE
2300 SOUTH 51ST STREET
MILWAUKEE, WISCONSIN 53219
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THE OILGEAR COMPANY 2300 SOUTH 51ST STREET, MILWAUKEE, WI 53219	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting on [          ], 200[  ].
[This proxy also provides voting instructions for shares held in the various plans of the Company as described in the Proxy Statement. If your name is not included in each plan or any other account in an identical manner, you may receive more than one set of proxy materials.] Please sign and return all proxy cards you receive.
If no choice is specified, the proxy will be voted “for” Proposal 1 and “for” Proposal 2.
By signing the proxy, you revoke all prior proxies and appoint David A. Zuege and Thomas J. Price, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and any adjournments thereof.
(See reverse for voting instructions.)

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The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1.	Proposal to adopt the Agreement and Plan of Merger by and between Lincoln Acquisition Corp. and The Oilgear Company dated August 28, 2006 and to approve the Merger described therein.	☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to adjourn the Special Meeting if necessary.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Special Meeting or any adjournment thereof, as described and set forth in the Notice and Proxy statement relating to the Special Meeting, receipt of which is hereby acknowledged.
This proxy when properly executed will be voted in the manner directed. If no direction is given, this proxy will be voted “for” Proposal 1 and “for” Proposal 2.
Address Change? Mark Box ☐ Indicate changes below:
Date:
Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.